Ex-2.1

AGREEMENT AND PLAN OF MERGER

by and among

CANADIAN PACIFIC RAILWAY LIMITED,

CYGNUS MERGER SUB 1 CORPORATION,

CYGNUS MERGER SUB 2 CORPORATION

and

KANSAS CITY SOUTHERN

Dated as of March 21, 2021

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EXHIBIT

Exhibit A Form of Voting Trust Agreement

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AGREEMENT AND PLAN OF MERGER, dated as of March 21, 2021 (this “Agreement”), by and among Canadian Pacific Railway Limited, a Canadian corporation (“Parent”), Cygnus Merger Sub 1 Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Surviving Merger Sub”), Cygnus Merger Sub 2 Corporation, a Delaware corporation and a direct wholly owned subsidiary of Surviving Merger Sub (“First Merger Sub” and, together with Surviving Merger Sub, “Merger Subs”) and Kansas City Southern, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), (a) First Merger Sub shall be merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as a direct wholly owned Subsidiary of Surviving Merger Sub, and (b) immediately following the First Merger, the Company shall be merged with and into Surviving Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Surviving Merger Sub surviving the Second Merger as a direct, wholly owned subsidiary of Parent;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, and (c) resolved to recommend that the stockholders of the Company adopt this Agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholder Meeting;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (a) determined that it is in the best interests of Parent to enter into this Agreement, (b) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers and the Debt Financing, and (c) resolved to recommend that the shareholders of Parent approve the issuance of Parent Common Shares in connection with the First Merger (the “Parent Share Issuance”) and directed that such matter be submitted for consideration of the shareholders of Parent at the Parent Shareholder Meeting;

WHEREAS, the board of directors of Surviving Merger Sub has unanimously (a) determined that it is in the best interests of Surviving Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, and (c) resolved to recommend that the sole stockholder of Surviving Merger Sub adopt this Agreement and directed that such matter be submitted for consideration of the sole stockholder of Surviving Merger Sub;

WHEREAS, the board of directors of First Merger Sub has unanimously (a) determined that it is in the best interests of First Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, and (c) resolved to recommend that the sole stockholder of First Merger Sub approve this Agreement and directed that such matter be submitted for consideration of the sole stockholder of First Merger Sub;

WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the Mergers, taken together, shall qualify (i) as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) for an exception to the general rule of Section 367(a)(1) of the Code, and (b) this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder; and

WHEREAS, Parent, Merger Subs and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Subs and the Company agree as follows:

ARTICLE 1

THE MERGERS

Section 1.1 The Mergers. On the terms and subject to the conditions set forth in this Agreement:

(a) at the First Effective Time and in accordance with the DGCL, First Merger Sub shall merge with and into the Company, the separate corporate existence of First Merger Sub shall cease and the Company shall continue its corporate existence under Delaware law as the surviving corporation in the First Merger (the “First Surviving Corporation”) and a direct wholly owned Subsidiary of Surviving Merger Sub; and

(b) immediately following the First Merger, at the Second Effective Time, and in accordance with the DGCL, the First Surviving Corporation shall merge with and into Surviving Merger Sub, the separate corporate existence of the First Surviving Corporation shall cease and Surviving Merger Sub shall continue its corporate existence under Delaware law as the surviving corporation in the Second Merger (the “Second Surviving Corporation”) and a direct wholly owned Subsidiary of Parent.

Section 1.2 Closing. The closing of the Mergers (the “Closing”) shall take place (a) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 8:30 a.m., New York City time, on the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (b) at such other place, time and date as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3 Effective Times. Subject to the provisions of this Agreement, at the Closing, (a) the Company shall cause a certificate of merger in connection with the First Merger (the “First Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and (b) immediately following the filing of the First Certificate of Merger, the First Surviving Corporation shall cause a certificate of merger in connection with the Second Merger (the “Second Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The First Merger shall become effective at such time as the First Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Company and First Merger Sub in writing and specified in the First Certificate of Merger in accordance with the DGCL (the effective time of the First Merger being herein referred to as the “First Effective Time”) and the Second Merger shall become effective at such time as the Second Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the First Surviving Corporation and Surviving Merger Sub in writing and specified in the Second Certificate of Merger in accordance with the DGCL, but in any event immediately following the First Effective Time (the effective time of the Second Merger being herein referred to as the “Second Effective Time”).

Section 1.4 Effects of the Mergers. The Mergers shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.5 Organizational Documents of the First Surviving Corporation and the Second Surviving Corporation. Subject to Section 5.11:

(a) at the First Effective Time: (i) the certificate of incorporation of First Merger Sub as in effect immediately prior to the First Effective Time (amended so that the name of the First Surviving Corporation shall be “Kansas City Southern”) shall be the certificate of incorporation of the First Surviving Corporation until thereafter amended in accordance with the DGCL and such certificate of incorporation; and (ii) the bylaws of First Merger Sub as in effect immediately prior to the First Effective Time (amended so that the name of the First Surviving Corporation shall be “Kansas City Southern”) shall be the bylaws of the First Surviving Corporation until thereafter amended in accordance with the DGCL and such bylaws; and

(b) at the Second Effective Time: (i) the certificate of incorporation of Surviving Merger Sub as in effect immediately prior to the Second Effective Time (amended so that the name of the Second Surviving Corporation shall be “Kansas City Southern”), shall be the certificate of incorporation of the Second Surviving Corporation until thereafter amended in accordance with DGCL and such certificate of incorporation and (ii) the bylaws of Surviving Merger Sub as in effect immediately prior to the Second Effective Time (amended so that the name of the Second Surviving Corporation shall be “Kansas City Southern”) shall be the bylaws of the Second Surviving Corporation.

Section 1.6 Directors and Officers of the First Surviving Corporation. (a) The directors of the Company as of immediately prior to the First Effective Time shall be the initial directors of the First Surviving Corporation as of the First Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal and (b) the officers of the Company as of immediately prior to the First Effective Time shall be the initial officers of the First Surviving Corporation as of the First Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Directors and Officers of the Second Surviving Corporation. (a) The directors the First Surviving Corporation as of immediately prior to the Second Effective Time shall be the initial directors of the Second Surviving Corporation as of the Second Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal and (b) the officers of the First Surviving Corporation as of immediately prior to the Second Effective Time shall be the initial officers of the Second Surviving Corporation as of the Second Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.8 Post-Closing Contributions. Immediately following the Second Effective Time, Parent shall, or shall cause its Affiliates to, take all actions necessary to undertake the steps set forth in Section 1.8 of the Parent Disclosure Schedules (the “Post-Closing Contributions”).

ARTICLE 2

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect of the Mergers on Capital Stock.

(a) At the First Effective Time, by virtue of the First Merger and without any action on the part of the Company, Surviving Merger Sub or the holders of any securities of the Company or Surviving Merger Sub:

(i) Conversion of Company Common Stock. Each share of Company Common Stock that is outstanding immediately prior to the First Effective Time, but excluding Excluded Shares and Dissenting Shares, shall be converted automatically into the right to receive (A) a number of Parent Common Shares equal to the Exchange Ratio (the “Share Consideration”), subject to Section 2.1(e) with respect to fractional Parent Common Shares, and (B) $90.00 in cash (the “Cash Consideration” and, together with the Share Consideration, the “Merger Consideration”). All shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1(a) shall be automatically cancelled and cease to exist on the conversion thereof, and uncertificated shares of Company Common Stock represented by book-entry form (“Common Book-Entry Shares”) and each certificate that, immediately prior to the First Effective Time, represented any such shares of Company Common Stock (each, a “Common Certificate”) shall thereafter represent only the right to receive the Merger Consideration (including the right to receive, pursuant to Section 2.1(e), the Fractional Share Cash Amount) into which the shares of Company Common Stock represented by such Common Book-Entry Share or Common Certificate have been converted pursuant to this Section 2.1(a)(i).

(ii) Treatment of Excluded Shares. Each share of Company Common Stock or Company Preferred Stock that is directly owned by the Company (as treasury stock or otherwise), Parent or either Merger Sub immediately prior to the First Effective Time, other than shares held on behalf of third parties, shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (such shares, the “Cancelled Shares”). Each share of Company Common Stock that is owned by any wholly owned Subsidiary of the Company or Parent (other than either Merger Sub) immediately prior to the First Effective Time, other than shares held on behalf of third parties, shall automatically be converted into the right to receive such number of Parent Common Shares equal to (A) the Cash Consideration divided by the Parent Share Price plus (B) the Exchange Ratio (each such share, together with the Cancelled Shares, the “Excluded Shares”).

(iii) Conversion of First Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of First Merger Sub outstanding immediately prior to the First Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the First Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the First Surviving Corporation. From and after the First Effective Time, all certificates representing the common stock of First Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the First Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(iv) Conversion of Company Preferred Stock. Each share of Company Preferred Stock that is outstanding immediately prior to the First Effective Time, but excluding Dissenting Shares and Cancelled Shares, shall be converted automatically into the right to receive $37.50 per share in cash (the “Preferred Merger Consideration”). All shares of Company Preferred Stock that have been converted into the right to receive the Preferred Merger Consideration as provided in this Section 2.1(a)(iv) shall be automatically cancelled on the conversion thereof and shall cease to exist, and uncertificated shares of Company Preferred Stock represented by book-entry form (“Preferred Book-Entry Shares”) and each certificate that, immediately prior to the First Effective Time, represented any such shares of Company Preferred Stock (each, a “Preferred Certificate”) shall thereafter represent only the right to receive the Preferred Merger Consideration into which the shares of Company Preferred Stock represented by such Preferred Book-Entry Share or Preferred Certificate have been converted pursuant to this Section 2.1(a)(iv).

(b) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the Second Surviving Corporation, Surviving Merger Sub or the holders of any securities of the Second Surviving Corporation or Surviving Merger Sub, (i) each share of common stock, par value $0.01 per share, of Surviving Merger Sub issued and outstanding immediately prior to the Second Effective Time shall remain outstanding, all of which shares shall be held by Parent and which shall not be affected by the Second Merger and (ii) each share of common stock of the First Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist, and no consideration shall be paid with respect thereto, such that, immediately following the Second Merger, the Second Surviving Corporation shall be a direct wholly owned Subsidiary of Parent.

(c) Dissenters’ Rights. Any provision of this Agreement to the contrary notwithstanding, if required by the DGCL (but only to the extent required thereby), shares of Company Common Stock or Company Preferred Stock that are issued and outstanding immediately prior to the First Effective Time (other than the Cancelled Shares) and that are held by holders of such shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL with respect to any such shares held by any such holder (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration or the Preferred Merger Consideration, as applicable, and holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262, unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the First Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such Dissenting Shares shall thereafter be no longer considered Dissenting Shares under this Agreement and shall be treated as if they had been converted into, at the First Effective Time, the right to receive the Merger Consideration or the Preferred Merger Consideration, as applicable, without any interest thereon, in accordance with Section 2.1(a). At the First Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisals of shares of Company Common Stock or Company Preferred Stock under Section 262 of the DGCL and (ii) the opportunity to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), make any payment with respect to any such demands for appraisal or settle, offer to settle or approve any withdrawal of any such demands.

(d) Certain Adjustments. If, between the date of this Agreement and the First Effective Time, the outstanding shares of Company Common Stock or Company Preferred Stock or the outstanding Parent Common Shares shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, the Merger Consideration and/or the Preferred Merger Consideration, as applicable, shall be equitably adjusted, without duplication, to proportionally reflect such change. For the avoidance of doubt, in the event the Proposed Share Split is approved by Parent’s shareholders and implemented prior to the First Effective Time, the “Exchange Ratio” shall be deemed to be 2.445 for all purposes of this Agreement.

(e) No Fractional Shares.

(i) No fractional Parent Common Shares shall be issued in connection with the First Merger and no certificates or scrip representing fractional Parent Common Shares shall be delivered on the conversion of shares of Company Common Stock pursuant to Section 2.1(a)(i). Each holder of shares of Company Common Stock who would otherwise have been entitled to receive as a result of the First Merger a fraction of a Parent Common Share (after aggregating all shares represented by the Common Certificates and Common Book-Entry Shares delivered by such holder) shall receive, in lieu of such fractional Parent Common Share, cash (without interest) in an amount (rounded down to the nearest cent) representing such holder’s proportionate interest in the net proceeds from the sale by the Exchange Agent, on behalf of all such holders, of the aggregated number of fractional Parent Common Shares that would otherwise have been issuable to such holders as part of the Merger Consideration (the “Fractional Share Cash Amount”).

(ii) As soon as practicable after the First Effective Time, the Exchange Agent shall, on behalf of all such holders of fractional Parent Common Shares, effect the sale of all such Parent Common Shares that would otherwise have been issuable as part of the Merger Consideration at the then-prevailing prices on the NYSE through one or more member firms of the NYSE. After the proceeds of such sale have been received, the Exchange Agent shall determine the applicable Fractional Share Cash Amount payable to each applicable holder and shall make such amounts available to such holders in accordance with Section 2.2(b). The payment of cash in lieu of fractional Parent Common Shares to such holders is not a separately bargained-for consideration and solely represents a mechanical rounding-off of the fractions in the exchange.

(iii) No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional Parent Common Share that would otherwise have been issuable as part of the Merger Consideration.

Section 2.2 Exchange of Certificates.

(a) Exchange Agent. Prior to the First Effective Time, Parent and Surviving Merger Sub shall designate Computershare Investor Services Inc. or a bank or trust company or similar institution selected by Parent to serve as exchange agent hereunder and approved in advance by the Company in writing (which approval shall not be unreasonably withheld, conditioned or delayed) (the “Exchange Agent”). Prior to the First Effective Time, Parent shall, on behalf of Surviving Merger Sub, deposit or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock and Company Preferred Stock, (i) cash in U.S. dollars sufficient to pay (A) the aggregate Cash Consideration payable pursuant to Section 2.1(a)(i) and (B) the aggregate Preferred Merger Consideration payable pursuant to Section 2.1(a)(iv) and (ii) evidence of Parent Common Shares in book-entry form representing the number of Parent Common Shares sufficient to deliver the aggregate Share Consideration deliverable pursuant to Section 2.1(a)(i). Parent agrees to deposit, or cause to be deposited, with the Exchange Agent from time to time, as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.2(c). Any such cash and book-entry shares deposited with the Exchange Agent shall be referred to as the “Exchange Fund”.

(b) Payment Procedures.

(i) As soon as reasonably practicable after the First Effective Time and in any event not later than the third Business Day following the Closing Date, Parent shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock or Company Preferred Stock whose shares were converted into the right to receive the Merger Consideration or the Preferred Merger Consideration, as applicable, pursuant to Section 2.1, (A) a letter of transmittal with respect to Book-Entry Shares (to the extent applicable) and Certificates (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only on delivery of Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may mutually reasonably agree), and (B) instructions for use in effecting the surrender of Book-Entry Shares (to the extent applicable) or Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration or the Preferred Merger Consideration, as applicable.

(ii) On surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Exchange Agent, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive in exchange therefor, and the Exchange Agent shall be required to promptly deliver to each such holder, the Merger Consideration or the Preferred Merger Consideration, as applicable, into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Article 2 (together with any Fractional Share Cash Amount and any dividends or other distributions payable pursuant to Section 2.2(c)). No interest shall be paid or accrued on any amount payable on due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares. If payment of the Merger Consideration or Preferred Merger Consideration, as applicable, is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration or Preferred Merger Consideration, as applicable, to a Person other than the registered holder of the Certificate surrendered or shall have established that such Tax either has been paid or is not required to be paid.

(iii) The Exchange Agent, the Company, Parent and each Merger Sub, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable to holders of Company Common Stock or Company Preferred Stock pursuant to this Article 2 such amounts as are required to be withheld or deducted under the Internal

Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or foreign Tax Law with respect to the making of such payment; it being understood that, provided that the representation and warranty of the Company in Section 3.15(c) is true and correct as of the First Effective Time, no deduction or withholding shall be made under the Laws of Canada (or any province thereof) from any such amounts (other than, for greater certainty, (A) any dividend or other distribution referenced in Section 2.2(c), and (B) amounts referred to in Section 2.3 that are attributable to personal services performed by the applicable payee in Canada or any province thereof or by an applicable payee who is a resident, for income Tax purposes, of Canada) except to the extent that any such deduction or withholding shall be required by a change in Law after the date of this Agreement. To the extent that amounts are so deducted or withheld and timely paid over to the relevant Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(c) Treatment of Unexchanged Shares. No dividends or other distributions, if any, with a record date after the First Effective Time with respect to Parent Common Shares shall be paid to the holder of any unsurrendered shares of Company Common Stock to be converted into Parent Common Shares pursuant to Section 2.1(a)(i) until such holder shall surrender such shares of Company Common Stock in accordance with this Section 2.2. After the surrender in accordance with this Section 2.2 of a share of Company Common Stock to be converted into Parent Common Shares pursuant to Section 2.1(a)(i), the holder thereof shall be entitled to receive (in addition to the Merger Consideration and the Fractional Share Cash Amount payable to such holder pursuant to this Article 2) any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Parent Common Shares represented by such share of Company Common Stock, less such withholding or deduction for any Taxes required by applicable Law.

(d) Closing of Transfer Books. At the First Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the First Surviving Corporation of the shares of Company Common Stock or Company Preferred Stock that were outstanding immediately prior to the First Effective Time. If, after the First Effective Time, Certificates or Book-Entry Shares are presented to the Second Surviving Corporation, Parent or the Exchange Agent for transfer or any other reason, the holder of any such Certificates or Book-Entry Shares shall be given a copy of the letter of transmittal referred to in Section 2.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the consideration to which such holder is entitled pursuant to this Article 2.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of shares of Company Common Stock or Company Preferred Stock on the first anniversary of the First Effective Time shall thereafter be delivered, at the direction of Surviving Merger Sub, to Parent on demand, and any former holders of shares of Company Common Stock or Company Preferred Stock who have not surrendered their shares in accordance with this Article 2 shall thereafter look only to Parent for payment of their claim for the Merger Consideration (together with the Fractional Share Cash Amount and any dividends or other distributions payable pursuant to Section 2.2(c)) or Preferred Merger Consideration, as applicable, without any interest thereon, on due surrender of their shares.

(f) No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, either Merger Sub, the First Surviving Corporation, the Second Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock or Company Preferred Stock for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock or Company Preferred Stock as of immediately prior to the date on which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Entity shall cease to represent any claim of any kind or nature and shall be deemed to be surrendered for cancellation to Parent.

(g) Investment of Exchange Fund. The Exchange Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government; provided, further, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares pursuant to this Article 2, and following any losses from any such investment, Parent shall promptly provide, on behalf of Surviving Merger Sub, additional funds to the Exchange Agent for the benefit of the holders of shares of Company Common Stock or Company Preferred Stock. Any interest and other income resulting from such investments shall be paid to or at the direction of Parent pursuant to Section 2.2(e).

(h) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, on the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration (together with the Fractional Share Cash Amount and any dividends or other distributions deliverable pursuant to Section 2.2(c)) or the Preferred Merger Consideration, as applicable, payable in accordance with Section 2.1 with respect to the shares of Company Common Stock or Company Preferred Stock represented by such lost, stolen or destroyed Certificate.

Section 2.3 Treatment of Company Equity Awards.

(a) Each option to purchase shares of Company Common Stock (each, a “Company Option”), whether vested or unvested, that is outstanding as of immediately prior to the First Effective Time shall, at the First Effective Time, become fully vested and be converted into the right to receive an amount in cash equal to (i) the excess, if any of (A) the Merger Consideration Value over (B) the exercise price per share of Company Common Stock of such Company Option multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Option as of immediately prior to the First Effective Time. Parent shall or shall cause the Second Surviving Corporation or one of its Subsidiaries, as applicable, to deliver to the holders of Company Options the cash amounts described in the immediately preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, promptly but no later than the next scheduled payroll of the Company that is at least four Business Days after the First Effective Time. For the avoidance of doubt, any Company Option that has an exercise price per share of Company Common Stock that is greater than or equal to the Merger Consideration Value shall be cancelled at the First Effective Time for no consideration or payment.

(b) Each award of shares of Company Common Stock granted subject to any vesting, forfeiture or other lapse restrictions (each, a “Company Restricted Share Award”) that is outstanding as of immediately prior to the First Effective Time, shall, at the First Effective Time, be converted into the right to receive (i) the Merger Consideration in respect of each share of Company Common Stock subject to such Company Restricted Share Award as of immediately prior to the First Effective Time and (ii) the accrued but unpaid cash dividends corresponding to each share of Company Common Stock subject to such Company Restricted Share Award. Parent shall or shall cause the Second Surviving Corporation or one of its Subsidiaries, as applicable, to pay to the holders of Company Restricted Share Awards the cash amounts and Parent Common Shares described in the immediately preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, promptly but no later than the next scheduled payroll of the Company that is at least four Business Days after the First Effective Time.

(c) Each award of performance shares that corresponds to shares of Company Common Stock (each, a “Company Performance Share Award”) that is outstanding as of immediately prior to the First Effective Time, shall, at the First Effective Time, be converted into an award that entitles the holder thereof, upon vesting, to receive an amount in cash equal to the Merger Consideration Value in respect of each share of Company Common Stock subject to such Company Performance Share Award, with the number of shares of Company Common Stock subject to each such award equal to 200% of the target number of shares of Company Common Stock covered by each such award as of immediately prior to the First Effective Time. Except as otherwise provided in this Section 2.3(c), each cash-based award covered by this Section 2.3(c) shall have the same terms and conditions (including vesting terms and conditions) as applied to the corresponding Company Performance Share Award; provided, that the performance-based vesting conditions shall no longer apply, the award will be subject only to service-based vesting, and each such award shall vest in full upon a Qualifying Termination.

(d) Each share of director deferred stock (each, a “Director Deferred Share”) that is outstanding as of immediately prior to the First Effective Time, shall, at the First Effective Time, be converted into the right to receive the Merger Consideration. Parent shall or shall cause the Second Surviving Corporation or one of its Subsidiaries, as applicable, to deliver to the holders of Director Deferred Shares the cash amounts and Parent Common Shares described in the immediately preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, promptly but no later than the next scheduled payroll of the Company that is at least four Business Days after the First Effective Time.

(e) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company ESPP) shall adopt such resolutions or take such other actions as may be required so that (i) participation in the Company ESPP shall be limited to those employees who are participants on the date of this Agreement, (ii) participants may not increase their payroll deduction elections or rate of contributions from those in effect on the date of this Agreement or make any separate non-payroll contributions to the Company ESPP on or following the date of this Agreement, (iii) no offering period shall be commenced after the date of this Agreement, and (iv) the Company ESPP shall terminate, effective on the earlier of the first purchase date following the date of this Agreement and the fifth trading day before the First Effective Time, but subsequent to the exercise of purchase rights on such purchase date (in accordance with the terms of the Company ESPP).

(f) Prior to the First Effective Time, the Company, through the Company Board or an appropriate committee thereof, shall adopt such resolutions as may reasonably be required in its discretion to effectuate the actions contemplated by this Section 2.3.

(g) Notwithstanding anything in Section 2.3(a), Section 2.3(b) or Section 2.3(c) to the contrary, but subject to Section 6.1(b), (i) to the extent the terms of any Company Option, Company Restricted Share Award or Company Performance Share Award granted on or after the date of this Agreement and not in violation of this Agreement expressly provide for treatment in connection with the occurrence of the First Effective Time that is different from the treatment prescribed by this Section 2.3, or (ii) as mutually agreed by the parties hereto and a holder of any Company Option, Company Restricted Share Award or Company Performance Share Award, then in each case, the terms of such Company Option, Company Restricted Share Award or Company Performance Share Award, as applicable, shall control (and the applicable provisions of this Section 2.3 shall not apply).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents furnished or filed prior to the date of this Agreement (including any documents incorporated by reference therein and excluding any disclosures set forth in any “risk factors” section or in any “forward-looking statements” section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the disclosure schedules delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedules shall be deemed disclosed with respect to any other section or subsection of this Agreement and the Company Disclosure Schedules to the extent that the relevance thereof is reasonably apparent on its face), the Company represents and warrants to Parent and each Merger Sub as follows as of the date of this Agreement and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which are made as of such date):

Section 3.1 Qualification, Organization, Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of incorporation or organization, as applicable. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of the Organizational Documents of the Company and each of its Significant Subsidiaries, each as amended prior to the date of this Agreement, and each as made available to Parent is in full force and effect.

(b) All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Company’s Subsidiaries have been validly issued and are owned by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company, free and clear of all Liens other than restrictions imposed by applicable securities Laws or the Organizational Documents of any such Subsidiary or any Permitted Liens.

Section 3.2 Capitalization.

(a) The authorized share capital of the Company consists of 400,000,000 shares of Company Common Stock, 840,000 shares of Preferred Stock, par value $25 per share (the “Company Preferred Stock”) and 2,000,000 shares of New Series Preferred Stock, par value $1 per share (the “Company New Series Preferred Stock”). As of March 17, 2021, there were (i) 90,936,616 shares of Company Common Stock issued and outstanding (including 198,570 shares of Company Common Stock subject to Company Restricted Share Awards but no shares of Company Common Stock underlying outstanding Company Performance Share Awards and not including shares held in treasury), (ii) 32,415,569 shares of Company Common Stock held in treasury, (iii) 214,542 shares of Company Preferred Stock issued and outstanding (not including shares held in treasury), (iv) 435,194 shares of Company Preferred Stock held in treasury, (v) no shares of Company New Series Preferred Stock issued and outstanding, (vi) Company Options to purchase an aggregate of 598,794 shares of Company Common Stock issued and outstanding, (vii) 125,332 shares of Company Common Stock underlying outstanding Company Performance Share Awards if performance conditions are satisfied at the target level, (viii) 8,854.5035 shares of Company Common Stock underlying outstanding Director Deferred Shares and (ix) 3,367,796 shares of Company Common Stock reserved for issuance under the Company ESPP. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the First Effective Time will be when issued, duly authorized and validly issued as fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. To the Knowledge of the Company, as of the date hereof, no Person is the beneficial owner of ten percent or more of the issued shares of the Company Common Stock.

(b) Except as set forth in Section 3.2(a) or as required by the terms of the Company Benefit Plans, as of the date of this Agreement, (i) the Company does not have any shares of its capital stock issued or outstanding, other than shares of Company Common Stock that have become outstanding after March 17, 2021, which were reserved for issuance as of March 17, 2021 as set forth in Section 3.2(a), and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock of the Company or any of the Company’s Subsidiaries to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock of the Company or any of the Company’s Subsidiaries or securities convertible into, exercisable for or exchangeable for such shares, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, or (C) redeem or otherwise acquire any such shares of capital stock.

(c) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the stockholders of the Company on any matter. No Subsidiary of the Company owns any capital stock of the Company. Except for its interests (i) in its Subsidiaries and (ii) in any Person in connection with any joint venture, partnership or other similar arrangement with a third party, the Company does not own, directly or indirectly, any capital stock of, or other equity interests in any Person.

(d) Except for any voting trust agreement entered into in compliance with Section 5.8(c) of this Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

(e) Section 3.2(e) of the Company Disclosure Schedules lists each Subsidiary of the Company, its jurisdiction of organization and the percentage of its equity interests directly or indirectly held by the Company.

Section 3.3 Corporate Authority Relative to This Agreement; Consents and Approvals; No Violation.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except for the Company Stockholder Approval and the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and each Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(b) The Company Board at a duly called and held meeting has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement (the “Company Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholder Meeting.

(c) The execution, delivery and performance by the Company of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by the Company do not and will not require the Company or any of its Subsidiaries to procure, make or provide prior to the Closing Date any consent, approval, authorization or permit of, action by, filing with or notification to any United States or foreign, state, provincial, territorial or local governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”), other than (i) the filing of the First Certificate of Merger and the Second Certificate of Merger, (ii) authorizations from, or such other actions as are required to be made with or obtained from, the Surface Transportation Board (the “STB”), (iii) authorizations from, or such other actions as are required to be made with or obtained from, the Federal Communications Commission (the “FCC”), (iv) compliance with any applicable requirements of any Antitrust Laws, (v) authorizations from, or such other actions as are required to be made with or obtained from, the COFECE and the IFT, (vi) the filing of notices with the ARTF and the SCT, (vii) compliance with the applicable requirements of the Securities Act and the Exchange Act, including the filing with the SEC of the Form F-4 (including the Proxy Statement/Prospectus), (viii) compliance with the rules and regulations of the NYSE, (ix) compliance with any applicable foreign or state securities or blue sky laws and (x) the other consents and/or notices set forth on Section 3.3(c) of the Company Disclosure Schedules (clauses (i) through (x), collectively, the “Company Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Assuming compliance with the matters referenced in Section 3.3(c) and receipt of the Company Approvals and the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Mergers and the other transactions contemplated hereby, do not and will not (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding on or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract, instrument, permit, concession, franchise, right or license binding on the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such contravention, conflict, violation, default, termination, cancellation, acceleration, right or loss that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4 Reports and Financial Statements.

(a) The Company has filed or furnished, on a timely basis, all forms, statements, certifications, documents and reports required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2018 (the forms, statements, certifications, documents and reports so filed or furnished by the Company and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Company SEC Documents”), each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied, or if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and no Company SEC Document as of its date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseding filing) contained, and no Company SEC Documents filed with or furnished to the SEC subsequent to the date of this Agreement will contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3) thereunder, or the rules and regulations promulgated by the SEC, since December 31, 2018, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.

(c) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (or, if any such Company SEC Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding Company SEC Document) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in all material respects in conformity with GAAP (except, in the case of the unaudited financial statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5 Internal Controls and Procedures.

(a) The Company has established and maintains disclosure controls and procedures as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective in providing reasonable assurance that all information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(b) The Company maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company in all material respects, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, that access to assets is permitted only in accordance with authorizations of management and directors of the Company and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The records, systems, controls, data and information of the Company and its Subsidiaries that are used in the systems of disclosure controls and procedures and of financial reporting controls and procedures described above are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or a wholly owned Subsidiary of the Company or its accountants, except as would not reasonably be expected to adversely affect or disrupt, in any material respect, the Company’s systems of disclosure controls and procedures and of financial reporting controls and procedures or the reports generated thereby.

(c) The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2020, and such assessment concluded that such controls were effective. The Company has disclosed, based on its most recent evaluation of its internal controls prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting. As of the date of its most recent audited financial statements, neither the Company nor its auditors had identified any significant deficiencies or material weaknesses in its internal controls over financial reporting and, as of the date of this Agreement, to the Knowledge of the Company, nothing has come to its attention that has caused it to believe that there are any material weaknesses or significant deficiencies in such internal controls. To the Knowledge of the Company, since December 31, 2018, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. To the Knowledge of the Company, since December 31, 2018, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Company Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

Section 3.6 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020, and the footnotes to such consolidated balance sheet, in each case set forth in the Company’s report on Form 10-K for the fiscal year ended December 31, 2020, (b) as expressly permitted or contemplated by this Agreement, (c) for liabilities or obligations that have been discharged or paid in full, (d) for liabilities arising in connection with obligations under any existing Contract (except to the extent such liabilities arose or resulted from a breach or a default of such Contract), (e) for liabilities and obligations incurred in the Ordinary Course of Business since December 31, 2020 (the “Company Balance Sheet Date”); or (f) as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company has any liabilities or obligations that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries.

Section 3.7 Compliance with Law; Permits.

(a) The Company and its Subsidiaries have been since December 31, 2018 in compliance with and not in default under or in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, Order, injunction or decree of any Governmental Entity (collectively, “Laws” and each, a “Law”) applicable to the Company and its Subsidiaries, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are in possession of all franchises, grants, concessions, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, tariffs, qualifications, registrations and orders of any Governmental Entities (“Permits”) necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (such Permits, the “Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in modification, termination or revocation thereof, and the Company and each of its Subsidiaries is in compliance with the terms and requirements of such Company Permit, except where the failure to be in full force and effect or in compliance or where such proceeding would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries has received any written notice that the Company or its Subsidiaries is in violation of any Law applicable to the Company or any of its Subsidiaries or any Permit, except for such violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no Actions pending, threatened in writing or, to the Knowledge of the Company, otherwise threatened that would reasonably be expected to result in the revocation, withdrawal, suspension, non-renewal, termination, revocation, or adverse modification or limitation of any such Permit, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Anti-Corruption; Anti-Bribery; Anti-Money Laundering.

(a) The Company, its Subsidiaries and, to the Knowledge of the Company, each of their directors, officers, employees, agents and each other Person acting on behalf of the Company or its Subsidiaries are in all material respects in compliance with and for the past five years, have in all material respects complied with (a) the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and (b) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business on behalf of the Company or any of its Subsidiaries (“Anti-Corruption Laws”). The Company and its Subsidiaries have since December 31, 2018 (i) instituted policies and procedures that are reasonably designed to ensure compliance in all material respects with the FCPA and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which the Company or any of its Subsidiaries operate and (ii) maintained such policies and procedures in full force and effect in all material respects.

(b) None of the Company, its Subsidiaries or, to the Knowledge of the Company, any of their directors, officers and employees and each other Person acting on behalf of the Company or its Subsidiaries has, in the past five years, directly or indirectly, violated any, or been subject to actual or, to the Knowledge of the Company, pending or threatened Proceedings, settlements or enforcement actions alleging violations on the part of any of the foregoing Persons of the FCPA or Anti-Corruption Laws or any terrorism financing Law.

(c) None of the Company, its Subsidiaries or, to the Knowledge of the Company, any of their directors, officers and their employees or any other Person acting on behalf of the Company or its Subsidiaries has, in the past five years: (i) directly or indirectly, paid, offered or promised to pay, or authorized or ratified the payment of any monies, gifts or anything of value (A) which would violate any applicable Anti-Corruption Law, including the FCPA, applied for purposes hereof as it applies to domestic concerns, or (B) to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of (x) influencing any act or decision of such official or of any Governmental Entity, (y) to obtain or retain business, or direct business to any Person or (z) to secure any other improper benefit or advantage; or (ii) aided, abetted, caused (directly or indirectly), participated in, or otherwise conspired with, any Person to violate the terms of any Order.

Section 3.9 Sanctions.

(a) For the past five years, the Company and each of its Subsidiaries has been, and currently is, in all material respects in compliance with relevant economic sanctions and export control Laws in jurisdictions in which the Company or any of its Subsidiaries do business or are otherwise subject to jurisdiction, including the United States International Traffic in Arms Regulations, the Export Administration Regulations, and United States sanctions Laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control or the United States Department of State (collectively “Export and Sanctions Regulations”).

(b) None of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of any of the Company or its Subsidiaries, in their capacity as such, is currently, or has in the past five years: (i) a Sanctioned Person or (ii) engaging in any dealings or transactions with, or for the benefit of, any Sanctioned Person or in any Sanctioned Country, to the extent such activities would cause the Company to violate applicable Export and Sanctions Regulations.

(c) For the past five years, the Company and its Subsidiaries have (i) instituted policies and procedures that are reasonably designed to ensure compliance in all material respects with the Export and Sanctions Regulations in each jurisdiction in which the Company and its Subsidiaries operate or are otherwise subject to jurisdiction and (ii) maintained such policies and procedures in full force and effect in all material respects.

(d) For the past five years, neither the Company nor any of its Subsidiaries (w) has been found in violation of, charged with or convicted of, any Export and Sanctions Regulations, (x) to the Knowledge of the Company, is under investigation by any Governmental Entity for possible violations of any Export and Sanctions Regulation, (y) has been assessed civil penalties under any Export and Sanctions Regulations or (z) has filed any voluntary disclosures with any Governmental Entity regarding possible violations of any Export and Sanctions Regulations.

Section 3.10 Environmental Laws and Regulations.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries have for the past five years conducted their respective businesses in compliance with all applicable Environmental Laws; (ii) for the past five years, neither the Company nor any of its Subsidiaries has received any written notices, demand letters or written requests for information from any Governmental Entity alleging that the Company or any of its Subsidiaries is in violation of or has liability under any Environmental Law and there are no legal, administrative, arbitral or other proceedings, claims or actions pending, or to the Knowledge of the Company threatened, against the Company or any of its Subsidiaries alleging any violation of or liability relating to any Environmental Law, in each case other than with respect to matters that have been fully resolved; (iii) to the Knowledge of the Company, there has been no treatment, storage or release of any Hazardous Substance in violation of or as could reasonably be expected to result in liability under any applicable Environmental Law from any properties currently or formerly owned or leased or held under concession by the Company or any of its Subsidiaries or any predecessor; and (iv) neither the Company nor any Subsidiary is subject to any agreement, order, judgment, decree or agreement by or with any Governmental Entity or other third party imposing any liability or obligation relating to any Environmental Law.

(b) The generality of any other representations and warranties in this Agreement notwithstanding, the representations and warranties in this Section 3.10 shall be deemed to be the Company’s sole and exclusive representations and warranties in this Agreement with respect to Environmental Laws, Hazardous Substances and any other environmental matters.

Section 3.11 Employee Benefit Plans; Labor Matters.

(a) Section 3.11(a) of the Company Disclosure Schedules lists all material Company Benefit Plans.

(b) The Company has made available to Parent, with respect to each material Company Benefit Plan, each writing constituting a part of such Company Benefit Plan, including all amendments thereto.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Benefit Plan (including any related trusts) has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on a favorable opinion issued by the Internal Revenue Service, (iii) no Company Benefit Plan is subject to Title IV of ERISA, (iv) no employee benefit plan of the Company or its Subsidiaries is a Multiemployer Plan or a plan subject to Title IV of ERISA that has two or more contributing sponsors, at least two of whom are not under common control, (v) all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and (vi) there are no pending, threatened or, to the Knowledge of the Company, anticipated claims (other than claims for benefits in accordance with the terms of the Company Benefit Plans) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto.

(d) With respect to any Multiemployer Plan contributed to by the Company or any ERISA Affiliate, neither the Company nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied as to an amount that would reasonably be expected to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole.

(e) Except as provided in this Agreement or required by applicable Law, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or director of the Company or any of its Subsidiaries to severance pay, or any other payment from the Company or its Subsidiaries, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation due to any such employee or consultant, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan or (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the First Effective Time.

(f) The execution and delivery of this Agreement, stockholder or other approval of this Agreement or the consummation of the transactions contemplated by this Agreement would not, either alone or in combination with another event, result in the payment of any “excess parachute payment” as defined Section 280G(b)(1) of the Code.

(g) The Company is not a party to nor does it have any obligation under any Company Benefit Plan to compensate, indemnify or reimburse any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(h) The Company and its Subsidiaries are in compliance with their obligations pursuant to all notification and bargaining obligations arising under any Company Labor Agreements, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(i) Except as would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole as of the date of this Agreement, (A) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries; (B) to the Knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries; (C) there is no labor dispute or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (other than, in each case, routine grievances, including those brought by unions or other collectively represented employees, to be heard by the applicable Governmental Entity); and (D) there is no slowdown, or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to employees of the Company or any of its Subsidiaries;.

(j) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2018, the Company and its Subsidiaries have complied with all applicable Laws with respect to employment and employment practices (including all applicable Laws, rules and regulations regarding wage and hour requirements, employee and worker classification, immigration status, discrimination in employment, harassment, employee health and safety, and collective bargaining).

(k) The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or similar organization is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby other than any consent, consultation or formal advice, the failure of which to obtain or, in the case of consultation, engage in, would not delay or prevent the consummation of the transactions contemplated by this Agreement or otherwise reasonably be expected to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole as of the date of this Agreement.

Section 3.12 Absence of Certain Changes or Events.

(a) Since the Company Balance Sheet Date through the date of this Agreement, there has not been any event, change, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From the Company Balance Sheet Date through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business.

Section 3.13 Investigations; Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement: (a) to the Knowledge of the Company, there is no investigation or review pending or threatened by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries; and (b) there are no Actions pending (or, to the Knowledge of the Company, threatened) against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective assets or properties at law or in equity before, and there are no Orders of, any Governmental Entity against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective assets or properties.

Section 3.14 Company Information. The information supplied or to be supplied by the Company for inclusion in (i) the proxy statement relating to the Company Stockholder Meeting, which will be used as a prospectus of Parent with respect to the Parent Common Shares issuable in connection with the First Merger (together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”), (ii) the registration statement on Form F-4 pursuant to which the offer and sale of Parent Common Shares in connection with the First Merger will be registered pursuant to the Securities Act and in which the Proxy Statement/Prospectus will be included as a prospectus of Parent (together with any amendments or supplements thereto, the “Form F-4”) or (iii) the management information circular relating to the Parent Shareholder Meeting (together with any amendments or supplements thereto, the “Management Information Circular”) will not, at the time the Proxy Statement/Prospectus is first mailed to the Company’s stockholders, at the time the Management Information Circular is first mailed to Parent’s shareholders, at the time of the Company Stockholder Meeting and the Parent Shareholder Meeting or at the time the Form F-4 (and any amendment or supplement thereto) is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or either Merger Sub for inclusion or incorporation by reference therein.

Section 3.15 Tax Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them under applicable Law with the appropriate Governmental Entity and all such filed Tax Returns are complete and accurate; (ii) the Company and each of its Subsidiaries have paid all Taxes required to be paid under applicable Law to the appropriate Governmental Entity and have withheld all Taxes required to be withheld by any of them (including in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other third party), except, in the case of clauses (i) and (ii), with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP; (iii) as of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice within the past six years of any claim made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not file a Tax Return, that the Company or such Subsidiary is or may be subject to income taxation by, or have an obligation to file an income Tax Return in, that jurisdiction (and, solely in the case of the CRA, has not received such written notice within the past eight years); (iv) there are no liens for Taxes on any property of the Company or any of its Subsidiaries, except for Permitted Liens; (v) neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code; (vi) neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2); (vii) neither the Company nor any of its Subsidiaries (A) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (1) exclusively between or among the Company and/or its Subsidiaries or (2) not primarily related to Taxes and entered into in the Ordinary Course of Business), (B) has been a member of an affiliated, consolidated, unitary or combined group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries), or (C) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of federal, state, local or non-U.S. Law), as a transferee or successor; (viii) each Mexican Subsidiary of the Company has complied with all of its obligations to disclose reportable schemes within the meaning of Article 199 of the Federal Fiscal Code (Código Fiscal de la Federación); (ix) each Mexican Subsidiary of the Company has fulfilled all of its Mexican Income Tax and VAT Law obligations with respect to the labor structure that it has in place, including the 6% withholding tax obligation under Article 1-A, subsection IV of the VAT Law and the obligation to receive the information contained in Article 27, subsection V of the Mexican Income Tax Law in effect before 2020, and no Tax benefit has been claimed in respect of any Mexican Tax invoice issued in favor of any Mexican Subsidiaries of the Company by a Person included on the list published on the webpage of the Mexican Tax Authorities and/or in the Mexican Official Gazette (Diario Oficial de la Federación) in terms of article 69-B of the Mexican Federal Tax Code; and (x) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or to exclude any item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any closing agreement, installment sale, or open transaction disposition, (B) any accounting method change or agreement with any Governmental Entity or (C) any election pursuant to Section 965(h) of the Code, in each case, made prior to the Closing.

(b) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to (i) prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) cause the stockholders (other than any Excepted Stockholder) of the Company to recognize gain pursuant to Section 367(a)(1) of the Code, (iii) cause Parent to be treated as a “domestic corporation” pursuant to Section 7874(b) of the Code as a result of the Mergers, or (iv) prevent or impede the Company from being able to deliver the executed Company Tax Certificate at Closing. As of the date of this Agreement, the Company believes it will be able to provide the Company Tax Certificate at the Closing.

(c) At no time during the 60 months immediately preceding the First Effective Time will more than 50% of the fair market value of the Company’s capital stock have been derived, directly or indirectly, from one or any combination of: real or immovable property situated in Canada, Canadian resources properties, timber resource properties and options in respect of, or interests in, any such property (whether or not such property exists), each within the meaning of the CITA.

(d) The generality of any other representations and warranties in this Agreement notwithstanding, the representations and warranties in this Section 3.15 and, to the extent applicable, Section 3.11 shall be deemed to be the Company’s sole and exclusive representations and warranties in this Agreement with respect to Tax matters.

Section 3.16 Intellectual Property; IT Assets; Privacy.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date hereof of all material Registered Company Intellectual Property. Each such material item of Registered Company Intellectual Property is, to the Knowledge of the Company, subsisting and not invalid or unenforceable. No such material Registered Company Intellectual Property (other than any applications for Registered Company Intellectual Property) has expired or been cancelled or abandoned, except in accordance with the expiration of the term of such rights, or in the Ordinary Course of Business based on a reasonable business judgement of the Company.

(b) The Company and its Subsidiaries (i) own or have a written, valid and enforceable right to use all material Intellectual Property used in or necessary for the operation of their respective businesses and (ii) own all right, title, and interest in all Company Intellectual Property, free and clear of all Liens (other than Permitted Liens), in each case, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, no Company Intellectual Property material to any business of the Company and its Subsidiaries is subject to any Order or Contract materially and adversely affecting the Company’s and its Subsidiaries’ ownership or use of, or any rights in or to, any such Intellectual Property.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2018, to the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries has not infringed, violated or otherwise misappropriated any Intellectual Property of any third Person. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Knowledge of the Company, since December 31, 2018, no third Person has infringed, violated or otherwise misappropriated any Company Intellectual Property and (ii) to the Knowledge of the Company, there is, and there has been since December 31, 2018, no pending claim or asserted claim in writing asserting that the Company or any Subsidiary has infringed, violated or otherwise misappropriated, or is infringing, violating or otherwise misappropriating, any Intellectual Property of any third Person.

(d) The Company and its Subsidiaries have received from each Person (including current and former employees and contractors) who has created or developed any material Intellectual Property for or on behalf of the Company or any of its Subsidiaries, a written, valid, enforceable, present assignment of such Intellectual Property to the Company or its applicable Subsidiary.

(e) The Company and its Subsidiaries own all right, title and interest in and to the Company IT Assets, free and clear of any Liens other than Permitted Liens, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, the Company and its Subsidiaries own or have a written valid and enforceable right to use all IT Assets, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have taken reasonable steps and implemented reasonable safeguards, consistent with best industry practices, to protect the IT Assets from any unauthorized access, use or other security breach. The IT Assets: (i) operate and perform in all material respects as required by the Company and its Subsidiaries for the operation of their respective businesses, (ii) since December 31, 2018, except as, individually or in the aggregate, has not resulted in, and is not reasonably expected to result in, material liability to, or material disruption of the business operations of, the Company and its Subsidiaries, (A) have not malfunctioned or failed, suffered unscheduled downtime, or been subject to unauthorized access, use or other security breach, and (B) have been free from any viruses, Trojan horses, spyware or other malicious code.

(f) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the material Trade Secrets owned by the Company and its Subsidiaries, and to the Knowledge of the Company, no such material Trade Secrets has been used or discovered by or disclosed to any Person except pursuant to written, valid and enforceable non-disclosure agreements protecting the confidentiality thereof, which agreements have not been breached in any material respect.

(g) Since December 31, 2018, the Company and its Subsidiaries have in all material respects complied with all Privacy Laws and with its and their privacy policies and other contractual commitments relating to privacy, security or processing of personal information or data. Except as has been and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, since December 31, 2018, neither the Company nor any of its Subsidiaries has received any written threat, notice or claim alleging (i) non-compliance with any Privacy Laws or with such privacy policies or contractual commitments or (ii) a violation of any third Person’s rights under Privacy Laws or such privacy policies or contractual commitments, including any third Person’s rights with respect to Sensitive Data. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, since December 31, 2018, to the Knowledge of the Company, there has been no unauthorized access, use, processing, transfer or disclosure, or any loss or theft, of Sensitive Data or other personal or personally identifiable information that are protected by Privacy Laws while such Sensitive Data or such other personal or personally identifiable information was in the possession or control of the Company, its Subsidiaries or third-party vendors or service providers.

Section 3.17 Title to Assets. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and valid title to all tangible assets owned by the Company or any of its Subsidiaries as of the date of this Agreement, free and clear of all Liens other than Permitted Liens, or good and valid leasehold interests in all tangible assets leased or subleased by the Company or any of its Subsidiaries as of the date of this Agreement, or good and valid rights under the corresponding concession in all tangible assets held subject to such concession by the Company or any of its Subsidiaries as of the date of this Agreement.

Section 3.18 Title to Properties.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Contract under which the Company or any of its Subsidiaries is the landlord, sublandlord, tenant, subtenant or occupant (a “Company Real Property Lease”) with respect to material real property leased, subleased, held under concession, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, “Company Leased Real Property”) is valid and binding on the Company or the Subsidiary thereof party thereto, and, to the Knowledge of the Company, each other party thereto. Neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of the Company Leased Real Property that would reasonably be expected to adversely affect the existing use of the remaining portion of the Company Leased Real Property by the Company or its Subsidiaries in the operation of their business thereon, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse

Effect, there is no uncured default by the Company or any of its Subsidiaries under any Company Real Property Lease or, to the Knowledge of the Company, by any other party thereto, and, to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would reasonably be expected to constitute a default thereunder by the Company or any of its Subsidiaries or by any other party thereto. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of termination or cancelation, and to the Knowledge of the Company, no termination or cancelation is threatened, under any material Company Real Property Lease.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or its Subsidiaries has good and valid title to all of the real property owned by the Company and its Subsidiaries (the “Owned Real Property”).

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice of any condemnation proceeding or proposed action or agreement for taking in lieu of condemnation, nor is any such proceeding, action or agreement pending before a Governmental Entity or, to the Knowledge of the Company, threatened, with respect to any portion of any Owned Real Property.

Section 3.19 Opinion of Financial Advisor. The Company Board has received the opinions of BofA Securities, Inc. and Morgan Stanley & Co. LLC, substantially to the effect that, as of the date of such opinions and subject to the assumptions, limitations, qualifications and other matters stated therein, the Merger Consideration to be received by the holders of Company Common Stock (other than the Excluded Shares and the Dissenting Shares) in the First Merger pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 3.20 Required Vote of the Company Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Company Voting Stock in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote of holders of securities of the Company that is required to approve this Agreement and the transactions contemplated hereby, including the Mergers.

Section 3.21 Material Contracts.

(a) Except for this Agreement, agreements filed as exhibits to the Company SEC Documents or as set forth in Section 3.21 of the Company Disclosure Schedules, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or expressly bound by any Contract (excluding any Company Benefit Plan) that:

(i) would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);

(ii) is a Company Real Property Lease pursuant to which the Company or any of its Subsidiaries leases real property that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii) contains restrictions on the right of the Company or any of its Subsidiaries to engage in activities competitive with any Person or to solicit customers or suppliers anywhere in the world, other than restrictions (A) pursuant to limitations on the use by the Company or its Subsidiaries of rail lines set forth in the agreements conveying those lines or granting rights to operate them, (B) that are part of the terms and conditions of any “requirements” or similar agreement under which the Company or any of its Subsidiaries has agreed to procure goods or services exclusively from any Person, or (C) that are not material to the business of the Company and its Subsidiaries, taken as a whole;

(iv) grants “most favored nation” status that, following the Mergers, would apply to Parent and its Subsidiaries, including the Company and its Subsidiaries;

(v) provides for the formation, creation, operation, management or control of any joint venture, partnership or other similar arrangement with a third party;

(vi) is an indenture, credit agreement, loan agreement, note, or other Contract providing for indebtedness for borrowed money of the Company or any if its Subsidiaries (other than indebtedness among the Company and/or any of its Subsidiaries) in excess of $50 million;

(vii) is a settlement, conciliation or similar Contract that would require the Company or any of its Subsidiaries to pay consideration of more than $20 million after the date of this Agreement or that contains material restrictions on the business and operations of the Company or any of its Subsidiaries;

(viii) provides for the acquisition or disposition by the Company or any of its Subsidiaries of any business (whether by merger, sale of stock, sale of assets or otherwise), or any real property, that would, in each case, reasonably be expected to result in the receipt or making by the Company or any Subsidiary of the Company of future payments in excess of $25 million;

(ix) is an acquisition agreement that contains material “earn-out” or other material contingent payment obligations;

(x) obligates the Company or any Subsidiary of the Company to make any future capital investment or capital expenditure outside the Ordinary Course of Business and in excess of $50 million;

(xi) provides for the procurement of services or supplies from a Company Top Supplier by the Company or any of its Subsidiaries, or provides for sales to a Company Top Customer by the Company or any of its Subsidiaries;

(xii) limits or restricts the ability of the Company or any of its Subsidiaries to declare or pay dividends or make distributions in respect of their capital stock, partner interests, membership interests or other equity interests;

(xiii) other than any sales and marketing Contracts entered into the Ordinary Course of Business, is a Contract pursuant to which the Company or any of its Subsidiaries is a party, or is otherwise bound, and the contracting counterparty of which (A) is a Governmental Entity or (B) to the Knowledge of the Company, has entered into such Contract in its capacity as a prime contractor or other subcontractor of any Contract with a Governmental Entity and such Contract imposes upon the Company obligations or other liabilities due to such Governmental Entity; or

(xiv) is a Contract pursuant to which (A) the Company or any of its Subsidiaries is granted any license or other right with respect to Intellectual Property of another Person, where such Contract is material to the business of the Company or any of its Subsidiaries (other than non-exclusive licenses for unmodified, commercially available “off-the-shelf” software that have been granted on standardized, generally available terms); or (B) the Company or any of its Subsidiaries grants to another Person any license or other right with respect to any material Company Intellectual Property.

Each Contract of the type described in clauses (i) – (xiv) of this Section 3.21(a) is referred to herein as a “Company Material Contract.”

(b) True, correct and complete copies of each Company Material Contract have been publicly filed with the SEC prior to the date of this Agreement or otherwise made available to Parent. Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions.

Section 3.22 Suppliers and Customers.

(a) Section 3.22(a) of the Company Disclosure Schedules sets forth a correct and complete list of (i) the top 10 suppliers (each a “Company Top Supplier”) and (ii) the top 10 customers (each a “Company Top Customer”), respectively, by the aggregate dollar amount of payments to or from, as applicable, such supplier or customer, during the calendar year 2020.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since December 31, 2019 through the date of this Agreement, (i) there has been no termination of or a failure to renew the business relationship of the Company or its Subsidiaries with any Company Top Supplier or any Company Top Customer and (ii) no Company Top Supplier or Company Top Customer has notified the Company or any of its Subsidiaries that it intends to terminate or not renew its business.

Section 3.23 Canadian Assets and Revenues. Neither the aggregate value of the assets in Canada of the Company, nor the gross revenues from sales in or from Canada generated from those assets, exceeds CDN $93 million as determined in accordance with Part IX of the Competition Act (Canada).

Section 3.24 Insurance Policies. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance), (ii) each insurance policy maintained by the Company or any of its Subsidiaries is in full force and effect, (iii) all premiums due by the Company or any of its Subsidiaries with respect to such insurance policies have been paid and (iv) the Company and its Subsidiaries are in compliance with all contractual requirements applicable thereto contained in such insurance policies. Neither the Company nor any of its Subsidiaries has received, as of the date of this Agreement, written notice of any pending or threatened cancellation with respect to any of its material insurance policies.

Section 3.25 Affiliate Party Transactions. Since December 31, 2018 through the date of this Agreement, there have been no material transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Person owning 5% or more of the Company Common Stock or any Affiliate of such Person or any director or executive officer of the Company or any of its Affiliates (or any relative thereof), on the other hand, or that would be required to be disclosed by the Company under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents, other than Ordinary Course of Business employment agreements and similar employee and indemnification arrangements otherwise set forth on the Company Disclosure Schedules.

Section 3.26 Finders or Brokers. Except for BofA Securities, Inc. and Morgan Stanley & Co. LLC, neither the Company nor any of its Subsidiaries has employed or engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or on consummation of the Mergers.

Section 3.27 Takeover Laws. Assuming the representations and warranties of Parent and each Merger Sub set forth in Section 4.22 are true and correct, as of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of anti-takeover statute or regulation or any anti-takeover provision in the certificate of incorporation or bylaws of the Company is, and the Company has no rights plan, “poison pill” or similar agreement that is, applicable to this Agreement, the Mergers or the other transactions contemplated hereby.

Section 3.28 No Other Representations or Warranties; No Reliance. The Company acknowledges and agrees that, except for the representations and warranties contained in Article 4, none of Parent, either Merger Sub or any other Person acting on behalf of Parent or either Merger Sub has made or makes, and the Company has not relied on, any representation or warranty, whether express or implied, with respect to Parent, either Merger Sub, their respective Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company or any of its representatives by or on behalf of Parent or either Merger Sub. The Company acknowledges and agrees that none of Parent, either Merger Sub or any other Person acting on behalf of Parent or either Merger Sub has made or makes, and the Company has not relied on, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company or any of its representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent, either Merger Sub, or any of their respective Subsidiaries.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except as disclosed in the Parent Public Documents furnished or filed prior to the date of this Agreement (including any documents incorporated by reference therein and excluding any disclosures set forth in any risk factor section or in any “forward-looking statements” section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the disclosure schedules delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedules shall be deemed disclosed with respect to any other section or subsection of this Agreement and the Parent Disclosure Schedules to the extent that the relevance thereof is reasonably apparent on its face), Parent and each Merger Sub jointly and severally represent and warrant to the Company as follows as of the date of this Agreement and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which are made as of such date):

Section 4.1 Qualification, Organization, Subsidiaries.

(a) Each of Parent and the Merger Subs is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation, organization or formation, as applicable. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent’s Subsidiaries is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of incorporation or organization, as applicable. Each of Parent and the Merger Subs and each of their respective Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company true, complete and correct copies of Parent and each Merger Sub’s Organizational Documents, each as amended prior to the date of this Agreement, and each as made available to the Company is in full force and effect.

(b) All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each of Parent’s wholly owned Subsidiaries have been validly issued and are owned by Parent, by another Subsidiary of Parent or by Parent and another Subsidiary of Parent, free and clear of all Liens other than restrictions imposed by applicable securities Laws or the Organizational Documents of any such Subsidiary or any Permitted Liens.

Section 4.2 Capitalization.

(a) The authorized share capital of Parent consists of an unlimited number of Parent Common Shares, an unlimited number of First Preferred Shares (the “Parent First Preferred Shares”) and an unlimited number of Second Preferred Shares (the “Parent Second Preferred Shares”). As of March 19, 2021, there were (i) 133,310,484 Parent Common Shares issued and outstanding, (ii) no Parent First Preferred Shares issued and outstanding, (iii) no Parent Second Preferred Shares issued and outstanding, (iv) £3,448,025 stated amount of Perpetual 4% Consolidated Debenture Stock of Parent denominated in pounds sterling issued and outstanding; (v) $30,270,800 stated amount of Perpetual 4% Consolidated Debenture Stock of Parent denominated in U.S. dollars issued and outstanding, (vi) Parent Options to purchase an aggregate of 1,509,423 Parent Common Shares issued and outstanding, (vii) 175,274 notional Parent Common Shares underlying outstanding Parent DSU Awards, (viii) 342,472 notional Parent Common Shares underlying outstanding Parent PSU Awards if performance conditions are satisfied at the target level, (ix) 26,946 notional Parent Common Shares underlying outstanding Parent RSU Awards and (x) 732,749 Parent Common Shares reserved for issuance under the Parent Share Plans. All outstanding Parent Common Shares are, and, when issued and delivered in accordance with the terms of this Agreement, the Parent Common Shares to be issued as part of the Merger Consideration will be, duly authorized and validly issued as fully paid and nonassessable, listed and posted for trading on the NYSE and the TSX, and not subject to or issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. The Parent Common Shares to be issued as part of the Merger Consideration shall not be subject to any resale restrictions under applicable Canadian Securities Laws provided that the conditions set forth in subsection 2.6(3) (paragraphs 2 through 5) of National Instrument 45-102 – Resale of Securities of the Canadian Securities Administrators are satisfied in respect of any such trade.

(b) Except as set forth in Section 4.2(a) or as required by the terms of the Parent Benefit Plans, as of the date of this Agreement, (i) Parent does not have any shares of its capital stock issued or outstanding, other than Parent Common Shares that have become outstanding after March 19, 2021, which were reserved for issuance as of March 19, 2021 as set forth in Section 4.2(a), and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock of Parent or any of Parent’s Subsidiaries to which Parent or any of Parent’s Subsidiaries is a party obligating Parent or any of Parent’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock of Parent or any of Parent’s Subsidiaries or securities convertible into, exercisable for or exchangeable for such shares, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, or (C) redeem or otherwise acquire any such shares of capital stock.

(c) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the shareholders of Parent on any matter.

(d) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the Parent Common Shares or other capital stock of the Parent or, except for any voting trust agreement entered into in compliance with Section 5.8(c) of this Agreement, capital stock of any of Parent’s Subsidiaries.

Section 4.3 Corporate Authority Relative to This Agreement; Consents and Approvals; No Violation.

(a) Each of Parent and the Merger Subs has all requisite power and authority to enter into this Agreement and, subject to receipt of the Parent Shareholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except for (i) the Parent Shareholder Approval, (ii) the adoption of this Agreement by Parent, as the sole stockholder of Surviving Merger Sub (which such adoption shall occur immediately following the execution of this Agreement), (iii) the approval of this Agreement by Parent, as the sole stockholder of First Merger Sub (which such approval shall occur immediately following the execution of this Agreement) and (iv) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware, no other proceedings on the part of Parent or either Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and each Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and each Merger Sub, enforceable against each of Parent and each Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(b) (i) The Parent Board at a duly called and held meeting has unanimously (A) determined that it is in the best interests of Parent to enter into this Agreement, (B) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers and the Debt Financing and (C) resolved to recommend that the holders of Parent Common Shares approve the Parent Share Issuance (the “Parent Recommendation”) and directed that such matter be submitted for consideration of the shareholders of Parent at the Parent Shareholder Meeting; (ii) the board of directors of Surviving Merger Sub has unanimously (A) determined that it is in the best interests of Surviving Merger Sub and its sole stockholder, and declared it advisable, to enter into this

Agreement, (B) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, and (C) resolved to recommend that the sole stockholder of Surviving Merger Sub adopt this Agreement and directed that such matter be submitted for consideration of the sole stockholder of Surviving Merger Sub; and (iii) the board of directors of First Merger Sub has unanimously (A) determined that it is in the best interests of First Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (B) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers and (C) resolved to recommend that the sole stockholder of First Merger Sub approve this Agreement and directed that such matter be submitted for consideration of the sole stockholder of First Merger Sub.

(c) The execution, delivery and performance by Parent and each Merger Sub of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by Parent and each Merger Sub do not and will not require Parent, either Merger Sub or any of their Subsidiaries to procure, make or provide prior to the Closing Date any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity or other third party, other than (i) the filing of the First Certificate of Merger and the Second Certificate of Merger, (ii) authorizations from, or such other actions as are required to be made with or obtained from, the STB, (iii) authorizations from, or such other actions as are required to be made with or obtained from, the FCC, (iv) compliance with any applicable requirements of any Antitrust Laws, (v) authorizations from, or such other actions as are required to be made with or obtained from, the COFECE and the IFT, (vi) the filing of notices with the ARTF and the SCT, (vii) compliance with the applicable requirements of the Securities Act, the Exchange Act and the Canadian Securities Laws, including the filing with the SEC of the Form F-4 (including the Proxy Statement/Prospectus) and the filing of the Management Information Circular with the Canadian Securities Administrators, (viii) compliance with the rules and regulations of the NYSE and the TSX, (ix) compliance with any applicable foreign or state securities or blue sky laws and (x) the other consents and/or notices set forth on Section 4.3(c) of the Parent Disclosure Schedules (clauses (i) through (x), collectively, the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Assuming compliance with the matters referenced in Section 4.3(c) and receipt of the Parent Approvals and the Parent Shareholder Approval, the execution, delivery and performance by Parent and each Merger Sub of this Agreement and the consummation by Parent and each Merger Sub of the Mergers and the other transactions contemplated hereby, do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding on or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract, instrument, permit, concession, franchise, right or license binding on Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such contravention, conflict, violation, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Reports and Financial Statements.

(a) Parent is a “reporting issuer” or the equivalent and not on the list of reporting issuers in default under applicable Canadian Securities Laws in each of the provinces and territories in Canada. Since December 31, 2018, (i) Parent has filed or furnished all forms, statements, certifications, documents and reports required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2018 (the forms, statements, certifications, documents and reports so filed or furnished by Parent and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Parent SEC Documents”) and (ii) Parent has filed or furnished all forms, documents and reports required to be filed or furnished by it with the Canadian Securities Administrators prior to the date of this Agreement (together with the Parent SEC Documents, the “Parent Public Documents”). Each of the Parent Public Documents, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied, or if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, the Canadian Securities Laws, as the case may be, and no Parent Public Document as of its date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseding filing) contained, and no Parent Public Documents filed with or furnished to the SEC or the Canadian Securities Administrators subsequent to the date of this Agreement will contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has not filed any confidential material change report with any Canadian Securities Administrators that, as of the date of this Agreement, remains confidential.

(b) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE and the TSX. Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3) thereunder, or the rules and regulations promulgated by the SEC, since December 31, 2018, neither Parent nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of Parent.

(c) The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents (or, if any such Parent SEC Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding Parent SEC Document) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in all material respects in conformity with GAAP (except, in the case of the unaudited financial statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.5 Internal Controls and Procedures.

(a) Parent has established and maintains disclosure controls and procedures as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective in providing reasonable assurance that information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and Canadian Securities Administrators and other public disclosure documents.

(b) Parent maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent in all material respects, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, that access to assets is permitted only in accordance with authorizations of management and directors of Parent and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Parent’s assets that could have a material effect on its financial statements. The records, systems, controls, data and information of Parent and its Subsidiaries that are used in the systems of disclosure controls and procedures and of financial reporting controls and procedures described above are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Parent or a wholly owned Subsidiary of Parent or its accountants, except as would not reasonably be expected to adversely affect or disrupt, in any material respect, the Company’s systems of disclosure controls and procedures and of financial reporting controls and procedures or the reports generated thereby.

(c) Parent’s management has completed an assessment of the effectiveness of Parent’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2020, and such assessment concluded that such controls were effective. Parent has disclosed, based on its most recent evaluation of its internal controls prior to the date of this Agreement, to the Parent’s auditors and the audit committee of the Parent Board, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting. As of the date of its most recent audited financial statements, neither Parent nor its auditors had identified any significant deficiencies or material weaknesses in its internal controls over financial reporting and, as of the date of this Agreement, to the Knowledge of Parent, nothing has come to its attention that has caused it to believe that there are any material weaknesses or significant deficiencies in such internal controls. To the Knowledge of Parent, since December 31, 2018, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Parent employees regarding questionable accounting or auditing matters, have been received by Parent. To the Knowledge of Parent, since December 31, 2018, no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent’s chief legal officer, audit committee (or other committee designated for the purpose) of the Parent Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Parent policy contemplating such reporting, including in instances not required by those rules.

Section 4.6 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the audited consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2020, and the footnotes to such consolidated balance sheet, in each case set forth in Parent’s report on Form 10-K for the fiscal year ended December 31, 2020, (b) as expressly permitted or contemplated by this Agreement, (c) for liabilities or obligations that have been discharged or paid in full, (d) for liabilities arising in connection with obligations under any existing Contract (except to the extent such liabilities arose or resulted from a breach or a default of such Contract), (e) for liabilities and obligations incurred in the Ordinary Course of Business since December 31, 2020 (the “Parent Balance Sheet Date”); or (f) as would not have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any Subsidiary of Parent has any liabilities or obligations that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries.

Section 4.7 Compliance with Law; Permits.

(a) Parent and its Subsidiaries have been since December 31, 2018 in compliance with and not in default under or in violation of any Law applicable to Parent and its Subsidiaries, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and its Subsidiaries are in possession of all Permits necessary for Parent and Parent’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (such Permits, the “Parent Permits”), except where the failure to have any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in modification, termination or revocation thereof, and Parent and each of its Subsidiaries is in compliance with the terms and requirements of such Parent Permit, except where the failure to be in full force and effect or in compliance or where such proceeding would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Neither Parent nor any of its Subsidiaries has received any written notice that Parent or its Subsidiaries is in violation of any Law applicable to Parent or any of its Subsidiaries or any Permit, except for such violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no Actions pending, threatened in writing or, to the Knowledge of Parent, otherwise threatened that would reasonably be expected to result in the revocation, withdrawal, suspension, non-renewal, termination, revocation, or adverse modification or limitation of any such Permit, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8 Anti-Corruption; Anti-Bribery; Anti-Money Laundering.

(a) Parent, its Subsidiaries and, to the Knowledge of Parent, each of their directors, officers and employees and each other Person acting on behalf of Parent or its Subsidiaries are in all material respects in compliance with and for the past five years, have in all material respects complied with (a) the FCPA, and (b) the provisions of all Anti-Corruption Laws. Parent and its Subsidiaries have since December 31, 2018 (i) instituted policies and procedures that are reasonably designed to ensure compliance in all material respects with the FCPA and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which Parent or any of its Subsidiaries operate and (ii) maintained such policies and procedures in full force and effect in all material respects.

(b) None of Parent, its Subsidiaries or, to the Knowledge of Parent, any of their directors, officers and employees and each other Person acting on behalf of Parent or its Subsidiaries has, in the past five years, directly or indirectly, violated any, or been subject to actual or, to the Knowledge of Parent, pending or threatened Proceedings, settlements or enforcement actions alleging violations on the part of any of the foregoing Persons of the FCPA or Anti-Corruption Laws or any terrorism financing Law.

(c) None of Parent, its Subsidiaries or, to the Knowledge of Parent, any of their directors, officers and their employees or any other Person acting on behalf of Parent or its Subsidiaries has, in the past five years: (i) directly or indirectly, paid, offered or promised to pay, or authorized or ratified the payment of any monies or anything of value (A) which would violate any applicable Anti-Corruption Law, including the FCPA, applied for purposes hereof as it applies to domestic concerns, or (B) to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of (x) influencing any act or decision of such official or of any Governmental Entity, (y) to obtain or retain business, or direct business to any Person or (z) to secure any other improper benefit or advantage; or (ii) aided, abetted, caused (directly or indirectly), participated in, or otherwise conspired with, any Person to violate the terms of any Order.

Section 4.9 Sanctions.

(a) For the past five years, Parent and each of its Subsidiaries has been, and currently is, in all material respects in compliance with relevant Export and Sanctions Regulations.

(b) None of Parent or any of its Subsidiaries, or, to the Knowledge of the Parent, any director, officer, agent, employee or other Person acting on behalf of any of Parent or its Subsidiaries, in their capacity as such, is currently, or has been for the past five years: (i) a Sanctioned Person or (ii) engaging in any dealings or transactions with, or for the benefit of, any Sanctioned Person or in any Sanctioned Country, to the extent such activities would cause Parent to violate applicable Export and Sanctions Regulations.

(c) For the past five years, Parent and its Subsidiaries have (i) instituted policies and procedures that are reasonably designed to ensure compliance in all material respects with the Export and Sanctions Regulations in each jurisdiction in which Parent and its Subsidiaries operate or are otherwise subject to jurisdiction and (ii) maintained such policies and procedures in full force and effect in all material respects.

(d) For the past five years, neither Parent nor any of its Subsidiaries (w) has been found in violation of, charged with or convicted of, any Export and Sanctions Regulations, (x) to the Knowledge of Parent, is under investigation by any Governmental Entity for possible violations of any Export and Sanctions Regulation, (y) has been assessed civil penalties under any Export and Sanctions Regulations or (z) has filed any voluntary disclosures with any Governmental Entity regarding possible violations of any Export and Sanctions Regulations.

Section 4.10 Environmental Laws and Regulations.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) Parent and its Subsidiaries have for the past five years conducted their respective businesses in compliance with all applicable Environmental Laws; (ii) for the past five years, neither Parent nor any of its Subsidiaries has received any written notices, demand letters or written requests for information from any Governmental Entity alleging that Parent or any of its Subsidiaries is in violation of or has liability under any Environmental Law and there are no legal, administrative, arbitral or other proceedings, claims or actions pending, or to the Knowledge of Parent threatened, against Parent or any of its Subsidiaries alleging any violation of or liability relating to any Environmental Law, in each case other than with respect to matters that have been fully resolved; (iii) to the Knowledge of Parent, for the past five years, there has been no treatment, storage or release of any Hazardous Substance in violation of or as could reasonably be expected to result in liability under any applicable Environmental Law from any properties currently or formerly owned or leased or held under concession by Parent or any of its Subsidiaries or any predecessor; and (iv) neither Parent nor any Subsidiary is subject to any agreement, order, judgment, decree or agreement by or with any Governmental Entity or other third party imposing any liability or obligation relating to any Environmental Law.

(b) The generality of any other representations and warranties in this Agreement notwithstanding, the representations and warranties in this Section 4.10 shall be deemed to be Parent’s sole and exclusive representations and warranties in this Agreement with respect to Environmental Laws, Hazardous Substances and any other environmental matters.

Section 4.11 Employee Benefit Plans; Labor Matters.

(a) Section 4.11(a) Parent Disclosure Schedules lists all material Parent Benefit Plans.

(b) Parent has made available to the Company, with respect to each material Parent Benefit Plan, each writing constituting a part of such Parent Benefit Plan, including all amendments thereto.

(c) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect: (i) each Parent Benefit Plan (including any related trusts) has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each Parent Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on a favorable opinion issued by the Internal Revenue Service, (iii) no Parent Benefit Plan is subject to Title IV of ERISA, (iv) no employee benefit plan of Parent or its Subsidiaries is a Multiemployer Plan or a plan subject to Title IV of ERISA that has two or more contributing sponsors, at least two of whom are not under common control, (v) all contributions or other amounts payable by Parent or any of its Subsidiaries with respect to each Parent Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and (vi) there are no pending, threatened or, to the Knowledge of Parent, anticipated claims (other than claims for benefits in accordance with the terms of the Parent Benefit Plans) by, on behalf of or against any of the Parent Benefit Plans or any trusts related thereto.

(d) With respect to any Multiemployer Plan contributed to by Parent or any ERISA Affiliate, neither Parent nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied as to an amount that would reasonably be expected to result in, individually or in the aggregate, material liability to Parent and its Subsidiaries, taken as a whole.

(e) Except as provided in this Agreement or required by applicable Law, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or director of Parent or any of its Subsidiaries to severance pay, or any other payment from Parent or its Subsidiaries, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation due to any such employee or consultant, (iii) directly or indirectly cause Parent to transfer or set aside any assets to fund any material benefits under any Parent Benefit Plan or (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Parent Benefit Plan on or following the First Effective Time.

(f) The execution and delivery of this Agreement, stockholder or other approval of this Agreement or the consummation of the transactions contemplated by this Agreement would not, either alone or in combination with another event, result in the payment of any “excess parachute payment” as defined Section 280G(b)(1) of the Code.

(g) Parent is not a party to nor does it have any obligation under any Parent Benefit Plan to compensate, indemnify or reimburse any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(h) Parent and its Subsidiaries are in compliance with their obligations pursuant to all notification and bargaining obligations arising under any Parent Labor Agreements, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(i) Except as would not reasonably be expected to result in, individually or in the aggregate, material liability to Parent and its Subsidiaries, taken as a whole as of the date of this Agreement, (A) there are no strikes or lockouts with respect to any employees of Parent or any of its Subsidiaries; (B) to the Knowledge of Parent, there is no union organizing effort pending or threatened against Parent or any of its Subsidiaries; (C) there is no labor dispute or labor arbitration proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries (other than, in each case, routine grievances, including those brought by unions or other collectively represented employees, to be heard by the applicable Governmental Entity); and (D) there is no slowdown, or work stoppage in effect or, to the Knowledge of Parent, threatened with respect to employees of Parent or any of its Subsidiaries.

(j) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, since December 31, 2018, Parent and its Subsidiaries have complied with all applicable Laws with respect to employment and employment practices (including all applicable Laws, rules and regulations regarding wage and hour requirements, employee and worker classification, immigration status, discrimination in employment, harassment, employee health and safety, and collective bargaining).

(k) The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or similar organization is not required for Parent to enter into this Agreement or to consummate any of the transactions contemplated hereby other than any consent, consultation or formal advice, the failure of which to obtain or, in the case of consultation, engage in, would not delay or prevent the consummation of the transactions contemplated by this Agreement or otherwise reasonably be expected to result in, individually or in the aggregate, material liability to Parent and its Subsidiaries, taken as a whole as of the date of this Agreement.

Section 4.12 Absence of Certain Changes or Events.

(a) Since the Parent Balance Sheet Date through the date of this Agreement, there has not been any event, change, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) From the Parent Balance Sheet Date through the date of this Agreement, Parent and its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business.

Section 4.13 Investigations; Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, (a) to the Knowledge of Parent, there is no investigation or review pending or threatened by any Governmental Entity with respect to Parent or any of its Subsidiaries; and (b) there are no Actions pending (or, to the Knowledge of Parent, threatened) against or affecting Parent or any of Parent’s Subsidiaries or any of their respective assets or properties at law or in equity before, and there are no Orders of any Governmental Entity against or affecting Parent or any of Parent’s Subsidiaries or any of their respective assets or properties.

Section 4.14 Parent Information. The information supplied or to be supplied by Parent for inclusion in (i) the Proxy Statement/Prospectus, the Form F-4 or the Management Information Circular will not, at the time the Proxy Statement/Prospectus is first mailed to the Company’s stockholders and at the time the Management Information Circular is first mailed to Parent’s shareholders, at the time of the Company Stockholder Meeting and the Parent Shareholder Meeting or at the time the Form F-4 (and any amendment or supplement thereto) is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company for inclusion or incorporation by reference therein.

Section 4.15 Tax Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) Parent and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them under applicable Law with the appropriate Governmental Entity and all such filed Tax Returns are complete and accurate; (ii) Parent and each of its Subsidiaries have paid all Taxes required to be paid under applicable Law to the appropriate Governmental Entity and have withheld all Taxes required to be withheld by any of them (including in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other third party), except, in the case of clauses (i) and (ii), with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP; (iii) as of the date of this Agreement, there are not pending or, to the Knowledge of Parent, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes of Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries has received written notice within the past six years of any claim made by a Governmental Entity, in a jurisdiction where Parent or any of its Subsidiaries, as applicable, does not file a Tax Return, that Parent or such Subsidiary is or may be subject to income taxation by, or have an obligation to file an income Tax Return in, that jurisdiction; (iv) there are no liens for Taxes on any property of Parent or any of its Subsidiaries, except for Permitted Liens; (v) neither Parent nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code; (vi) neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2); (vii) neither Parent nor any of its Subsidiaries (A) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (1) exclusively between or among Parent and/or its Subsidiaries or (2) not primarily related to Taxes and entered into in the Ordinary Course of Business), (B) has been a member of an affiliated, consolidated, unitary or combined group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was Parent or any of its Subsidiaries), or (C) has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of federal, state, local or non-U.S. Law), as a transferee or successor; and (viii) neither Parent nor any of its Subsidiaries will be required to include any item of income in, or to exclude any item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any closing agreement, installment sale, or open transaction disposition, (B) any accounting method change or agreement with any Governmental Entity, or (C) any election pursuant to Section 965(h) of the Code, in each case, made prior to the Closing.

(b) Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to (i) prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) cause the stockholders (other than any Excepted Stockholder) of the Company to recognize gain pursuant to Section 367(a)(1) of the Code, (iii) cause Parent to be treated as a “domestic corporation” pursuant to Section 7874(b) of the Code as a result of the Mergers, or (iv) prevent or impede Parent from being able to deliver the executed Parent Tax Certificate at Closing. As of the date of this Agreement, Parent believes it will be able to provide the Parent Tax Certificate at the Closing.

(c) The generality of any other representations and warranties in this Agreement notwithstanding, the representations and warranties in this Section 4.15 and, to the extent applicable, Section 4.11 shall be deemed to be Parent’s sole and exclusive representations and warranties in this Agreement with respect to Tax matters.

Section 4.16 Opinion of Financial Advisor. The Parent Board has received the separate oral opinion(s) of BMO Nesbitt Burns Inc., Evercore Group L.L.C. and Goldman Sachs Canada Inc., to be confirmed by delivery of their respective written opinions, that, as of the date of the respective opinion and based upon and subject to the assumptions, limitations, qualifications and other matters stated therein, the Merger Consideration to be paid to the holders of Company Common Stock in the First Merger pursuant to this Agreement is fair, from a financial point of view, to Parent.

Section 4.17 Financing.

(a) Parent has delivered to the Company true and complete copies as of the date of this Agreement of (i) fully executed debt commitment letters, dated as of the date of this Agreement (including all exhibits and schedules thereto, the “Debt Commitment Letters”), by and among inter alia Parent and the Financing Parties specified therein and (ii) the executed fee letter, dated the date of this Agreement, referenced therein, relating to fees and other terms with respect to the Debt Financing contemplated by such Debt Commitment Letters (with only fee amounts and customary “flex” terms redacted, none of which redacted provisions could affect the conditionality, enforceability, availability, or aggregate principal amount of the Debt Financing). Pursuant to the Debt Commitment Letters, and subject to the terms and conditions thereof, the Financing Parties party thereto have committed to provide Parent and/or its Subsidiary party thereto with the amounts set forth in the Debt Commitment Letters for the purposes set forth therein (the debt financing contemplated in the Debt Commitment Letters, together with any replacement debt financing, including any bank financing or debt securities issued in lieu thereof, the “Debt Financing”).

(b) As of the date of this Agreement, the Debt Commitment Letters are in full force and effect and the respective commitments thereunder have not been withdrawn, rescinded,

reduced or terminated, or otherwise amended or modified in any respect and, to the Knowledge of Parent, no termination, reduction, withdrawal, rescission, amendment or modification is contemplated (other than as set forth therein with respect to “flex” rights and/or to add additional lenders, arrangers, bookrunners, syndication agents and similar entities who had not executed the Debt Commitment Letters as of the date of this Agreement), and the Debt Commitment Letters, in the form so delivered, constitute the legal, valid and binding obligations of, and are enforceable against, Parent, its Subsidiary party thereto and, to the Knowledge of Parent, each of the other non-affiliated parties thereto, subject, in each case, to the Enforceability Exceptions.

(c) Parent has fully paid (or caused to be paid) any and all commitment fees or other fees required by the Debt Commitment Letters to be paid on or before the date of this Agreement, and will pay in full any such amounts as and when due and payable on or before the Closing Date. Except as expressly set forth in the Debt Commitment Letters, there are no conditions precedent to the obligations of the Financing Parties party thereto to provide the Debt Financing or any contingencies that would permit the Financing Parties party thereto to reduce the aggregate principal amount of the Debt Financing. Assuming the satisfaction of the conditions set forth in Section 6.3(a) and (b), Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in any of the Debt Commitment Letters on or prior to the Closing Date, nor does Parent have knowledge as of the date of this Agreement that any Financing Party party thereto will not perform its obligations thereunder. Except for customary bond engagement letters and for the redacted fee letter provided to the Company in accordance with clause (a) above, as of the date of this Agreement, there are no contracts, agreements, “side letters” or other arrangements to which Parent or any of its Subsidiaries is a party relating to the Debt Commitment Letters or the Debt Financing.

(d) As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, constitutes, or would reasonably be expected to constitute, a default or breach by Parent or its Subsidiaries or, to the Knowledge of Parent, any other party thereto, of any term of the Debt Commitment Letters. The Debt Financing, when funded in accordance with the Debt Commitment Letters and giving effect to any “flex” provision in or related to the Debt Commitment Letters (including with respect to fees and original issue discount), together with cash and the other sources of immediately funds available to Parent on the Closing Date, shall provide Parent with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s obligations under this Agreement and the Debt Commitment Letters, including the payment of the Cash Consideration, the Preferred Merger Consideration and any fees and expenses of or payable by Parent or Merger Subs or Parent’s other Affiliates, and for any repayment or refinancing of any outstanding indebtedness of the Company and/or its Subsidiaries contemplated by, or required in connection with the transactions described in, this Agreement or the Debt Commitment Letters (such amounts, collectively, the “Financing Amounts”).

(e) Parent and Merger Subs expressly acknowledge and agree that their obligations under this Agreement to consummate the Mergers or any of the other transactions contemplated by this Agreement, are not subject to, or conditioned on, the receipt or availability of any funds or the Debt Financing.

Section 4.18 Capitalization of Merger Subs. The authorized capital stock of (i) Surviving Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding, and (ii) First Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Surviving Merger Sub is as of the date of this Agreement, and at all times through the Second Effective Time will be, owned directly by Parent; and all of the issued and outstanding capital stock of First Merger Sub is as of the date of this Agreement, and at all times until immediately prior to the First Effective Time will be, owned directly by Surviving Merger Sub. There is no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity securities of Surviving Merger Sub or First Merger Sub. Neither Surviving Merger Sub nor First Merger Sub has conducted any business prior to the date of this Agreement, and prior to the First Effective Time (in the case of Surviving Merger Sub) or the Second Effective Time (in the case of First Merger Sub) will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Mergers and the other transactions contemplated by this Agreement.

Section 4.19 Required Vote of Parent Shareholders. The affirmative vote of a majority of the votes cast by the holders of outstanding Parent Common Shares represented in person or by proxy and entitled to vote on such matter in favor of the approval of the Parent Share Issuance at the Parent Shareholder Meeting, or any adjournment or postponement thereof, in accordance with the rules and policies of the TSX (the “Parent Shareholder Approval”) is the only vote of holders of securities of Parent that is required to approve this Agreement and the transactions contemplated hereby, including the Mergers.

Section 4.20 Finders or Brokers. Except for BMO Nesbitt Burns Inc., Evercore Group L.L.C. and Goldman Sachs Canada Inc., neither Parent nor any Subsidiary of Parent (including each Merger Sub) has employed or engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or on consummation of the Mergers or the other transactions contemplated hereby.

Section 4.21 Certain Arrangements. Since December 31, 2018 through the date of this Agreement, there have been no contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, or any material transactions, between Parent, either Merger Sub or any of their respective Affiliates, on the one hand, and any beneficial owner of five percent or more of the outstanding shares of Company Common Stock or any member of the Company’s management or the Company Board, on the other hand, relating in any way to the Company, the transactions contemplated by this Agreement or to the operations of the Second Surviving Corporation after the Second Effective Time.

Section 4.22 Ownership of Common Stock. None of Parent, either Merger Sub or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company, and none of Parent, either Merger Sub or any of their respective Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Company Common Stock, except pursuant to this Agreement. None of Parent, either Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last three years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

Section 4.23 Solvency. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including any financings being entered into in connection therewith):

(a) the Fair Value of the assets of Parent and its Subsidiaries, taken as a whole, shall be greater than the total amount of Parent’s and its Subsidiaries’ liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), taken as a whole;

(b) Parent and its Subsidiaries, taken as a whole, shall be able to pay their debts and obligations in the Ordinary Course of Business as they become due; and

(c) Parent and its Subsidiaries, taken as a whole, shall have adequate capital to carry on their businesses and all businesses in which they are about to engage.

(d) For the purposes of this Section 4.23, “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of Parent and its Subsidiaries would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

Section 4.24 No Other Representations or Warranties; No Reliance. Each of Parent and the Merger Subs acknowledges and agrees that, except for the representations and warranties contained in Article 3, none of the Company or any other Person acting on behalf of the Company has made or makes, and neither Parent nor either Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to the Company, its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent, either Merger Sub or any of their respective representatives by or on behalf of the Company. Each of Parent and the Merger Subs acknowledges and agrees that neither the Company nor any other Person acting on behalf of the Company has made or makes, and neither Parent nor either Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Parent, either Merger Sub or any of their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any of its Subsidiaries. Each of Parent and the Merger Subs acknowledges and agrees that neither the Company nor any other Person acting on behalf of the Company has made or makes, and neither Parent nor either Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to the Company.

ARTICLE 5

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company.

(a) From and after the date of this Agreement and prior to earlier of the Control Date and the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated, required or expressly permitted by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedules, the Company shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to (A) conduct its business in all material respects in the Ordinary Course of Business in accordance with the capital allocation policy set forth on Section 5.1(a) of the Company Disclosure Schedule (the “Company Capital Allocation Policy”), and (B) preserve intact in all material respects its business organization and maintain existing relationships and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, creditors, lessors, distributors, employees, contractors and business associates; provided, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) From and after the date of this Agreement and prior to the earlier of the First Effective Time and the Termination Date (other than with respect to the covenants set forth in Sections 5.1(b)(i), (ii), (iii), (iv), (v), (vi), (vii), (x), (xiii), (xv), (xvi), (xvii), (xviii) and (xxi), each of which shall apply from and after the date of this Agreement and prior to the earlier of the Control Date and the Termination Date), except (w) as may be required by applicable Law, (x) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (y) as may be expressly contemplated, required or expressly permitted by this Agreement or (z) as set forth in Section 5.1 of the Company Disclosure Schedules, the Company:

(i) shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (A) quarterly cash dividends paid by the Company on the outstanding shares of Company Common Stock consistent with the Company Capital Allocation Policy, appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the shares Company Common Stock, (B) dividends paid by the Company on the outstanding shares of Company Preferred Stock in accordance with the terms thereof and (C) dividends and distributions paid by Subsidiaries of the Company to the Company or to any of the Company’s other wholly owned Subsidiaries;

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except as may be permitted by Section 5.1(b)(vi), and except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary after consummation of such transaction;

(iii) shall not, and shall not permit any of its Subsidiaries to except in the Ordinary Course of Business, hire any employee or engage any independent contractor (who is a natural person) or terminate the employment of any employee of the Company or any of its Subsidiaries or increase the compensation or other benefits payable or provided to the Company’s directors or employees, except that, notwithstanding the foregoing, except as required pursuant to the terms of any Company Benefit Plan in effect as of the date of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to (A) grant any transaction or retention bonuses, (B) grant any Company Equity Awards or other equity or long-term incentive compensation awards, or (C) enter into any employment, change of control, severance or retention agreement with any employee of the Company or any of its Subsidiaries (except (y) for severance agreements entered into with employees in the Ordinary Course of Business in connection with terminations of employment, providing for severance in accordance with the terms of the applicable Company Benefit Plan in effect as of the date of this Agreement or (z) for employment agreements terminable on no more than 90 days’ notice without penalty);

(iv) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or SEC rule or policy;

(v) shall not adopt any amendments to the Organizational Documents of the Company or any of its Significant Subsidiaries, other than amendments solely to effect ministerial changes to such documents;

(vi) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interests in any Subsidiaries of the Company or any securities convertible into, exercisable for or exchangeable for any such shares or ownership interests or take any action to cause to be vested any otherwise unvested Company Equity Award (except as otherwise provided by the terms of this Agreement or the express terms of any such Company Equity Award), other than (A) issuances of shares of Company Common Stock in respect of any exercise of or settlement of Company Equity Awards outstanding on the date of this Agreement or as may be granted after the date of this Agreement as permitted under this Section 5.1(b), (B) Permitted Liens and (C) pursuant to existing agreements in effect prior to the execution of this Agreement (or refinancings thereof permitted pursuant to Section 5.1(b)(viii)(D));

(vii) except for transactions among the Company and its Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of shares of Company Common Stock from a holder of Company Equity Awards in satisfaction of withholding obligations or in payment of the exercise price;

(viii) shall not, and shall not permit any of its Subsidiaries to, incur, assume, or guarantee, any indebtedness for borrowed money, other than in the Ordinary Course of Business, except for (A) any indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness of the Company or its Subsidiaries (including indebtedness incurred to repay or refinance related fees, expenses, premiums and accrued interest), (C) guarantees or credit support provided by the Company or any of its Subsidiaries for indebtedness of the Company or any of its wholly owned Subsidiaries, to the extent such indebtedness is (1) in existence on the date of this Agreement or (2) incurred in compliance with this Section 5.1(b)(viii), (D) indebtedness incurred pursuant to agreements in effect prior to the execution of this Agreement (or replacements, renewals, extensions, or refinancings thereof) and (E) other indebtedness in an aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries that is consistent with the Company Capital Allocation Policy;

(ix) shall not, and shall not permit any of its Subsidiaries to make any loans, advances, guarantees or capital contributions to or investments in any Person (other than between the Company or any of its wholly owned Subsidiaries, on the one hand, and any of the Company’s wholly owned Subsidiaries, on the other hand) in excess of $35 million individually or $50 million in the aggregate;

(x) shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, or subject to any Lien (other than Permitted Liens), or otherwise dispose of, any material portion of its businesses, properties or assets, including the capital stock of its Subsidiaries but excluding Intellectual Property, other than in the Ordinary Course of Business, and except (A) pursuant to existing agreements in effect prior to the execution of this Agreement (or refinancings thereof permitted pursuant to Section 5.1(b)(viii)(B)), (B) transactions among the Company and its Subsidiaries or among the Company’s Subsidiaries or (C) for consideration not in excess of $25 million individually or $50 million in the aggregate;

(xi) shall not, and shall not permit any of its Subsidiaries to enter into any Contract with a term greater than two years, that may not be terminated by the Company or any of its Subsidiaries without cause, and would have been a Company Material Contract had it been entered into prior to this Agreement, terminate or modify, amend or waive any material rights under any Company Material Contract in any material respect in a manner that is adverse to the Company, in each case, other than in the Ordinary Course of Business or as otherwise contemplated by this Section 5.1(b);

(xii) shall not, and shall not permit any of its Subsidiaries to, acquire assets (other than pursuant to any capital expenditures permitted by Section 5.1(b)(xiv)) from any other Person with a fair market value or purchase price in excess of $25 million individually or $50 million in the aggregate in any transaction or series of related transactions, in each case, including any amounts or value reasonably expected to be paid in connection with a future earn-out, purchase price adjustment, release of “holdback” or similar contingent payment obligation, or that could reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement, other than acquisitions of inventory or other goods in the Ordinary Course of Business;

(xiii) shall not, and shall not permit any of its Subsidiaries to, settle, pay, discharge or satisfy any Action, other than any Action that involves only the payment of monetary damages not in excess of $15 million for any individual Action or $25 million in the aggregate over the amount reflected or reserved against in the balance sheet (or the notes thereto) included in the Company SEC Documents relating to Actions and would not result in (x) the imposition of any Order that would restrict the future activity or conduct of the Company or any of its Subsidiaries (excluding, for the avoidance of doubt, releases of claims, confidentiality and other de minimis obligations customarily included in monetary settlements) or (y) a finding or admission of a violation of Law;

(xiv) shall not, and shall not permit any of its Subsidiaries to, make or authorize any capital expenditures other than (A) capital expenditures not in excess of $700 million in any 12-month period or (B) other capital expenditures to the extent necessary to restore service to Company railroads, repair improvements on Company real estate or guarantee safety in the event of railroad accidents or incidents (natural or otherwise) affecting railroad operations or real estate;

(xv) shall not, and shall not permit any of its Subsidiaries to, terminate or permit any material Company Permit to lapse, other than in accordance with the terms and regular expiration thereof, or fail to apply on a timely basis for any renewal of any renewable material Company Permit (excluding, in each case, any Company Permit that the Company, in its reasonable judgment, no longer believes to be material or necessary to the conduct of its businesses);

(xvi) shall not, and shall not permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except for any such transactions between or among the Company’s Subsidiaries or between or among any of the Company’s Subsidiaries and the Company;

(xvii) shall not, and shall not permit any of its Subsidiaries to, enter into any new line of business that is not reasonably related to the existing business lines of the Company and its Subsidiaries;

(xviii) shall not, and shall not permit any of its Subsidiaries to, reorganize, restructure or combine any railroads or railroad operations if any such action would result in the Company or any of its Subsidiaries being classified as a Class I railroad by the STB;

(xix) other than consistent with past practice, shall not (A) make (other than in the Ordinary Course of Business), change or revoke any material Tax election, (B) change any material method of Tax accounting or Tax accounting period, (C) file any amended Tax Return with respect to any material Tax, (D) settle or compromise any material Tax proceeding for an amount in excess of $10 million individually or $25 million in the aggregate over the amount reflected or reserved against in the balance sheet (or the notes thereto) included in the Company SEC Documents relating thereto or enter into any closing agreement relating to any material Tax, (E) surrender any right to claim a material Tax refund, or (F) agree to an extension or waiver of the statute of limitations with respect to the assessment of any material Tax without notifying Parent in writing reasonably promptly after entering any such agreement;

(xx) shall not, and shall not permit any of its Subsidiaries to become a party to, establish, adopt, materially amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xxi) shall not, and shall not permit any of its Subsidiaries to enter into any consent decree or similar agreement that, individually or in the aggregate, is material to the Company and its Subsidiaries, taken as a whole;

(xxii) shall not, and shall not permit any of its Subsidiaries to terminate or fail to exercise renewal rights with respect to any insurance policies of the Company and its Subsidiaries in a manner that would (after taking into account any replacement insurance policies) materially and adversely affect the overall insurance coverage of the Company and its Subsidiaries, taken as a whole;

(xxiii) shall not, and shall not permit any of its Subsidiaries to, sell, transfer, lease, license, mortgage, pledge, surrender, encumber, divest, or otherwise dispose of any Company Intellectual Property (other than Permitted Liens) material to the business of the Company or any of its Subsidiaries, except in for non-exclusive licenses of Company Intellectual Property granted in the Ordinary Course of Business;

(xxiv) shall not, and shall not permit any of its Subsidiaries to abandon or otherwise allow to lapse or expire any material Registered Company Intellectual Property, other than lapses or expirations of any Registered Company Intellectual Property that is at the end of its maximum statutory term (with renewals); and

(xxv) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c) Nothing contained in this Agreement shall give Parent or either Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Control Date. Prior to the First Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement and the Voting Trust Agreement and subject to applicable Law, complete control and supervision over its and its Subsidiaries’ operations.

Section 5.2 Conduct of Business by Parent.

(a) From and after the date of this Agreement and prior to earlier of the First Effective Time and the Termination Date, except (i) as may be required by applicable Law, (ii) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated, required or expressly permitted by this Agreement or (iv) as set forth in Section 5.2 of the Parent Disclosure Schedules, Parent shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to (A) conduct its business in all material respects in the Ordinary Course of Business and (B) preserve intact in all material respects its business organization and maintain existing relationships and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, creditors, lessors, distributors, employees, contractors and business associates; provided, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) From and after the date of this Agreement and prior to the earlier of the First Effective Time and the Termination Date, except (w) as may be required by applicable Law, (x) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (y) as may be expressly contemplated, required or expressly permitted by this Agreement or (z) as set forth in Section 5.2 of the Parent Disclosure Schedules, Parent:

(i) shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Parent or its Subsidiaries), except (A) regular quarterly cash dividends paid by Parent on the Parent Common Shares consistent with past practice, appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the Parent Common Shares, (B) dividends paid by Parent on the outstanding shares of Perpetual 4% Consolidated Debenture Stock of Parent in accordance with the terms thereof and (C) dividends and distributions paid by Subsidiaries of Parent to Parent or to any of Parent’s other wholly owned Subsidiaries;

(ii) other than pursuant to the Proposed Share Split, shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Parent that remains a wholly owned Subsidiary after consummation of such transaction;

(iii) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or rule or policy of the SEC or the Canadian Securities Administrators;

(iv) other than pursuant to the Proposed Share Split, shall not adopt any amendments to the Organizational Documents of Parent, other than amendments solely to effect ministerial changes to such documents;

(v) except for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interests in any Subsidiaries of Parent or any securities convertible into, exercisable for or exchangeable for any such shares or ownership interests or take any action to cause to be vested any otherwise unvested Parent Equity Award (except as otherwise provided by the terms of this Agreement or the express terms of any such Parent Equity Award), other than (A) issuances of Parent Common Shares (x) in respect of any exercise of or settlement of Parent Equity Awards outstanding on the date of this Agreement, (y) as permitted under the Debt Commitment Letters or (z) as may be granted after the date of this Agreement in the Ordinary Course of Business, (B) the grant of Parent Equity Awards or other equity compensation awards in the Ordinary Course of Business, (C) any Permitted Liens and (D) pursuant to existing agreements in effect prior to the execution of this Agreement;

(vi) shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, or subject to any Lien (other than Permitted Liens), or otherwise dispose of, any material portion of its businesses, properties or assets, including the capital stock of its Subsidiaries, other than in the Ordinary Course of Business, and except (A) pursuant to existing agreements in effect prior to the execution of this Agreement, (B) transactions among Parent and its Subsidiaries or among Parent’s Subsidiaries or (C) for consideration not in excess of $50 million individually or $100 million in the aggregate;

(vii) shall not, and shall not permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries, except for any such transactions between or among Parent’s Subsidiaries; and

(viii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c) Anything to the contrary set forth in this Agreement notwithstanding, between the date of this Agreement and the earlier of the First Effective Time and the Termination Date, Parent shall not, and shall cause its Affiliates not to, directly or indirectly (whether by plan of arrangement, amalgamation, business combination, merger, consolidation or otherwise), acquire, purchase, lease or license or otherwise enter into a transaction with (or agree to acquire, purchase, lease or license or otherwise enter into a transaction with) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so could reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Consent of any Governmental Entity necessary to consummate the Mergers or any of the other transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the Mergers or any of the other transactions contemplated hereby; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) otherwise prevent or materially delay the consummation of the Mergers or any of the other transactions contemplated hereby (including the Debt Financing).

Section 5.3 Access.

(a) Subject to compliance with applicable Laws, each of the Company and Parent shall (and each shall cause its Subsidiaries to): (i) afford to the other party and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access, solely for purposes of furthering the Mergers and the other transactions contemplated hereby or integration planning relating thereto, during normal business hours, on reasonable advance notice of not less than two Business Days, throughout the period prior to the earlier of the First Effective Time and the Termination Date, to the other party’s and its Subsidiaries’ businesses, properties, personnel, agents, contracts, commitments, books and records, other than any such matters that relate to the negotiation and execution of this Agreement, including with respect to the consideration or valuation of the Mergers or any financial or strategic alternatives thereto, or any Company Alternative Proposal or Parent Alternative Proposal, as applicable, and (ii) promptly furnish the other party and its Representatives all other information concerning its business, properties and personnel as may reasonably be requested by the other party; provided, that the Company or Parent, as applicable, may provide such access by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law (including any COVID-19 Measures).

(b) Subject to compliance with applicable Laws, throughout the period from the First Effective Time until the Control Date (or, as may be applicable in accordance with Section 5.20, the completion of the Post-Closing Disposition), the Company shall (and shall cause its Subsidiaries to) (i) afford to Parent and its Representatives reasonable access, for purposes of furthering the transactions contemplated hereby or integration planning relating thereto, during normal business hours, on reasonable advance notice of not less than two Business Days, to the Company’s and its Subsidiaries’ businesses, properties, personnel, agents, contracts, commitments, books and records, and (ii) promptly furnish Parent and its Representatives (A) such financial and operating data and other information concerning the Company and its Subsidiaries as may be reasonably requested and is necessary or advisable in connection with any filings contemplated pursuant to Section 5.6 or any Post-Closing Disposition, (B) all reports or other information concerning the Company and its Subsidiaries provided to third parties pursuant to the terms of any outstanding indebtedness of the Company or any of its Subsidiaries and (C) all other information concerning the Company’s business, properties and personnel as may reasonably be requested by the other party; provided, that the Company may provide such access by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law (including any COVID-19 Measures);

provided, further, that to the extent access to any information of the Company or any of its Subsidiaries requires the entry of a protective order by the STB, the Company or its applicable Subsidiary shall be required to grant such access only if such order is obtained, subject to the terms of such order.

(c) The foregoing provisions of this Section 5.3 notwithstanding, neither the Company nor Parent shall be required to afford such access or furnish such information if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party, would result in a loss of privilege or trade secret protection to such party or any of its Subsidiaries, would result in the disclosure of any information in connection with any litigation or similar dispute between the parties hereto, would constitute a violation of any applicable Law or result in the disclosure of any personal information that would expose the such party to the risk of liability. In the event that Parent or the Company objects to any request submitted pursuant to and in accordance with this Section 5.3 and withholds information on the basis of the foregoing sentence, the Company or Parent, as applicable, shall inform the other party as to the general nature of what is being withheld and the Company and Parent shall use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of reasonable best efforts to (i) obtain the required consent or waiver of any third party required to provide such information and (ii) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures (including as set forth in the Clean Team Agreement), if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege.

(d) Each of the Company and Parent hereby agrees that all information provided to it or any of its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Confidential Information”, as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of December 9, 2020, between the Company and Parent (the “Confidentiality Agreement”) and, as applicable, the Clean Team Confidentiality Agreement, dated as of March 10, 2021, between the Company and Parent (the “Clean Team Agreement”).

Section 5.4 No Solicitation by the Company.

(a) Subject to the provisions of this Section 5.4, from the date of this Agreement until the earlier of the First Effective Time and the Termination Date, the Company agrees that it shall not, and shall cause its Subsidiaries and its and their respective directors and officers not to, and shall use its reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry regarding, or the making or submission of any proposal, offer or indication of intent that constitutes, or would reasonably be expected to lead to, or result in, a Company Alternative Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations with any Person regarding a Company Alternative Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to, or result in, a Company Alternative Proposal (except to notify such Person that the provisions of this Section 5.4 prohibit any such discussions or negotiations), (iii) furnish any nonpublic information relating to the Company or its Subsidiaries in connection with or for the purpose of facilitating a Company Alternative Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to, or result in, a Company Alternative Proposal; (iv) recommend or enter into any other letter of intent, memorandum of understandings, agreement in principle, option agreement, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar agreement with respect to a Company Alternative Proposal (except for confidentiality agreements permitted under Section 5.4(b)); or (v) approve, authorize or agree to do any of the foregoing or otherwise knowingly facilitate any effort or attempt to make a Company Alternative Proposal.

(b) Notwithstanding anything in this Section 5.4 to the contrary, at any time prior to, but not after, obtaining the Company Stockholder Approval, if the Company receives a bona fide, unsolicited Company Alternative Proposal that did not result from the Company’s violation of this Section 5.4, the Company and its Representatives may contact the third party making such Company Alternative Proposal to clarify the terms and conditions thereof. If (i) such Company Alternative Proposal constitutes a Company Superior Proposal or (ii) the Company Board determines in good faith after consultation with outside legal and financial advisors that such Company Alternative Proposal could reasonably be expected to lead to a Company Superior Proposal, the Company may take the following actions: (A) furnish nonpublic information to the third party making such Company Alternative Proposal (including its Representatives and prospective equity and debt financing sources) in response to a request therefor, if, and only if, prior to so furnishing such information, the third party has executed a confidentiality agreement with the Company having confidentiality and use provisions that, in each case, are not less restrictive in the aggregate to such third party than the provisions in the Confidentiality Agreement are to Parent (it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making or amendment of any Company Alternative Proposal), provided, however, that if the third party making such Company Alternative Proposal is a known competitor of the Company, the Company shall not provide any commercially sensitive non-public information to such third party in connection with any actions permitted by this Section 5.4(b) other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information, and (B) engage in discussions or negotiations with the third party (including its Representatives) with respect to the Company Alternative Proposal. The Company shall promptly (and in any event within 48 hours) notify Parent in writing if: (i) any inquiries, proposals or offers with respect to a Company Alternative Proposal are received by the Company or any of its Representatives or (ii) any information is requested from the Company or any of its Representatives that, to the Knowledge of the Company, has been or is reasonably likely to have been made in connection with any Company Alternative Proposal, which notice shall identify the material terms and conditions thereof (including the name of the applicable third party and, if applicable, complete copies of any written requests, proposals or offers and any other material documents, including proposed agreements). It is understood and agreed that any contacts, disclosures, discussions or negotiations permitted under this Section 5.4(b), including any public announcement that the Company or the Company Board has made any determination contemplated under this Section 5.4(b) to take or engage in any such actions, shall not constitute a Company Change of Recommendation or otherwise constitute a basis for Parent to terminate this Agreement pursuant to Section 7.1(c)(ii). The Company shall keep Parent reasonably informed on a reasonably current basis of any material developments regarding any Company Alternative Proposals or any material change to the terms of any such Company Alternative Proposal and any material change to the status of any such discussions or negotiations with respect thereto.

(c) Except as set forth in this Section 5.4, the Company Board, including any committee thereof, shall not (i) withdraw, withhold, qualify or modify, or propose publicly to withdraw, withhold, qualify or modify, the Company Recommendation, (ii) fail to include the Company Recommendation in the Proxy Statement/Prospectus that is mailed by the Company to the stockholders of the Company; (iii) if any Company Alternative Proposal that is structured as a tender offer or exchange offer for the outstanding shares of Company Common Stock is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Parent or an Affiliate of Parent), fail to recommend, within ten Business Days after such commencement, against acceptance of such tender offer or exchange offer by its stockholders; (iv) approve, adopt, recommend or declare advisable any Company Alternative Proposal or publicly propose to approve, adopt or recommend, or declare advisable any Company Alternative Proposal; or (v) approve, adopt or recommend, or declare advisable or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in and entered into compliance with Section 5.4(b)) with respect to any Company Alternative Proposal (any such action set forth in the foregoing clauses (i) through (v), a “Company Change of Recommendation”). Anything to the contrary set forth in this Agreement notwithstanding, prior to obtaining the Company Stockholder Approval, the Company Board may, in response to a Company Superior Proposal, (x) make a Company Change of Recommendation and/or (y) cause the Company to terminate this Agreement pursuant to Section 7.1(c)(ii); provided, that the Company Board shall not be entitled to make such a Company Change of Recommendation or cause any termination of this Agreement pursuant to Section 7.1(c)(ii) (A) unless the Company shall have given Parent at least five Business Days’ written notice (a “Company Superior Proposal Notice”) advising Parent of its intention to make such a Company Change of Recommendation or terminate this Agreement, which Company Superior Proposal Notice shall include a description of the terms and conditions of the Company Superior Proposal that is the basis for the proposed action of the Company Board, the identity of the Person making the Company Superior Proposal and a copy of any proposed definitive agreement for such Company Superior Proposal, if any, and the Company shall have negotiated in good faith with Parent (to the extent Parent wishes to negotiate) to enable Parent to make such amendments to the terms of this Agreement as would permit the Company Board not to effect a Company Change of Recommendation or terminate this Agreement in connection with such Company Superior Proposal, and (B) unless, at the end of the five-Business Day period following the delivery of such Company Superior Proposal Notice (the “Company Superior Proposal Notice Period”), after taking into account any firm commitments made by Parent in writing to amend the terms of this Agreement and any other proposals or information offered by Parent during the Company Superior Proposal Notice Period, the Company Board concludes that the Company Superior Proposal giving rise to the Company Superior Proposal Notice continues to constitute a Company Superior Proposal if such amendments were to be given effect; provided, that any material modifications to the terms of the Company Superior Proposal (including any change in the amount or form of consideration) shall commence a new notice period pursuant clause (A) of three Business Days.

(d) Anything to the contrary set forth in this Agreement notwithstanding, prior to obtaining the Company Stockholder Approval, but not after, the Company Board may, in response to a Company Intervening Event, make a Company Change of Recommendation if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, that the Company Board shall not be entitled to make such a Company Change of Recommendation unless (i) the Company shall have given Parent at least five Business Days’ written notice (a “Company Intervening Event Notice”) advising Parent of its intention to make such a Company Change of Recommendation, which Company Intervening Event Notice shall include a description of the applicable Company Intervening Event and (ii) unless, at the end of the five-Business Day period following the delivery of such Company Intervening Event Notice (the “Company Intervening Event Notice Period”), after taking into account any firm commitments made by Parent in writing to amend the terms of this Agreement and any other proposals or information offered by Parent during the Company Intervening Event Notice Period, the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to make such Company Change of Recommendation would continue to be reasonably likely to be inconsistent with its fiduciary duties under applicable Law if such amendments were to be given effect.

(e) Nothing contained in this Agreement shall prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under applicable Law or rules and policies of the NYSE, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to stockholders) or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law.

(f) Further to Section 5.4(a), the Company shall (and shall cause its Subsidiaries and its and their respective directors and officers to, and shall use its reasonable best efforts to cause its other Representatives to) promptly terminate any existing discussions and negotiations conducted heretofore with any Person (other than Parent, the Company or any of their respective Affiliates or Representatives) with respect to any Company Alternative Proposal, or proposal or transaction that could reasonably be expected to lead to or result in a Company Alternative Proposal. Further, the Company shall promptly terminate all physical and electronic data access previously granted to such Persons and request that any such Persons promptly return or destroy all confidential information concerning the Company and any of its Subsidiaries and provide prompt written confirmation thereof.

(g) “Company Alternative Proposal” means any proposal, offer or indication of intent made by any Person or group of Persons (other than Parent, either Merger Sub or their respective Affiliates) relating to or concerning (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving the Company, in each case, as a result of which the stockholders of the Company immediately prior to such transaction would cease to own at least 75% of the total voting power of the Company or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction, (ii) the acquisition by any Person of more than 25% of the net revenues, net income or total assets of the Company and its Subsidiaries, on a consolidated basis, or (iii) the direct or indirect acquisition by any Person of more than 25% of the outstanding shares of Company Common Stock.

(h) “Company Superior Proposal” means an unsolicited, bona fide written Company Alternative Proposal, made after the date of this Agreement, substituting in the definition thereof “50%” for “25%” and for “75%” in each place each such phrase appears, made after the date of this Agreement, that the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, and considering all legal, financial, financing and regulatory aspects of the proposal, the identity of the Person(s) making the proposal and the likelihood of the proposal being consummated in accordance with its terms, would, if consummated, result in a transaction (A) that is more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement and (B) that is reasonably likely to be completed, taking into account any regulatory, financing or approval requirements and any other aspects considered relevant by the Company Board.

(i) “Company Intervening Event” means any event, change, occurrence or development that is unknown and not reasonably foreseeable to the Company Board as of the date of this Agreement, or if known or reasonably foreseeable to the Company Board as of the date of this Agreement, the material consequences of which were not known or reasonably foreseeable to the Company Board as of the date of this Agreement; provided, that the receipt, existence or terms of a Company Alternative Proposal shall not be deemed to be a Company Intervening Event hereunder.

Section 5.5 No Solicitation by Parent.

(a) Subject to the provisions of this Section 5.5, from the date of this Agreement until the earlier of the First Effective Time and the Termination Date, Parent agrees that it shall not, and shall cause its Subsidiaries and its and their respective directors and officers not to, and shall use its reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry regarding, or the making or submission of any proposal or offer that constitutes, or would reasonably be expected to lead to, or result in, a Parent Alternative Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations with any Person regarding Parent Alternative Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to, or result in, a Parent Alternative Proposal (except to notify such Person that the provisions of this Section 5.5 prohibit any such discussions or negotiations), (iii) furnish any nonpublic information relating to Parent or its Subsidiaries in connection with or for the purpose of facilitating a Parent Alternative Proposal or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to, or result in, a Parent Alternative Proposal; (iv) recommend or enter into any other letter of intent, memorandum of understandings, agreement in principle, option agreement, acquisition agreement, merger agreement, arrangement agreement, amalgamation agreement, joint venture agreement, partnership agreement or other similar agreement with respect to a Parent Alternative Proposal (except for confidentiality agreements permitted under Section 5.5(b)); or (v) approve, authorize or agree to do any of the foregoing or otherwise knowingly facilitate any effort or attempt to make a Parent Alternative Proposal.

(b) Notwithstanding anything in this Section 5.5 to the contrary, at any time prior to, but not after, obtaining the Parent Shareholder Approval, if Parent receives a bona fide, unsolicited Parent Alternative Proposal that did not result from the Parent’s violation of this Section 5.5, Parent and its Representatives may contact the third party making such Parent Alternative Proposal to clarify the terms and conditions thereof. If (i) such Parent Alternative Proposal constitutes a Parent Superior Proposal or (ii) the Parent Board determines in good faith after consultation with outside legal and financial advisors that such Parent Alternative Proposal could reasonably be expected to lead to a Parent Superior Proposal, Parent may take the following actions: (A) furnish nonpublic information to the third party making such Parent Alternative Proposal (including its Representatives and prospective equity and debt financing sources) in response to a request therefor, if, and only if, prior to so furnishing such information, the third party has executed a confidentiality agreement with Parent having confidentiality and use provisions that, in each case, are not less restrictive in the aggregate to such third party than the provisions in the Confidentiality Agreement are to the Company (it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making or amendment of any Parent Alternative Proposal), provided, however, that if the third party making such Parent Alternative Proposal is a known competitor of Parent, Parent shall not provide any commercially sensitive non-public information to such third party in connection with any actions permitted by this Section 5.5(b) other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information, and (B) engage in discussions or negotiations with the third party (including its Representatives) with respect to the Parent Alternative Proposal. Parent shall promptly (and in any event within 24 hours) notify the Company in writing if: (i) any inquiries, proposals or offers with respect to a Parent Alternative Proposal are received by Parent or any of its Representatives or (ii) any information is requested from Parent or any of its Representatives that, to the Knowledge of Parent, has been or is reasonably likely to have been made in connection with any Company Alternative Proposal, which notice shall identify the material terms and conditions thereof (including the name of the applicable third party and, if applicable, complete copies of any written requests, proposals or offers and any other material documents, including proposed agreements). It is understood and agreed that any contacts, disclosures, discussions or negotiations permitted under this Section 5.5(b), including any public announcement that Parent or the Parent Board has made any determination contemplated under this Section 5.5(b) to take or engage in any such actions, shall not constitute a Parent Change of Recommendation or otherwise constitute a basis for the Company to terminate this Agreement pursuant to Section 7.1. Parent shall keep the Company reasonably informed on a reasonably current basis of any material developments regarding any Parent Alternative Proposals or any material change to the terms of any such Parent Alternative Proposal and any material change to the status of any such discussions or negotiations with respect thereto.

(c) Except as set forth in this Section 5.5, the Parent Board, including any committee thereof, shall not (i) withdraw, withhold, qualify or modify, or propose publicly to withdraw, withhold, qualify or modify, the Parent Recommendation; (ii) fail to include the Parent Recommendation in the Management Information Circular that is mailed by the Parent to the shareholders of the Parent; (iii) if any Parent Alternative Proposal that is structured as a tender offer or exchange offer for the outstanding Parent Common Shares is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by the Company or an Affiliate of the Company), fail to recommend, within ten Business Days after such commencement, against acceptance of such tender offer or exchange offer by its shareholders; (iv) approve, adopt, recommend or declare advisable any Parent Alternative Proposal or publicly propose to approve, adopt or recommend, or declare advisable any Parent Alternative Proposal; or (v) approve, adopt or recommend, or declare advisable or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in and entered into compliance with Section 5.5(b)) with respect to any Parent Alternative Proposal (any such action set forth in the foregoing clauses (i) through (v), a “Parent Change of Recommendation”). Anything to the contrary set forth in this Agreement notwithstanding, prior to obtaining the Parent Shareholder Approval, the Parent Board may, in response to a Parent Superior Proposal, make a Parent Change of Recommendation; provided, that the Parent Board shall not be entitled to make such a Parent Change of Recommendation (A) unless Parent shall have given the Company at least five Business Days’ written notice (a “Parent Superior Proposal Notice”) advising the Company of its intention to make such a Parent Change of Recommendation, which Parent Superior Proposal Notice shall include a description of the terms and conditions of the Parent Superior Proposal that is the basis for the proposed action of the Parent Board, the identity of the Person making the Parent Superior Proposal and a copy of any proposed definitive agreement for such Parent Superior Proposal, if any, and Parent shall have negotiated in good faith with the Company (to the extent the Company wishes to negotiate) to enable the Company to make such amendments to the terms of this Agreement as would permit the Parent Board not to effect a Parent Change of Recommendation or terminate this Agreement in connection with such Parent Superior Proposal, and (B) unless, at the end of the five-Business Day period following the delivery of such Parent Superior Proposal Notice (the “Parent Superior Proposal Notice Period”), after taking into account any firm commitments made by the Company in writing to amend the terms of this Agreement and any other proposals or information offered by the Company during the Parent Superior Proposal Notice Period, the Parent Board concludes that the Parent Superior Proposal giving rise to the Parent Superior Proposal Notice continues to constitute a Parent Superior Proposal if such amendments were to be given effect; provided, that any material modifications to the terms of the Parent Superior Proposal (including any change in the amount of consideration) shall commence a new notice period pursuant clause (A) of three Business Days.

(d) Anything to the contrary set forth in this Agreement notwithstanding, prior to obtaining the Parent Shareholder Approval, but not after, the Parent Board may, in response to a Parent Intervening Event, make a Parent Change of Recommendation if the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel, that the failure of the Parent Board to take such action would be reasonably likely be inconsistent with its fiduciary duties under applicable Law; provided, that the Parent Board shall not be entitled to make such a Parent Change of Recommendation unless (i) Parent shall have given the Company at least five Business Days’ written notice (a “Parent Intervening Event Notice”) advising the Company of its intention to make such a Parent Change of Recommendation, which Parent Intervening Event

Notice shall include a description of the applicable Parent Intervening Event and (ii) unless, at the end of the five-Business Day period following the delivery of such Parent Intervening Event Notice (the “Parent Intervening Event Notice Period”), after taking into account any firm commitments made by the Company in writing to amend the terms of this Agreement and any other proposals or information offered by the Company during the Parent Intervening Event Notice Period, the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel, that the failure of the Parent Board to make such Parent Change of Recommendation would continue to be reasonably likely be inconsistent with its fiduciary duties under applicable Law if such amendments were to be given effect.

(e) Nothing contained in this Agreement shall prohibit Parent or the Parent Board or any committee thereof from (i) complying with its disclosure obligations under applicable Law or rules and policies of the NYSE or the TSX, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to shareholders) or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, (ii) complying with Part 2 – Division 3 of National Instrument 62-104 – Take-Over Bids and Issuer Bids of the Canadian Securities Administrators and similar provisions under Canadian Securities Laws relating to the provision of directors’ circulars in respect of a Parent Alternative Proposal or (iii) making any disclosure to its shareholders if the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel, that the failure of the Parent Board to make such disclosure would be reasonably likely be inconsistent with its fiduciary duties to Parent’s shareholders under applicable Law.

(f) Further to Section 5.5(a), Parent shall (and shall cause its Subsidiaries and its and their respective directors and officers to, and shall use its reasonable best efforts to cause its other Representatives to) promptly terminate any existing discussions and negotiations conducted heretofore with any Person (other than the Company, Parent or any of their respective Affiliates or Representatives) with respect to any Parent Alternative Proposal, or proposal or transaction that could reasonably be expected to lead to or result in a Parent Alternative Proposal. Further, Parent shall promptly terminate all physical and electronic data access previously granted to such Persons and request that any such Persons promptly return or destroy all confidential information concerning Parent and any of its Subsidiaries and provide prompt written confirmation thereof.

(g) “Parent Alternative Proposal” means any proposal, offer or indication of intent made by any Person or group of Persons (other than the Company or its Affiliates) relating to or concerning (i) a plan of arrangement, amalgamation, merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving Parent, in each case, as a result of which the shareholders of Parent immediately prior to such transaction would cease to own at least 75% of the total voting power of Parent or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction, (ii) the acquisition by any Person of more than 25% of the net revenues, net income or total assets of Parent and its Subsidiaries, on a consolidated basis, or (iii) the direct or indirect acquisition by any Person of more than 25% of the outstanding Parent Common Shares.

(h) “Parent Superior Proposal” means an unsolicited, bona fide written Parent Alternative Proposal, made after the date of this Agreement, substituting in the definition thereof “50%” for “25%” and for “75%” in each place each such phrase appears, made after the date of this Agreement, that the Parent Board determines in good faith, after consultation with Parent’s outside legal and financial advisors, and considering all legal, financial, financing and regulatory aspects of the proposal, the identity of the Person(s) making the proposal and the likelihood of the proposal being consummated in accordance with its terms, would, if consummated, result in a transaction (A) that is more favorable to Parent’s shareholders from a financial point of view than the transactions contemplated by this Agreement and (B) that is reasonably likely to be completed, taking into account any regulatory, financing or approval requirements and any other aspects considered relevant by the Parent Board.

(i) “Parent Intervening Event” means any event, change, occurrence or development that is unknown and not reasonably foreseeable to the Parent Board as of the date of this Agreement, or if known or reasonably foreseeable to the Parent Board as of the date of this Agreement, the material consequences of which were not known or reasonably foreseeable to the Parent Board as of the date of this Agreement; provided, that the receipt, existence or terms of a Parent Alternative Proposal shall not be deemed to be a Parent Intervening Event hereunder.

Section 5.6 Filings; Other Actions.

(a) As promptly as reasonably practicable after the date of this Agreement, (i) the Company and Parent shall prepare and file with the SEC the preliminary Proxy Statement/Prospectus and (ii) Parent shall prepare and file with the SEC and the Canadian Securities Administrators the Form F-4 with respect to the Parent Common Shares to be issued in connection with the First Merger, which shall include the Proxy Statement/Prospectus; provided, that if the SEC determines that Parent is not eligible to file a registration statement on Form F-4, Parent shall instead prepare and file a registration statement on Form S-4 with respect to the Parent Common Shares to be issued in connection with the First Merger, which shall include the Proxy Statement/Prospectus, and all references herein to the Form F-4 shall be deemed instead to refer to such registration statement on Form S-4. Parent shall prepare concurrently with the Proxy Statement/Prospectus the Management Information Circular. Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing and (B) keep the Form F-4 effective for so long as necessary to complete the Mergers. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement/Prospectus, Management Information Circular and the Form F-4. Each of the Company and Parent shall provide the other party with a reasonable period of time to review the Proxy Statement/Prospectus and any amendments thereto prior to filing and shall reasonably consider any comments from the other party. Subject to applicable Law, the information contained in the Management Information Circular shall be consistent in all material respects with the substantive information contained in the Proxy Statement/Prospectus. Each of the Company and Parent shall respond promptly to any comments from the SEC or the staff of the SEC or the TSX, as applicable. Each of the Company and Parent shall notify the other party promptly of the receipt of any comments (whether written or oral) from the SEC or the staff of the SEC or the TSX and of any request by the SEC or the staff of the SEC or the TSX for amendments or supplements to the Proxy Statement/Prospectus, Management Information Circular or Form F-4 or for additional information and shall supply the other party with copies of all correspondence between it and any of its Representatives, on the one hand, and the SEC or the staff of the SEC or the TSX, on the other hand, with respect to the Proxy Statement/Prospectus, Management Information Circular or Form F-4 or the transactions contemplated by this Agreement within 24 hours of the receipt thereof. The Proxy Statement/Prospectus, Management Information Circular and Form F-4 shall comply as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and applicable Canadian Securities Laws and, without limiting the foregoing, Parent shall ensure that the Management Information Circular shall provide shareholders of Parent with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Parent Shareholder Meeting. The Management Information Circular shall comply in all material respects with applicable Laws and the rules of the TSX. If at any time prior to the Company Stockholder Meeting or the Parent Shareholder Meeting (or any adjournment or postponement of the Company Stockholder Meeting or the Parent Shareholder Meeting) any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, Management Information Circular and/or Form F-4, so that the Proxy Statement/Prospectus, Management Information Circular and/or Form F-4 would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed by the Company and/or Parent with the SEC and/or the Canadian Securities Administrators, as applicable, and, to the extent required by applicable Law, disseminated to the stockholders of the Company and the shareholders of Parent. The Company shall cause the Proxy Statement/Prospectus and Form F-4 to be mailed to the Company’s stockholders as promptly as reasonably practicable after the Form F-4 is declared effective under the Securities Act (such date, the “Clearance Date”). Promptly (and in any event within seven days of the mailing of the Proxy Statement/Prospectus to the stockholders of the Company), Parent shall file the Management Information Circular with the Canadian Securities Administrators and mail the Management Information Circular to the shareholders of Parent.

(b) Each of Parent and the Company shall provide the other party and its legal counsel with a reasonable opportunity to review and comment on drafts of the Proxy Statement/Prospectus, Management Information Circular, Form F-4 and other documents related to the Company Stockholder Meeting, the Parent Shareholder Meeting or the issuance of the Parent Common Shares (and any amendments thereto) in connection with the First Merger, prior to filing such documents with the applicable Governmental Entity and mailing such documents to the Company’s stockholders or Parent’s shareholders, as applicable. Each party hereto shall consider in good faith in the Proxy Statement/Prospectus, Management Information Circular, Form F-4 and such other documents related to the Company Stockholder Meeting, the Parent Shareholder Meeting or the issuance of Parent Common Shares in connection with the First Merger, all comments reasonably and promptly proposed by the other party or its legal counsel.

(c) Subject to Section 5.4 and Section 5.6(d), the Company shall take all action necessary in accordance with applicable Law and the certificate of incorporation and bylaws of the Company to set a record date for, duly give notice of, convene and hold a meeting of its stockholders following the mailing of the Proxy Statement/Prospectus for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholder Meeting”) as soon as reasonably practicable following the Clearance Date. Unless the Company shall have made a Company Change of Recommendation in compliance with Section 5.4, the Company shall include the Company Recommendation in the Proxy Statement/Prospectus and shall solicit, and use its reasonable best efforts to obtain, the Company Stockholder Approval at the Company Stockholder Meeting (including by soliciting proxies in favor of the adoption of this Agreement) as soon as reasonably practicable.

(d) The Company shall cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement/Prospectus to its shareholders. The Company may adjourn or postpone the Company Stockholder Meeting (i) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable Law, (ii) if as of the time that the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting, (iii) to allow reasonable additional time to solicit additional proxies necessary to obtain the Company Stockholder Approval, (iv) to comply with applicable Law or (v) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed). Without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the shareholders of the Company at the Company Stockholder Meeting.

(e) Subject to Section 5.5 and Section 5.6(f), Parent shall take all action necessary in accordance with applicable Law and the articles of incorporation and by-laws of Parent to set a record date for, duly give notice of, convene and hold a meeting of its shareholders following the mailing of the Management Information Circular for the purpose of obtaining the Parent Shareholder Approval (the “Parent Shareholder Meeting”) as soon as reasonably practicable following the Clearance Date. Unless Parent shall have made a Parent Change of Recommendation in compliance with Section 5.5, Parent shall include the Parent Recommendation in the Management Information Circular and shall solicit, and use its reasonable best efforts to obtain, the Parent Shareholder Approval at the Parent Shareholder Meeting (including by soliciting proxies in favor of the approval of the Parent Share Issuance) as soon as reasonably practicable.

(f) Parent shall cooperate with and keep the Company informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Management Information Circular to its shareholders. Parent may adjourn or postpone the Parent Shareholder Meeting (i) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Parent Board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable Law, (ii) if as of the time that the Parent Shareholder Meeting is originally scheduled (as set forth in the Management Information Circular) there are insufficient Parent Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Shareholder Meeting, (iii) to allow reasonable additional time to solicit additional proxies necessary to obtain the Parent Shareholder Approval, (iv) to comply with applicable Law or (v) with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed). Without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), the approval of the Parent Share Issuance shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by Parent’s shareholders in connection with the adoption of this Agreement) that Parent shall propose to be acted on by the shareholders of Parent at the Parent Shareholder Meeting.

(g) It is the intention of the parties hereto that, and each of the parties shall reasonably cooperate and use their commercially reasonable efforts to cause, the date and time of the Company Stockholder Meeting and the Parent Shareholder Meeting be coordinated such that they occur on the same calendar day (and in any event as close in time as possible).

(h) Without limiting the generality of the foregoing, the Company agrees that its obligations to hold the Company Stockholder Meeting pursuant to this Section 5.6 shall not be affected solely by the making of a Company Change of Recommendation, and Parent agrees that its obligations to hold the Parent Shareholder Meeting pursuant to this Section 5.6 shall not be affected solely by the making of a Parent Change of Recommendation. The Company agrees that its obligations pursuant to this Section 5.6 shall not be affected solely by the commencement of or announcement or disclosure of or communication to Parent of any Company Alternative Proposal, and further, that it shall not terminate this Agreement on the grounds that such Company Alternative Proposal is a Company Superior Proposal, unless the Company may terminate this Agreement pursuant to and in accordance with Section 7.1. Parent agrees that its obligations pursuant to this Section 5.6 shall not be affected solely by the commencement of or announcement or disclosure of or communication to the Company of any Parent Alternative Proposal, and further, that it shall not take action to terminate this Agreement on the grounds that such Parent Alternative Proposal is a Parent Superior Proposal.

Section 5.7 Employee Matters.

(a) From and after the First Effective Time, the Company shall, and to the extent within its control, Parent shall cause the Company to, honor all Company Benefit Plans in accordance with their terms as in effect immediately before the First Effective Time. For a period of one year following the Control Date, Parent shall provide, or shall cause to be provided, to each current employee of the Company and its Subsidiaries (“Company Employees”) (i) base compensation and cash and equity target incentive opportunities that, in each case, are no less favorable than were provided to the Company Employee immediately before the First Effective Time (it being understood that in lieu of equity compensation awards, Parent may provide Company Employees who, as of immediately prior to the First Effective Time were eligible to receive Company equity compensation awards, long-term incentive awards that are settled in cash in an amount sufficient to replace the grant date value of the Company Employee’s equity compensation opportunity immediately prior to the First Effective Time, provided, that, except as set forth in this Section 5.7(a), such long-term incentive awards shall have the same terms and conditions as those applicable to the equity awards granted by Parent to its similarly situated employees), and (ii) employee benefits that are no less favorable in the aggregate than the employee benefits provided to the Company Employee immediately before the First Effective Time. Without limiting the generality of the foregoing, (A) Parent shall or shall cause the Second Surviving Corporation to provide to each Company Employee whose employment terminates during the one-year period following the Control Date under circumstances that would give rise to severance benefits under the Company Benefit Plans set forth on Section 5.7(a) of the Company Disclosure Schedules (the “Company Severance Plans”), severance benefits in accordance with the terms of the applicable Company Severance Plan in which such Company Employee is eligible to participate immediately prior to the First Effective Time and (B) during such one-year period following the Control Date, severance benefits offered to each Company Employee shall be determined taking into account all service with the Company, its Subsidiaries (and including, on and after the First Effective Time, the Second Surviving Corporation and any of its Affiliates) and without taking into account any reduction after the First Effective Time in compensation paid or benefits provided to such Company Employee.

(b) For all purposes (including for purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Control Date (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Control Date, to the same extent as such Company Employee was entitled, before the Control Date, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Control Date; provided that the foregoing shall not apply (x) for benefit accrual under defined benefit pension plans, (y) for purposes of qualifying for subsidized early retirement benefits or (z) to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the Control Date (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and any other insurance benefits to any Company Employee, Parent shall cause all preexisting condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Control Date, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Parent hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Company Benefit Plans will occur at the First Effective Time, as applicable.

(d) Without limiting the generality of Section 8.10, the provisions of this Section 5.7(d) are solely for the benefit of the parties to this Agreement, and no current or former director, employee or consultant or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan or other compensation or benefit plan or arrangement for any purpose or otherwise shall prevent Parent, the Second Surviving Corporation or any of their Affiliates from terminating the employment of any Company Employee.

Section 5.8 Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall (and shall cause each of their respective Affiliates to) promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to cause the conditions to Closing set forth in Article 6 of this Agreement to be satisfied and to consummate and make effective the Mergers and the other transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement and in any event prior to the End Date, including (i) the obtaining of all necessary actions or nonactions, authorizations, permits, waivers, consents, clearances, approvals and expirations or terminations of waiting periods (collectively, “Consents”), including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations, notices, notifications, petitions, applications, reports and other and filings and the taking of all steps as may be necessary, proper or advisable to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary Consents from third parties, (iii) the defending of any Actions, lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers and the other transactions contemplated by this Agreement (including the Voting Trust), or seeking to prohibit or delay the Closing and (iv) the execution and delivery of any additional instruments necessary, proper or advisable to consummate, and to fully carry out the purposes of the transactions contemplated by this Agreement; provided, that in no event shall either the Company or Parent or any of their respective Subsidiaries be required to pay prior to the First Effective Time any fee, penalty or other consideration to any third party for any Consent required for or triggered by the consummation of the transactions contemplated by this Agreement under any contract or agreement or otherwise.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company, Parent and each Merger Sub shall (i) promptly, but in no event later than 30 Business Days after the date of this Agreement, file any and all notification and report forms to the COFECE and the IFT required under applicable Law with respect to the Mergers and the other transactions contemplated by this Agreement, and take all other actions necessary to cause the expiration or termination of any applicable waiting periods under applicable Law as soon as practicable after the date of this Agreement, (ii) take all actions with CFIUS as may be advisable under applicable Law to obtain Completion of the CFIUS Process with respect to the transactions contemplated by this Agreement, including (A) promptly, but in no event later than 10 Business Days after the date of this Agreement, jointly providing notification to CFIUS of the execution of this Agreement, (B) promptly, and in no event later than 10 Business Days after the Closing, submitting a draft CFIUS Joint Voluntary Notification to CFIUS, (C) submitting a final Joint Notice to CFIUS after promptly resolving all comments to the draft CFIUS Joint Voluntary Notice from CFIUS and (D) in the case of a CFIUS Declaration, submitting a CFIUS Joint Voluntary Notification if CFIUS so requests or informs the parties that it is not able to conclude action under Section 721 with respect to the Mergers and the other transactions contemplated by this Agreement on the basis of such CFIUS Declaration, (iii) cooperate with each other in (A) determining whether any other filings are required to be made with, or Consents are required to be obtained from, or with respect to, any third parties or Governmental Entities, including under other applicable Antitrust Laws and/or in connection with the Company Approvals and Parent Approvals, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) promptly making all such filings and timely obtaining all such Consents, (iv) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Entity, including responding to any request for information from CFIUS in the applicable timeframe set forth in 31 C.F.R. Part 800, subject to any extensions of such time that may be granted by CFIUS staff upon request of a party to the Joint Notice, and (v) other than with respect to the STB Voting Trust Opinion, the STB Voting Trust Approval (if required) and the STB Final Approval, which are discussed in Section 5.8(c), take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as any state antitrust enforcement authorities, CFIUS, or any other Governmental Entity or other Person may assert under any Law (including in connection with the Company Approvals and Parent Approvals) with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Mergers so as to enable the Closing to occur as promptly as practicable after the date of this Agreement, including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license, hold separate or disposition of any and all of the share capital or other equity interest, assets (whether tangible or intangible), products or businesses of Parent and its Subsidiaries or of the Company and its Subsidiaries, and (B) otherwise taking or committing to take any actions that after the Closing Date would limit Parent’s or its Subsidiaries’ (including the Second Surviving Corporation’s) freedom of action with respect to, or their ability to retain, one or more of their Subsidiaries’ (including the Second Surviving Corporation’s) assets (whether tangible or intangible), products, or businesses, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would otherwise have the effect of preventing or delaying the Closing; provided, that neither the Company nor any of its Subsidiaries shall be required to become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order to sell, divest, license, hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets, operations or business of the Company or any of its Subsidiaries, unless such requirement, condition, understanding, agreement or order is binding on or otherwise applicable to the Company or its Subsidiaries only from and after the First Effective Time in the event that the Closing occurs. Notwithstanding the foregoing, other than with respect to the STB Voting Trust Opinion, the STB Voting Trust Approval (if required) and the STB Final Approval, which are discussed in Section 5.8(c), nothing in this Section 5.8 shall be deemed to require Parent or any of its Affiliates to take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining any Parent Approvals that would reasonably be expected to have a Parent Material Adverse Effect with respect to Parent and its Subsidiaries, taken as a whole, after giving effect to the Mergers (measured on a scale relative to the Company and its Subsidiaries, taken as a whole). Except as otherwise permitted under this Agreement (including pursuant to the authority granted to Parent under Section 5.8(e)), the Company, Parent and each Merger Sub shall not (and shall cause their Subsidiaries not to) take or agree to take any action that would be reasonably likely to prevent or materially delay the Closing. In the event that any information in the filings submitted pursuant to this Section 5.8(b) or any such supplemental information furnished in connection therewith is deemed confidential by either party, the parties shall maintain the confidentiality of the same, and the parties shall seek authorization from the applicable Governmental Entity to withhold such information from public view.

(c) In furtherance and not in limitation of the other covenants of the parties contained in this Section 5.8:

(i) (A) Parent shall, within two Business Days after the date of this Agreement, submit to the STB a copy of the form of voting trust agreement attached hereto as Exhibit A (with such changes as may be made in accordance with Section 5.8(f)) (the “Voting Trust Agreement”), and (B) Parent and the Company shall use their reasonable best efforts to solicit, as promptly as practicable thereafter, a written informal advisory opinion of the STB staff to the effect that the proposed deposit of all outstanding shares of the Second Surviving Corporation into an irrevocable voting trust (the “Voting Trust” and such deposit, the “Voting Trust Transaction”) immediately following the completion of the Post-Closing Contributions, subject to such Voting Trust Agreement, will preclude unlawful control of the Company by Parent (the “STB Voting Trust Opinion”); provided, that if the STB or the STB staff determines that the approval or authorization of the STB is required in order to consummate the Voting Trust Transaction (the “STB Voting Trust Approval”) and notifies Parent or the Company of such determination or otherwise makes such determination public, Parent and the Company shall use reasonable best efforts to obtain, as promptly as practicable thereafter, the STB Voting Trust Approval;

(ii) each of Parent and the Company shall, as promptly as practicable, but in no event later than two Business Days after the date of this Agreement, file with the STB a notice of intent to file the appropriate and necessary documentation for the approval of the Mergers and the transactions contemplated hereby (the “STB Approval Application”);

(iii) each of Parent and the Company shall, as promptly as promptly as practicable, but in no event later than six months, after the date of this Agreement, file the STB Approval Application with the STB and shall use its reasonable best efforts to obtain, as promptly as practicable, the final and non-appealable approval or exemption by the STB of the Mergers and the other transactions contemplated hereby pursuant to 49 U.S.C. § 11323 et seq. (the “STB Final Approval”);

(iv) each of Parent and the Company shall use their reasonable best efforts to (A) prosecute all such filings and other presentations made, and promptly make any subsequent filings or presentations, with the STB with diligence, (B) diligently oppose any third party’s objections to, appeals from or petitions to reconsider or reopen any approval, opinion, exemption or other authorization obtained from the STB, and (C) take all such further action as in the reasonable judgment of Parent and the Company may facilitate obtaining the STB Final Approval; and

(v) each of Parent and Company shall promptly furnish any information requested by CFIUS prior to filing of the draft CFIUS Joint Voluntary Notification and/or Joint Notice with CFIUS, including information relating to the Voting Trust Transaction.

(d) The Company, Parent and each Merger Sub shall cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions and any other actions pursuant to this Section 5.8(d), and, subject to applicable legal limitations and the instructions of any Governmental Entity, the Company, on the one hand, and Parent and each Merger Sub, on the other hand, shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly informing and furnishing the other with copies of notices or other communications received or given by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from or to any third party and/or any Governmental Entity with respect to such transactions. Subject to applicable Law relating to the exchange of information, the Company, on the one hand, and Parent and each Merger Sub, on the other hand, shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity (except for any exhibits to such communications providing the personal identifying information required by 31 C.F.R. Section 800.502(c)(5)(vi) or that otherwise is requested by any Governmental Entity to remain confidential from the other parties); provided, that materials may be redacted (i) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, or proposals from third parties with respect thereto, (ii) as necessary to comply with contractual agreements and (iii) as necessary to address reasonable privilege or confidentiality concerns. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.8 in a manner so as to preserve the applicable privilege. Each of the Company, Parent and the Merger Subs agrees not to initiate or agree to participate in any meeting or discussion, either in person or by telephone or videoconference, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(e) Subject to the obligations of this Section 5.8, Parent shall, acting reasonably, devise and implement the strategy and timing for obtaining any Consents required under any applicable Law in connection with the transactions contemplated by this Agreement and Parent shall, for the avoidance of doubt, have the final authority over the development, presentation and conduct of the STB case. Parent shall take the lead in all meetings and communications with any Governmental Entity in connection with obtaining such Consents; provided, that Parent shall consult in advance with the Company and in good faith take the Company’s views into account regarding the overall strategy and timing. The Company and its Subsidiaries shall not initiate any such discussions or proceedings with any Governmental Entity, or take or agree to take any actions, restrictions or conditions with respect to obtaining any Consents in connection with the Mergers and the other transactions contemplated by this Agreement without the prior written consent of Parent.

(f) Subject to Section 5.17(a), applicable Law and to the rules, regulations and practices of the STB, the Voting Trust Agreement may be modified or amended at any time by Parent in its sole discretion; provided, that (i) prior to the First Effective Time, the Voting Trust Agreement may not be modified or amended without the prior written consent of the Company unless such modification or amendment is not inconsistent with this Agreement and is not adverse to the Company or its stockholders and would not reasonably be expected to have a material and adverse effect on receipt of STB Voting Trust Opinion or, if required, the STB Voting Trust Approval, and (ii) whether prior to or after the First Effective Time, the Voting Trust Agreement may not be modified or amended without the prior written consent of the Company if such modification or amendment would reasonably be expected to materially increase the liability exposure of the board of directors of the Second Surviving Corporation under applicable Law. No power of the Second Surviving Corporation, Parent or any of its Affiliates provided for in the Voting Trust Agreement may be exercised in a manner which violates this Agreement. Prior to the First Effective Time, Parent, with the Company’s consent (not to be unreasonably withheld, conditioned or delayed), shall change or modify the terms of the Voting Trust Agreement to the extent required by the STB as a condition to receiving STB Voting Trust Opinion or, if required, the STB Voting Trust Approval, or to the extent requested by CFIUS to preclude the issuance of any type of order (whether temporary, provisional, or any other type) by CFIUS, in each case so long as the required changes or modifications do not have, in the aggregate, a material adverse effect on Parent’s rights thereunder.

(g) In furtherance and not in limitation of the other covenants of the parties contained in this Section 5.8, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, each of the Company, Parent and the Merger Subs shall cooperate in all respects with each other and shall contest and resist any such Action or proceeding and to have vacated, lifted, reversed or overturned any Action, decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Mergers and the other transactions contemplated by this Agreement.

Section 5.9 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company, Parent and Merger Subs and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.10 Public Announcements. The Company, on the one hand, and Parent and the Merger Subs, on the other hand, shall consult with and provide each other a reasonable opportunity to review and comment on, and consider in good faith any reasonable comments by the other party on, any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated hereby and shall not issue any such press release or other public statement or comment prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Entity; provided, that the restrictions in this Section 5.10 shall not apply (a) to any Company communication regarding a Company Alternative Proposal or from and after a Company Change of Recommendation or the Company or Parent response thereto, (b) to any Parent communication regarding a Parent Alternative Proposal or the Company or Parent response thereto, (c) in connection with any dispute between the parties regarding this Agreement, the Mergers or the other transactions contemplated hereby or (d) to any statements made by the Company or Parent in response to questions by the press, analysts, investors or those participating in investor calls or industry conferences, so long as such statements are consistent with information previously disclosed in previous press releases, public disclosures or public statements made by the Company and/or Parent in compliance with this Section 5.10. Parent and the Company agree to issue a joint press release as the first public disclosure of this Agreement.

Section 5.11 Indemnification and Insurance.

(a) Parent, each Merger Sub and the Company agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or bylaws or other organizational documents or in any agreement shall survive the Mergers and shall continue at and after the First Effective Time in full force and effect. For a period of six years after the First Effective Time, Parent and the Second Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificates of incorporation and bylaws or similar organizational documents as in effect immediately prior to the First Effective Time or in any indemnification agreements of the Company or any of its Subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the First Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the First Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, that all rights to indemnification in respect of any Proceeding (as defined below) pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding or resolution of such claim, even if beyond such six-year period. From and after the Control Date, Parent shall assume, be jointly and severally liable for, and honor, guarantee and stand surety for, and shall cause the Second Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.11.

(b) Each of Parent and the Second Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing or any related expenses) each current and former director, officer or employee of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of the Company or its Subsidiaries (each, together with such Person’s heirs, executors or administrators, and successors and assigns, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, obligations, costs, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (a “Proceeding”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or prior to the First Effective Time (including acts or omissions in connection with such Persons serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company or its Subsidiaries), whether asserted or claimed prior to, at or after the First Effective Time. In the event of any such Proceeding, Parent and the Second Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Proceeding.

(c) For a period of six years from the First Effective Time, Parent and the Second Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the First Effective Time; provided, that after the First Effective Time, Parent and the Second Surviving Corporation shall not be required to pay annual premiums in excess of 300% of the last aggregate annual premium paid by the Company prior to the date of this Agreement in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. The Company shall purchase, prior to the First Effective Time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the First Effective Time, covering without limitation the transactions contemplated hereby; provided, that the Company shall not commit or spend on such “tail” policy, in the aggregate, more than 300% of the last aggregate annual premium paid by the Company prior to the date of this Agreement for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance, and if the cost of such “tail” policy would otherwise exceed such limit, the Company shall be permitted to purchase as much coverage as reasonably practicable for up to such limit. Parent and the Second Surviving Corporation shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Second Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder.

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.11.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Second Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 5.11 shall survive the consummation of the Mergers and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f) In the event that Parent, the Second Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Second Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.11.

Section 5.12 Financing Cooperation.

(a) The Company shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, and each of them shall use their reasonable best efforts to cause their respective Representatives to use their reasonable best efforts, to provide customary cooperation, to the extent reasonably requested by Parent in writing, in connection with the offering, arrangement, syndication, consummation, issuance or sale of any Debt Financing or Alternative Financing obtained in accordance with Section 5.13 (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Affiliates), including, to the extent so requested, using reasonable best efforts to:

(i) furnish promptly to Parent the Financing Information, and such other financial information regarding the Company and its Subsidiaries as is reasonably requested by Parent in connection with the Debt Financing;

(ii) assist Parent in its preparation of the pro forma financial information identified in clause (c) of paragraph 2 of Annex B of the Debt Commitment Letters with respect to the Parent;

(iii) provide reasonable and customary assistance to Parent and the Financing Parties in the preparation of (A) customary offering documents, offering memoranda, offering circulars, private placement memoranda, registration statements, prospectuses, syndication documents and other syndication materials, including information memoranda, lender and investor presentations, bank books and other marketing documents, and similar documents for any portion of the Debt Financing and (B) materials for rating agency presentations;

(iv) make senior management of the Company available, at reasonable times and locations and upon reasonable prior notice, to participate in meetings (including one-on-one conference or virtual calls with Financing Parties and potential Financing Parties), drafting sessions, presentations, road shows, rating agency presentations and due diligence sessions and other customary syndication activities, provided, at the Company’s option in consultation with Parent, any such meeting or communication may be conducted virtually by videoconference or other media;

(v) cause the Company’s independent registered accounting firm to provide customary assistance, including by using reasonable best efforts to cause the Company’s independent registered accounting firm to provide customary comfort letters (including “negative assurance” comfort, if customary and appropriate) in connection with any capital markets transaction comprising a part of the Debt Financing to the applicable Financing Parties and to participate in a reasonable number of due diligence sessions; provided, at the Company’s option, any such session may be conducted virtually by videoconference or other media, and including by using reasonable best efforts to provide customary representation letters to the extent required by such independent registered accounting firm in connection with the foregoing;

(vi) provide customary authorization letters authorizing the distribution of Company information to prospective lenders in connection with a syndicated bank financing;

(vii) assist in obtaining or updating corporate and facility credit ratings;

(viii) assist in the negotiation and preparation of any credit agreement, indenture, note, purchase agreement, underwriting agreement, guarantees and customary closing certificates, as may be reasonably requested by Parent, in each case as contemplated in connection with the Debt Financing;

(ix) make introductions of Parent to the Company’s existing lenders and facilitate relevant coordination between Parent and such lenders;

(x) cooperate with internal and external counsel of Parent in connection with providing customary back-up certificates and factual information regarding any legal opinion that such counsel may be required to deliver in connection with the Debt Financing;

(xi) deliver, at least three Business Days prior to Closing, to the extent reasonably requested in writing at least nine Business Days prior to Closing, all documentation and other information regarding the Company and its Subsidiaries that any Financing Party reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001, and, to the extent required by any Financing Party, a beneficial ownership certificate (substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association) in respect of any of the Company or any of its Subsidiaries that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230);

(xii) at Parent’s written request, cooperate with and use reasonable best efforts to provide all reasonable assistance to Parent in connection with any steps Parent may determine are necessary or desirable to take to (A) obtain consent for the Change of Control under and as defined in the Company Credit Agreement arising from consummation of the transactions contemplated by this Agreement, including facilitating and participating in communications with lenders under the Company Credit Agreement in relation to a Change of Control amendment request substantially in the form attached to the Debt Commitment Letters; provided that any such documentation prepared by the Company, its Subsidiaries and Representatives in connection with the foregoing shall be reasonably acceptable to Parent, and/or (B) prepay some or all amounts outstanding under the Company Credit Agreement, including (1) using reasonable best efforts to prepare and submit customary notices in respect of any such prepayment provided that such prepayment shall be contingent upon the occurrence of the Closing unless otherwise agreed in writing by the Company, and (2) using reasonable best efforts to obtain from the Company Credit Agreement agent a customary payoff letter in respect of the Company Credit Agreement;

(xiii) at Parent’s written request, cooperate with and use reasonable best efforts to provide all reasonable assistance to Parent in connection with any amendments to (A) the Financing Agreement, dated as of February 21, 2012, between The Kansas City Southern Railway Company and the United States of America, represented by the Secretary of Transportation acting through the Administrator of the Federal Railroad Administration and (B) the Financing Agreement, dated as of June 28, 2005, between Texas Mexican Railway Company and the United States of America, represented by the Secretary of Transportation acting through Administrator of the Federal Railroad Administration;

(xiv) on the Closing Date but immediately following the Closing, at Parent’s request (which may be prior to the Closing Date), execute such documentation as is reasonably requested so that the Company can assume the Debt Commitment Letter in respect of the Company Credit Agreement (to the extent the debt commitments thereunder have not been terminated at Closing in accordance with their terms); and

(xv) consent to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or its Subsidiaries or the Company’s or its Subsidiaries’ reputation or goodwill.

(b) The foregoing notwithstanding, none of the Company nor any of its Affiliates shall be required to take or permit the taking of any action pursuant to this Section 5.12 that would: (i) require the Company or its Subsidiaries or any of their respective Affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement (except for the authorization letters contemplated by Section 5.12(a)(vi)), (ii) cause any representation or warranty in this Agreement to be breached by the Company or any of its Affiliates, (iii) require the Company or any of its Affiliates to (x) pay any commitment or other similar fee or (y) incur any other expense, liability or obligation which expense, liability or obligation is not reimbursed or indemnified hereunder in connection with the Debt Financing prior to the Closing, or (z) have any obligation of the Company or any of its Affiliates under any agreement, certificate, document or instrument be effective until the Closing, (iv) cause any director, officer, employee or stockholder of the Company or any of its Affiliates to incur any personal liability, (v) conflict with the Organizational Documents of the Company or any of its Affiliates or any Laws, (vi) reasonably be expected to result in a material violation or material breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which the Company or any of its Affiliates is a party (other than the Change of Control under and as defined in the Company Credit Agreement resulting from the consummation of the Mergers), (vii) provide access to or disclose information that the Company or any of its Affiliates determines would jeopardize any attorney-client privilege or other applicable privilege or protection of the Company or any of its Affiliates, (viii) require the Company to prepare any financial statements or information (other than the Financing Information) that are not available to it and prepared in the ordinary course of its financial reporting practice, or (ix) require the Company to prepare or deliver any Excluded Information. Nothing contained in this Section 5.12 or otherwise shall require the Company or any of its Affiliates, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent shall, promptly on request by the Company, reimburse the Company or any of its Affiliates for all reasonable out-of-pocket costs incurred by them or their respective representatives in connection with such cooperation and shall indemnify and hold harmless the Company and its Affiliates and their respective representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent or its representatives pursuant to this Section 5.12 and any information used in connection therewith.

(c) The parties hereto acknowledge and agree that the provisions contained in this Section 5.12 represent the sole obligation of the Company and its Subsidiaries with respect to cooperation in connection with the arrangement of any financing (including the Debt Financing) to be obtained by Parent with respect to the transactions contemplated by this Agreement, and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including the Debt Financing) by Parent any of its Affiliates or any other financing or other transactions be a condition to any of Parent’s obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, the Company’s breach of any of the covenants required to be performed by it under this Section 5.12 shall not be considered in determining the satisfaction of the condition set forth in Section 6.3(b), unless such breach is the primary cause of Parent being unable to obtain the proceeds of the Debt Financing at the Closing.

(d) All non-public or otherwise confidential information regarding the Company or any of its Affiliates obtained by Parent or its representatives pursuant to this Section 5.12 shall be kept confidential in accordance with the Confidentiality Agreement;

provided, that Parent shall be permitted to disclose such information to (i) the Financing Parties subject to their confidentiality obligations under the Debt Commitment Letters and the definitive documentation evidencing the Debt Financing and (ii) otherwise to the extent necessary and consistent with customary practices in connection with the Debt Financing subject to customary confidentiality arrangements reasonably satisfactory to the Company.

Section 5.13 Debt Financing.

(a) Parent shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain funds sufficient to fund the Financing Amounts, including using reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Debt Financing on the terms and subject only to the conditions described in the Debt Commitment Letters, including by (i) maintaining in effect the Debt Commitment Letters, (ii) negotiating and entering into definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in any related fee letter) on or prior to the Closing Date, (iii) satisfying on a timely basis all conditions in the Debt Commitment Letters and the Definitive Agreements within Parent’s control and complying with its obligations thereunder and (iv) enforcing its rights under the Debt Commitment Letters, in each case in a timely and diligent manner.

(b) In the event any portion of the Debt Financing contemplated by the Debt Commitment Letters becomes unavailable regardless of the reason therefor, (A) Parent shall promptly notify the Company in writing of such unavailability and the reason therefor and (B) Parent shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use their reasonable best efforts, to obtain as promptly as practicable following the occurrence of such event, alternative debt financing for any such portion from alternative sources (the “Alternative Financing”) in an amount sufficient, when taken together with cash and the other sources of immediately funds available to Parent at the Closing to pay the Financing Amounts and that do not include any conditions to the consummation of such alternative debt financing that are more onerous than the conditions set forth in the Debt Financing. To the extent requested in writing by the Company from time to time, Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange and consummate the Debt Financing. Without limiting the generality of the foregoing, Parent shall promptly notify the Company in writing if there exists any actual or threatened material breach, default, repudiation, cancellation or termination by any party to the Debt Commitment Letters or any Definitive Agreement and a copy of any written notice or other written communication from any Financing Party with respect to any actual material breach, default, repudiation, cancellation or termination by any party to the Debt Commitment Letters or any Definitive Agreement of any provision thereof. The foregoing notwithstanding, compliance by the Parent with this Section 5.13 shall not relieve Parent of its obligations to consummate the transactions contemplated by this Agreement whether or not the Debt Financing is available.

(c) None of Parent nor any of its Subsidiaries shall (without the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned) consent or agree to any amendment, replacement, supplement, termination or modification to, or any waiver of any provision under, the Debt Commitment Letters or the Definitive Agreements if such amendment, replacement, supplement, modification or waiver (1) decreases the aggregate amount of the Debt Financing to an amount that would be less than an amount that would be required, when taken together with cash or cash equivalents held by the Parent and the Company on the Closing Date and the other sources of funds available to Parent on the Closing Date, to pay the Cash Consideration, the Preferred Merger Consideration and all other cash amounts payable pursuant to this Agreement by Parent at the Closing, (2) could reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement, (3) adversely impacts the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letters or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified, or (4) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Debt Financing; provided, that Parent may amend, replace, supplement and/or modify any of the Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed such Debt Commitment Letters as of the date of this Agreement, provided that (i) the addition of such parties would not be reasonably expected to delay or prevent Closing and (ii) such amendments do not (A) reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or any original issue discount of the Debt Financing (or payment of fees having similar effect)) or (B) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Debt Financing in a manner that would reasonably be expected to delay or prevent Closing; provided, that, for the avoidance of doubt, Parent may amend, replace, supplement and/or modify any of the Debt Commitment Letters to increase the amount of commitments under the Debt Commitment Letters. Upon any amendment, supplement or modification of the Debt Commitment Letters, Parent shall provide a copy thereof to the Company (with only fee amounts and other customary terms redacted, none of which redacted provisions would adversely affect the conditionality or enforceability of the debt financing contemplated by the Debt Commitment Letters as so amended, supplemented or modified to the knowledge of the Parent) and, to the extent such amendment, supplement or modification has been made in compliance with this Section 5.13(c), the term “Debt Commitment Letters” shall mean the applicable Debt Commitment Letters as so amended, replaced, supplemented or modified. Notwithstanding the foregoing, compliance by Parent with this Section 5.13(c) shall not relieve Parent of its obligation to consummate the transactions contemplated by this Agreement whether or not the Debt Financing is available. To the extent Parent obtains Alternative Financing pursuant to Section 5.13(b), or amends, replaces, supplements, modifies or waives any of the Debt Financing pursuant to this Section 5.13(c), references to the “Debt Financing,” “Financing Parties” and “Debt Commitment Letters” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Financing, the commitments thereunder and the agreements with respect thereto, or the Debt Financing as so amended, replaced, supplemented, modified or waived.

Section 5.14 Stock Exchange De-listing; 1934 Act Deregistration Stock Exchange Listing.

(a) The Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE and the SEC to enable the de- listing by the Second Surviving Corporation of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the First Effective Time.

(b) Parent shall use its reasonable best efforts to cause the Parent Common Shares to be issued in the First Merger to be approved for listing on the NYSE, subject to official notice of issuance, and the TSX, subject to customary listing conditions prior to the First Effective Time.

Section 5.15 Rule 16b-3. Prior to the First Effective Time, the Company and Parent, and the Company Board and the Parent Board (or duly formed committees thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall take such actions as may be reasonably necessary or advisable to cause any dispositions of Company equity securities and any acquisition of Parent equity securities (in each case including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.16 Stockholder Litigation. Each of the Company and Parent shall keep the other reasonably informed of, and cooperate with such party in connection with, any stockholder litigation or claim against such party and/or its directors or officers relating to the Mergers or the other transactions contemplated by this Agreement. Without limiting the foregoing, the Company shall give Parent a reasonable opportunity to participate in the defense or settlement of any such litigation or claim and the Company shall not compromise or settle, or agree to compromise or settle, any stockholder litigation or claim arising or resulting from the transactions contemplated by this Agreement without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).

Section 5.17 Certain Tax Matters.

(a) Each of Parent and the Company (i) shall use its reasonable best efforts to cause the Mergers, taken together, to qualify (A) as a “reorganization” within the meaning of Section 368(a) of the Code and (B) for an exception to the general rule of Section 367(a)(1) of the Code and (ii) shall not take or knowingly fail to take (and shall cause its Affiliates not to take or knowingly fail to take) any action that could reasonably be expected to (A) prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (B) cause stockholders of the Company (other than any Excepted Stockholder) to recognize gain pursuant to Section 367(a)(1) of the Code, (C) prevent or impede the Company from being able to deliver an executed Company Tax Certificate at Closing, or (D) prevent or impede Parent from being able to deliver an executed Parent Tax Certificate at Closing.

(b) Each of Parent and the Company shall use its reasonable best efforts and shall cooperate with one another to obtain the opinion of counsel referred to in Section 6.2(e) and any similar opinions required to be delivered in connection with the effectiveness of the Form F-4. In connection with the foregoing, Parent shall use its reasonable best efforts to deliver to

Company Tax Counsel, a representation letter dated as of the Closing Date (and, if requested, dated as of the date the Form F-4 shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the Form F-4 or its exhibits) and signed by an officer of Parent, substantially in the form set forth in Section 5.17(b) of the Parent Disclosure Schedule (with such modifications as are reasonably required to address any changes in facts or Law after the date hereof) (the “Parent Tax Certificate”), and the Company shall use its reasonable best efforts to deliver to Company Tax Counsel a representation letter dated as of the Closing Date (and, if requested, dated as of the date the Form F-4 shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the Form F-4 or its exhibits) and signed by an officer of the Company, substantially in the form set forth in Section 5.17(b) of the Company Disclosure Schedule (with such modifications as are reasonably required to address any changes in facts or Law after the date hereof) (the “Company Tax Certificate”).

(c) Parent shall, and shall cause the Second Surviving Corporation to, (i) comply with the reporting requirements of Treasury Regulations Section 1.367(a)-3(c)(6), and (ii) reasonably cooperate with any “five-percent transferee shareholder” of Parent within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii), who certifies to Parent in writing that it is such a shareholder and furnishes to Parent documentation reasonably satisfactory to Parent supporting such certification, to enable such Person to enter into a valid gain recognition agreement under Treasury Regulations Section 1.367(a)-8.

(d) From the date hereof until the First Effective Time, the Company shall reasonably cooperate with Parent to enable Parent to determine whether the Company is (or at any time during the five-year period ending on the Closing Date has been) a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and the Company shall provide Parent with such information in the Company’s possession as Parent may reasonably request for purposes of making such determination.

(e) Notwithstanding any other provision of this Agreement or any other agreement among the parties, Parent and its Affiliates shall be permitted to apply to the CRA for one or more “advance income tax rulings” and to engage with the CRA in the “pre-ruling consultation” process, both as described in CRA Information Circular IC70-6R10 Advance Income Tax Rulings and Technical Interpretations dated September 29, 2020 (or successor publication thereto), in respect of certain Canadian federal income Tax implications of the implementation of certain transactions, including the transactions contemplated by this Agreement; provided, that (i) except for information in the public domain or as disclosed in this Agreement (other than the Company Disclosure Schedules), neither Parent nor its Affiliates shall disclose any confidential information relating to the Company or any of its Subsidiaries to the CRA without the Company’s prior written consent, and (ii) the receipt of any such advance income tax ruling or completion of pre-ruling consultation shall not be a condition to Closing.

Section 5.18 Dividends. The Company shall coordinate with Parent the declaration, setting of record dates and payment dates of dividends on shares of Company Common Stock, subject to applicable Law and the approval of the Company Board and the Parent Board, as applicable, so that holders of shares of Company Common Stock do not receive dividends both on shares of Company Common Stock and Parent Common Shares received in the Mergers in respect of any calendar quarter or fail to receive a dividend on one of either shares of Company Common Stock or Parent Common Shares received in the Mergers for any calendar quarter.

Section 5.19 Surviving Merger Sub and First Merger Sub Stockholder Approvals. Promptly following the execution of this Agreement, each of Parent (in its capacity as sole stockholder of Surviving Merger Sub) and Surviving Merger Sub (in its capacity as sole stockholder of First Merger Sub) shall execute and deliver, in accordance with applicable Law and its certificate of incorporation and by-laws a written consent approving and adopting this Agreement and the transactions contemplated thereby.

Section 5.20 Post-Closing Cooperation. Following the Closing, in the event of a STB Denial or failure to obtain Completion of the CFIUS Process, or as may be required in connection with obtaining STB Final Approval, Parent shall, consistently with the terms of the Voting Trust Agreement, devise and implement the process and strategy to sell or otherwise dispose of, whether directly or indirectly, the shares or assets of the Second Surviving Corporation (the “Post-Closing Disposition”), subject to any jurisdiction of the STB to oversee the Post-Closing Disposition. Following the Closing, the Company and its successors shall cooperate with Parent and shall (and shall cause each of its Subsidiaries to) use its reasonable best efforts to take all actions reasonably requested by Parent and do or cause to be done all things necessary, proper or advisable on its part to assist Parent in its process to effect the Post-Closing Disposition. Such reasonable best efforts following the Closing shall include the Company and its Subsidiaries using reasonable best efforts to (i) make senior management available at reasonable times and locations and upon reasonable prior notice, to participate in meetings, drafting sessions, presentations, road shows, rating agency presentations and due diligence sessions; (ii) assist Parent in the preparation and filing of any offering documents, offering memoranda, offering circulars, private placement memoranda, registration statements, prospectuses, information memoranda, lender and investor presentations, bank books and other marketing documents, and similar documents, and any customary financial statements and other information required to be provided therein; (iii) cause the Company’s independent registered accounting firm and internal and external counsel of the Company to provide assistance to Parent, including delivery of any required comfort letters and customary backup certificates; (iv) cooperate with any marketing efforts of Parent, including, to the extent applicable, obtaining representation and authorization letters and arranging for customary auditor consents for use of financial data in any marketing and offering documentation; (v) assist in the preparation and negotiation of, and executing and delivering, any credit agreement, indenture, note, purchase agreement, underwriting agreement, guarantees, hedging agreement, pay-off letters, customary closing certificates and any other certificates, exhibits, schedules, letters and documents as may be reasonably requested by Parent; and (vi) furnish all non-privileged information concerning the Company and its Subsidiaries that is required by applicable Law to be included in any filings with the SEC or the Canadian Securities Administrators; provided, that to the extent any of the foregoing requires the entry of a protective order by the STB, the Company and its successors shall be required to take such action only if such order is obtained, subject to the terms of such order.

Section 5.21 Governance and Other Matters(a) . The parties shall take all actions necessary to designate and appoint four of the directors of the Company as of immediately prior to the First Effective Time to serve as directors on the Parent Board as of the Control Date, in each case until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal, in each case in accordance with Parent’s Organizational Documents. In the event that after the First Effective Time any of such four directors indicates that he or she plans to step down as a director of the Company and is willing to become a director of Parent, Parent shall seek the approval of the STB to allow such director to be appointed as a director of Parent as soon as practicable and prior to the Control Date.

(b) As promptly as practicable following the Control Date, in conjunction with its integration plan, Parent shall (i) change the name of Parent to “Canadian Pacific Kansas City” and (ii) recognize Kansas City, Missouri as the location of the headquarters of Parent’s United States business and operations.

ARTICLE 6

CONDITIONS TO THE MERGERS

Section 6.1 Conditions to Obligation of Each Party to Effect the Mergers. The respective obligations of each party to effect the Mergers shall be subject to the satisfaction (or waiver by Parent and the Company to the extent permitted by applicable Law) at or prior to the Closing of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) The Parent Shareholder Approval shall have been obtained.

(c) The Form F-4 shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form F-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced.

(d) No injunction or similar Order by any court or other Governmental Entity of competent jurisdiction shall have been entered and shall continue to be in effect that prohibits or makes illegal the consummation of the Mergers or the Voting Trust Transaction.

(e) If the STB shall have determined that the STB Voting Trust Approval is required and shall have notified Parent or the Company of such determination or made such determination public, then the STB Voting Trust Approval shall have been obtained.

(f) The authorizations required to be obtained from the COFECE and the IFT with respect to the Mergers and the other transactions contemplated by this Agreement shall have been obtained.

(g) The Parent Common Shares to be issued in the First Merger shall have been approved for listing on the NYSE, subject to official notice of issuance, and the TSX, subject to customary listing requirements.

Section 6.2 Conditions to Obligation of the Company to Effect the Mergers. The obligation of the Company to effect the Mergers is further subject to the satisfaction (or waiver by the Company to the extent permitted by applicable Law) of the following conditions:

(a) The representations and warranties of Parent and each Merger Sub set forth in Section 4.2(a), Section 4.12(a) and Section 4.18 shall be true and correct, at and as of the date of this Agreement and at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case, except for de minimis inaccuracies; (ii) the representations and warranties of Parent and each Merger Sub set forth in the first sentence of Section 4.1(a), Section 4.2(b), Section 4.3(a), Section 4.3(b) and Section 4.20 shall be true and correct in all material respects, at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (iii) the representations and warranties of Parent and each Merger Sub set forth in Article 4 that are qualified by a “Parent Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iv) the other representations and warranties of Parent and each Merger Sub set forth in Article 4 shall be true and correct at and as of the date of this Agreement and at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iv) where the failure of such representations and warranties to be so true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and each Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Closing.

(c) Since the date of this Agreement, there shall not have occurred any event, change, occurrence, effect or development that has had, or is reasonably likely to have, a Parent Material Adverse Effect.

(d) Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

(e) The Company shall have received the opinion of Wachtell, Lipton, Rosen & Katz, or, if Wachtell, Lipton, Rosen & Katz is unable to provide such opinion, another nationally recognized Tax counsel reasonably satisfactory to the Company (“Company Tax Counsel”), dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (i) the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the Mergers will not result in gain recognition pursuant to Section 367(a)(1) of the Code by Persons who are stockholders of the Company immediately prior to the First Effective Time (other than any such stockholder who would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Parent that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c) and comply with the requirements of that agreement and Treasury Regulations Section 1.367(a)-8 for avoiding the recognition of gain). In connection with rendering such opinion, Company Tax Counsel shall be entitled to receive and may rely on the Parent Tax Certificate and the Company Tax Certificate.

Section 6.3 Conditions to Obligations of Parent and Merger Subs to Effect the Mergers. The obligations of Parent and each Merger Sub to effect the Mergers are further subject to the satisfaction (or waiver by Parent to the extent permitted by applicable Law) of the following conditions:

(a) (i) The representations and warranties of the Company set forth in Section 3.2(a) (other than the last sentence thereof) and Section 3.12(a) shall be true and correct, at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case, except for de minimis inaccuracies; (ii) the representations and warranties of the Company set forth in the first sentence of Section 3.1(a), Section 3.2(b), Section 3.3(a), Section 3.3(b) and Section 3.26 shall be true and correct in all material respects, at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (iii) the representations and warranties of the Company set forth in Article 3 that are qualified by a “Company Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iv) the other representations and warranties of the Company set forth in Article 3 shall be true and correct at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iv) where the failure of such representations and warranties to be so true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Closing.

(c) Since the date of this Agreement, there shall not have occurred any event, change, occurrence, effect or development that has had, or is reasonably likely to have, a Company Material Adverse Effect.

(d) The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

Section 6.4 Frustration of Closing Conditions. No party hereto may rely, either as a basis for not consummating the Mergers or terminating this Agreement and abandoning the Mergers, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any covenant or agreement of this Agreement.

ARTICLE 7

TERMINATION

Section 7.1 Termination or Abandonment. This Agreement may be terminated and abandoned prior to the First Effective Time, whether before or after any approval by the stockholders of the Company or the shareholders of Parent of the matters presented in connection with the Mergers:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if:

(i) (A) the First Effective Time shall not have occurred on or before December 21, 2021 (the “End Date”) and (B) the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not have breached in any material respect its obligations under this Agreement in any manner that has been the primary cause of the failure to consummate the Mergers on or before such date;

(ii) any Governmental Entity of competent jurisdiction shall have issued or entered an injunction or similar Order permanently enjoining or prohibiting the consummation of the Mergers or the Voting Trust Transaction, and such injunction or Order shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not have breached in any material respect its obligations under this Agreement in any manner that has been the primary cause of such injunction or Order;

(iii) if the Company Stockholder Meeting (including any adjournments or postponements thereof) shall have been held and been concluded and the Company Stockholder Approval shall not have been obtained; or

(iv) if the Parent Shareholder Meeting (including any adjournments or postponements thereof) shall have been held and been concluded and the Parent Shareholder Approval shall not have been obtained;

(c) by the Company:

(i) if Parent or either Merger Sub shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (B) cannot be cured by the End Date or, if curable, is not cured within 45 Business Days following the Company’s delivery of written notice to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided, that the Company shall not have a right to terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is then in material breach of any representation, warranty, agreement or covenant contained in this Agreement; or

(ii) prior to receipt of the Company Stockholder Approval, in order to enter into a definitive agreement providing for a Company Superior Proposal;

(iii) prior to receipt of the Parent Shareholder Approval, if the Parent Board shall have effected a Parent Change of Recommendation.

(d) by Parent:

(i) if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (B) cannot be cured by the End Date or, if curable, is not cured within 45 Business Days following Parent’s delivery of written notice to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided, that Parent shall not have a right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or either Merger Sub is then in material breach of any representation, warranty, agreement or covenant contained in this Agreement; or

(ii) prior to receipt of the Company Stockholder Approval, if the Company Board shall have effected a Company Change of Recommendation.

Section 7.2 Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 7.1, the terminating party shall forthwith give written notice thereof to the other party or parties and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. In the event of a valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, either Merger Sub or their respective Subsidiaries or Affiliates, except that: (i) no such termination shall relieve any party of its obligation to pay the Company Termination Fee, the Parent Termination Fee or the Regulatory Termination Fee, as applicable, if, as and when required pursuant to Section 7.3; (ii) no such termination shall relieve any party for liability for such party’s fraud or willful and material breach of any covenant or obligation contained in this Agreement prior to its termination; and (iii) the Confidentiality Agreement, the provisions of the last sentence of Section 5.12(b) and the provisions of Section 5.3(d), Section 5.12(d), this Section 7.2, Section 7.3 and Article 8 shall survive the termination hereof.

Section 7.3 Termination Fees.

(a) Company Termination Fee.

(i) If (A) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii), (B) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii), or (C) (x) after the date of this Agreement, a Company Alternative Proposal (substituting in the definition thereof “50%” for “25%” and for “75%” in each place each such phrase appears) is publicly proposed or publicly disclosed prior to, and not publicly withdrawn at least two Business Days prior to, the Company Stockholder Meeting (a “Company Qualifying Transaction”), (y) this Agreement is terminated by (1) the Company or Parent pursuant to Section 7.1(b)(i) prior to the receipt of the Company Stockholder Approval or pursuant to Section 7.1(b)(iii) or (2) Parent pursuant to Section 7.1(d)(i), and (z) concurrently with or within 12 months after such termination, the Company (1) consummates a Company Qualifying Transaction or (2) enters into a definitive agreement providing for a Company Qualifying Transaction and later consummates such Company Qualifying Transaction, then the Company shall pay to Parent in consideration of the Parent disposing of its rights hereunder (other than those rights set out in Section 7.2), by wire transfer of immediately available funds to an account designated in writing by Parent, a fee of $700,000,000 in cash (the “Company Termination Fee”), free and clear and without withholding or deduction for Taxes unless such withholding or deduction is required by Law, such payment to be made concurrently with such termination in the case of clause (A) above, within three Business Days after such termination in the case of clause (B) above, or within three Business Days after the consummation of such Company Qualifying Transaction in the case of clause (C) above; it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. On the payment by the Company of the Company Termination Fee as and when required by this Section 7.3(a)(i), none of the Company, its Subsidiaries or their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates and Representatives shall have any further liability with respect to this Agreement or the transactions contemplated hereby to Parent, either Merger Sub or their respective Affiliates or Representatives, except to the extent provided in Section 7.2.

(ii) If the Company is required to withhold or deduct any amount for or on account of U.S. federal income Taxes under Section 1442 or 1445 of the Code from the Company Termination Fee, the Company shall remit the full amount so withheld and deducted to the applicable Governmental Entity and the Company shall pay additional amounts to Parent (“Parent Additional Amounts”) (such additional amounts to constitute additional proceeds for the disposition by the Parent of its rights under this Agreement) as may be necessary so that the net amount received by Parent (including the Parent Additional Amounts) after such withholding or deduction is not less than the amount Parent would have received if the Taxes had not been so withheld or deducted; provided, that the Company’s obligation to pay such Parent Additional Amounts shall not apply to the extent that the obligation to withhold or deduct any amount from the Company Termination Fee arises solely as the result of Parent’s failure to deliver to the Company, prior to the payment of the Company Termination Fee, a properly completed and executed IRS Form W-8BEN-E establishing an exemption from withholding under the U.S.-Canada Income Tax Treaty or IRS Form W-8ECI. Furthermore, without duplication of the foregoing sentence, the Company shall indemnify and hold harmless Parent from the full amount of any Taxes imposed on Parent under Section 881(a) the Code (together with any interest and penalties and expenses paid or payable by Parent with respect thereto) with respect to the receipt of the Company Termination Fee other than Taxes in respect of which amounts have been fully deducted and remitted and Parent

Additional Amounts have been paid. The parties shall cooperate to minimize any Taxes required to be deducted or withheld in respect of the Company Termination Fee. At the Company’s reasonable request and expense, Parent shall use commercially reasonable efforts to obtain a refund from the applicable U.S. Governmental Entity of any Taxes in respect of which the Company has paid a Parent Additional Amount or indemnified Parent (or, if such refund cannot be obtained, to claim a credit for such Taxes). Parent shall promptly pay the amount of any such refund or credit obtained to the Company, net of any costs, Taxes and expenses borne by Parent with respect to such refund or credit; provided that Parent shall not be obligated to make any payment otherwise required pursuant to this sentence to the extent making such payment would place Parent in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification or Parent Additional Amount and giving rise to such refund or credit had not been deducted, withheld or otherwise imposed and the indemnification payments or Parent Additional Amount with respect to such Tax had never been paid. Parent and the Company agree: (i) to treat, for U.S. federal income Tax purposes, payment of the Company Termination Fee and any Parent Additional Amounts as giving rise to gain or loss attributable to the cancellation, lapse, expiration or other termination of a right or obligation with respect to property which is (or on acquisition would be) a capital asset in the hands of Parent within the meaning of Section 1234A(1) of the Code, and (ii) not to take any position inconsistent with such treatment, in each case, except to the extent otherwise required by applicable Law. The obligations described in this paragraph shall survive any termination, defeasance or discharge of this Agreement. Except as otherwise set forth in this Section 7.3(a), on the payment by the Company of the Company Termination Fee and the Parent Additional Amounts as and when required by this Section 7.3(a), neither the Company nor any of its former, current or future officers, directors, partners, stockholders, managers, members, Affiliates and Representatives shall have any further liability with respect to this Agreement or the transactions contemplated hereby to Parent or its Affiliates or Representatives, except to the extent provided in Section 7.2 or in this Section 7.3(a).

(b) Parent Termination Fees.

(i) If this Agreement is terminated by the Company or Parent pursuant to (A) Section 7.1(b)(i), and at the time of such termination, (1) one or more of the conditions set forth in Section 6.1(d) (solely as a result of an injunction or Order entered or issued by a Governmental Entity pursuant to any Railroad Law or Section 721) or Section 6.1(e) has not been satisfied or waived and (2) all of the other conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing; provided, that such conditions were then capable of being satisfied if the Closing had taken place) and no breach by the Company of its obligations under Section 5.8 has contributed materially and substantially to the failure of the condition set forth in the preceding clause (1) to be satisfied or (B) Section 7.1(b)(ii) (solely as the result of a final and non-appealable Order entered or issued by a Governmental Entity pursuant to any Railroad Law or Section 721), then Parent shall pay to the Company in consideration of the Company disposing of its rights hereunder (other than those rights set out in Section 7.2), by wire transfer of immediately available funds to an account designated in writing by the Company, a fee of $1,000,000,000 in cash (the “Regulatory Termination Fee”), free and clear and without withholding or deduction for Taxes unless such withholding or deduction is required by Law, with such payment to be made within three Business Days of such termination.

(ii) If (A) this Agreement is terminated by the Company pursuant to Section 7.1(c)(iii), or (B) (x) after the date of this Agreement, a Parent Alternative Proposal (substituting in the definition thereof “50%” for “25%” and for “75%” in each place each such phrase appears) is publicly proposed or publicly disclosed prior to, and not publicly withdrawn at least two Business Days prior to, the Parent Shareholder Meeting (a “Parent Qualifying Transaction”), (y) this Agreement is terminated by (1) the Company or Parent pursuant to Section 7.1(b)(i) prior to the receipt of the Parent Shareholder Approval or pursuant to Section 7.1(b)(iv) or (2) the Company pursuant to Section 7.1(c)(i) and (z) concurrently with or within 12 months after such termination Parent (1) consummates a Parent Qualifying Transaction or (2) enters into a definitive agreement providing for a Parent Qualifying Transaction and later consummates such Parent Qualifying Transaction, then Parent shall pay to the Company in consideration of the Company disposing of its rights hereunder (other than those rights set out in Section 7.2), a fee of $700,000,000 in cash (the “Parent Termination Fee”), free and clear and without withholding or deduction for Taxes unless such withholding or deduction is required by Law, such payment to be made within three Business Days after such termination in the case of clause (A) above, or within three Business Days after the consummation of such Parent Qualifying Transaction in the case of clause (B) above; it being understood that in no event shall Parent be required to pay both the Parent Termination Fee and the Regulatory Termination Fee or either of the Parent Termination Fee or the Regulatory Termination Fee on more than one occasion.

(iii) If Parent is required, pursuant to the provisions of Part XIII of the CITA, to withhold or deduct any amount for or on account of Taxes from the Regulatory Termination Fee or Parent Termination Fee, Parent shall remit the full amount so withheld and deducted to the applicable Governmental Entity and Parent shall pay additional amounts to the Company (“Company Additional Amounts”) (such additional amounts to constitute additional proceeds for the disposition by the Company of its rights under this Agreement) as may be necessary so that the net amount received by the Company (including the Company Additional Amounts) after such withholding or deduction is not less than the amount the Company would have received if the Taxes had not been so withheld or deducted. Furthermore, without duplication of the foregoing sentence, Parent shall indemnify and hold harmless the Company from the full amount of any Taxes imposed on the Company under Part XIII of the CITA (together with any interest and penalties and expenses paid or payable by the Company with respect thereto) with respect to the receipt of the Regulatory Termination Fee or Parent Termination Fee, as applicable, and Company Additional Amounts, other than Taxes in respect of which amounts have been fully deducted and remitted. The parties shall cooperate to minimize any Taxes required to be deducted or withheld in respect of the Parent Termination Fee or Regulatory Termination Fee, including that the Company shall provide any information reasonably requested by Parent to determine whether the Company is a “resident of the United States” and a “qualifying person” and/or whether it carries on business in Canada through a “permanent establishment,” in each case, for the purposes of the U.S. – Canada Income Tax Treaty and the CITA. At Parent’s reasonable request and expense, the Company shall use commercially reasonable efforts to obtain a refund from the applicable Canadian Governmental Entity of any Taxes in respect of which Parent has paid a Company Additional Amount or indemnified the Company (or, if such refund cannot be obtained, to claim a credit from the applicable Canadian or U.S. Governmental Entity for such Taxes). The Company shall promptly pay the amount of any such refund or credit obtained to Parent, net of any costs, Taxes and expenses borne by the Company with respect to such refund or credit; provided that the Company shall not be obligated to make any payment otherwise required pursuant to this sentence to the extent making such payment would place the Company in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification or Company Additional Amount and giving rise to such refund or credit had not been deducted, withheld or otherwise imposed and the indemnification payments or Company Additional Amount with respect to such Tax had never been paid. Parent and the Company agree: (i) to treat, for Canadian federal income Tax purposes, the payment of the Regulatory Termination Fee and/or the Parent Termination Fee and any Company Additional Amounts as being proceeds of disposition for the disposition by the Company of property consisting of its rights under this Agreement, and (ii) not to take any position inconsistent with such treatment, in each case, except to the extent otherwise required by applicable Law. The obligations described in this paragraph will survive any termination, defeasance or discharge of this Agreement. Except as otherwise set forth in this Section 7.3(b), on the payment by Parent of the Regulatory Termination Fee or Parent Termination Fee, as applicable, and the Company Additional Amounts as and when required by this Section 7.3(b), none of Parent, either Merger Sub or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates and Representatives shall have any further liability with respect to this Agreement or the transactions contemplated hereby to the Company or its Affiliates or Representatives, except to the extent provided in Section 7.2 or in this Section 7.3(b).

(c) Acknowledgements. Each party acknowledges that the agreements contained in this Section 7.3 are an integral part of this Agreement and that, without Section 7.3(a), Parent would not have entered into this Agreement and that, without Section 7.3(b), the Company would not have entered into this Agreement. Accordingly, if the Company or Parent fails to promptly pay any amount due pursuant to this Section 7.3, the Company or Parent, as applicable, shall pay to Parent or the Company, respectively, all fees, costs and expenses of enforcement (including attorneys’ fees as well as expenses incurred in connection with any action initiated seeking such payment), together with interest on the amount of the Company Termination Fee, the Parent Termination Fee or the Regulatory Termination Fee, as applicable, at the prime lending rate as published in the Wall Street Journal, in effect on the date such payment is required to be made. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Company Termination Fee, the Parent Termination Fee or the Regulatory Termination Fee becomes payable by, and is paid by, the Company to Parent or Parent to the Company, as applicable, such Company Termination Fee, Parent Termination Fee or Regulatory Termination Fee, as applicable shall be the receiving party’s sole and exclusive remedy pursuant to this Agreement. The parties further acknowledge that none of the Company Termination Fee, the Parent Termination Fee or the Regulatory Termination Fee shall constitute a penalty but is in consideration for a disposition of the rights of the recipient under this Agreement and represents liquidated damages, in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances (which do not involve fraud or willful and material breach by the other party of this Agreement) in which the Company Termination Fee, the Parent Termination Fee or the Regulatory Termination Fee, as applicable, is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Mergers, which amount would otherwise be impossible to calculate with precision. The parties further acknowledge that the right to receive the Company Termination Fee, the Parent Termination Fee or the Regulatory Termination Fee, as applicable, shall not limit or otherwise affect any such party’s right to specific performance as provided in Section 8.5.

ARTICLE 8

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Mergers, except for covenants and agreements that contemplate performance after the First Effective Time or otherwise expressly by their terms survive the First Effective Time.

Section 8.2 Expenses. Except as set forth in Section 5.11, Section 5.12 or Section 7.3, whether or not the Mergers are consummated, all costs and expenses incurred in connection with the Mergers, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that all filing fees paid by any party in respect of any regulatory filing (including any and all filings under the Antitrust Laws and/or in respect of the Company Approvals or Parent Approvals) shall be borne by Parent. Except as otherwise provided in Section 2.2(b)(ii), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees imposed with respect to, or as a result of, the Mergers shall be borne by Parent, the First Surviving Corporation or the Second Surviving Corporation, and expressly shall not be a liability of holders of Company Common Stock or Company Preferred Stock.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in counterparts (including by facsimile, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, facsimile, electronic mail or otherwise as authorized by the prior sentence) to the other parties.

Section 8.4 Governing Law; Jurisdiction. This Agreement shall be deemed to be made in and in all respects shall be governed by, interpreted and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) provided that if the subject matter over the matter is the subject of the action or proceeding is vested exclusively in the United States federal courts, such action or proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 8.4 in the manner provided for notices in Section 8.7. Nothing in this Agreement shall affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

Section 8.5 Specific Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.

(b) In circumstances where Parent is obligated to consummate the Mergers and the Mergers have not been consummated, Parent and each Merger Sub expressly acknowledge and agree that the Company and its stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate the Company and its stockholders, and that the Company on behalf of itself and its stockholders shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to enforce specifically Parent’s and each Merger Sub’s obligations to consummate the Mergers.

(c) Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.6.

Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by email by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent, Surviving Merger Sub or First Merger Sub:

Canadian Pacific Railway Limited / Canadian Pacific Railway Company

7550 Ogden Dale Road S.E.

Calgary, Alberta, Canada, T2C 4X9

Attention:     James Clements, Senior Vice-President, Strategic Planning & Technology Transformation

E-mail:         James_Clements@cpr.ca

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:     Frank J. Aquila

           C. Andrew Gerlach

Telephone:   (212) 558-4000

E-mail:         aquilaf@sullcrom.com

           gerlacha@sullcrom.com

And a copy (which shall not constitute notice) to:

Bennett Jones LLP

100 King St. W, Suite 3400

Toronto, Ontario, M5X 1A4

Attention:     Jeffrey Kerbel

Telephone:   (416) 777-5772

E-mail:         kerbelj@bennettjones.com

To the Company:

Kansas City Southern

427 West 12th Street

Kansas City, MO 64105

Attention:     Chief Legal Officer & Corporate Secretary

E-mail:         agodderz@kcsouthern.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:     Steven A. Rosenblum

            Oliver J. Board

Email:           SARosenblum@wlrk.com

            OJBoard@wlrk.com

or to such other address as a party shall specify by written notice so given, and such notice shall be deemed to have been delivered (a) when received when sent by email; provided, that the recipient confirms in writing its receipt thereof, (b) on proof of service when sent by reliable overnight delivery service, (c) on personal delivery in the case of hand delivery or (d) on receipt of the return receipt when sent by certified or registered mail. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 8.7; provided, that such notification shall only be effective on the date specified in such notice or two Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto), the Confidentiality Agreement and the Clean Team Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof. Except for the provisions of Article 2 (which, from and after the First Effective Time, shall be for the benefit of holders of the Company Common Stock (including Company Equity Awards) as of immediately prior to the First Effective Time), Section 5.11 (which, from and after the First Effective Time, shall be for the benefit of the Indemnified Parties), and the provisions of the last sentence of Section 5.12(b) (which shall be for the benefit of the express beneficiaries thereof), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein is intended to and shall not confer on any Person other than the parties hereto any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 8.11 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.11 Amendments; Waivers. At any time prior to the First Effective Time, whether before or after receipt of the Company Stockholder Approval and the Parent Shareholder Approval, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and each Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, that (a) after receipt of the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company and (b) after receipt of the Parent Shareholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE or the TSX require further approval of the shareholders of Parent, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of Parent. The foregoing notwithstanding, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 Financing Provisions. Notwithstanding anything in this Agreement to the contrary (including any other provisions of this Article 8): the Company, on behalf of itself, its Subsidiaries and each of its controlled Affiliates, and each other party hereto, on behalf of itself, its Subsidiaries and each of its controlled Affiliates, hereby: (a) agrees that any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing (including the Debt

Commitment Letters) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, and agrees not to bring or support any such legal action against any Financing Party in any forum other than such courts, (b) agrees that any such legal action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt Financing, (c) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any such legal action brought against the Financing Parties in any way arising out of or relating to, this Agreement or the Debt Financing, (d) agrees that none of the Financing Parties shall have any liability to the Company or any of its subsidiaries or any of their respective controlled affiliates or representatives relating to or arising out of this Agreement, the Debt Commitment Letters or the Debt Financing (e) agrees that only Parent (including its permitted successors and assigns under the Debt Commitment Letters) shall be permitted to bring any claim (including any claim for specific performance) against a Financing Party for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of the Debt Commitment Letter and that neither the Company nor any of its Subsidiaries or controlled Affiliates shall be entitled to seek the remedy of specific performance with respect to Parents rights under the Debt Commitment Letter against the Financing Parties party thereto, (f) agrees in no event will any Financing Party be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business, or anticipated savings), or damages of a tortious nature in connection with the Debt Financing, and (g) agrees that the Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 8.13 and that this Section 8.13 may not be amended, modified or waived without the written consent of the Financing Parties; provided, that the foregoing shall not limit the Company’s rights or recourse under the Debt Commitment Letter in respect of the Company Credit Agreement after the Company has assumed the same pursuant to the Commitment Assignment (as defined in such Debt Commitment Letter) on the Closing Date. Notwithstanding the foregoing, nothing in this Section 8.13 shall in any way limit or modify the rights and obligations of Parent under this Agreement or any Financing Party’s obligations to Parent under the Debt Commitment Letters.

Section 8.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all references herein to “$” or “dollars” shall be to U.S. dollars. Except as otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement defined or referred to herein or in any schedule that is referred to herein means such agreement as from time to time amended, modified or supplemented, including by waiver or consent, together with any addenda, schedules or exhibits to, any purchase orders or statements of work governed by, and any “terms of services” or similar conditions applicable to, such agreement. Any specific law defined or referred to herein or in any schedule that is referred to herein means such law as from time to time amended and to any rules or regulations promulgated thereunder. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.15 Obligations of Merger Subs. Whenever this Agreement requires either Merger Sub or any other Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Merger Sub or such Subsidiary, as applicable, to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action, and after the First Effective Time, on the part of the First Surviving Corporation or the Second Surviving Corporation, as applicable, to cause such Subsidiary to take such action.

Section 8.16 Definitions. For purposes of this Agreement, the following terms (as capitalized below) shall have the following meanings when used herein:

“Action” means a claim, action, suit, or proceeding, whether civil, criminal, or administrative.

“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade statutes, rules, regulation, Orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, regulate foreign investments.

“ARTF” means the Mexican Agencia Reguladora del Transporte Ferroviario (the Regulatory Agency of Rail Transportation of Mexico).

“beneficial owner” means, with respect to any securities, any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial owner” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act. The terms “beneficial ownership,” “beneficially own” and “beneficially owned” shall have a correlative meaning.

“Book-Entry Shares” means, collectively, the Common Book-Entry Shares and the Preferred Book-Entry Shares.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York or Calgary, Canada, are authorized by law or executive order to be closed.

“Canadian Securities Administrators” means the Alberta Securities Commission and any other applicable securities commission or securities regulatory authority of a province or territory of Canada.

“Canadian Securities Laws” means the Securities Act (Alberta) and all other applicable securities Laws, rules and regulations and published policies thereunder or under the securities laws of any other province or territory of Canada, and the rules and policies of the TSX.

“Cause” means (a) for any individual with an agreement with the Company or any of the Company’s Subsidiaries that defines “Cause”, Cause as defined in such agreement and (b) for any other individual, the definition of “Cause” as set forth in the Company’s 2017 Equity Incentive Plan.

“Certificates” means, collectively, the Common Certificates and the Preferred Certificates.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Declaration” means a declaration submitted to CFIUS pursuant to either 31 C.F.R. Section 800.401 or 31 C.F.R. 800.402.

“CFIUS Joint Voluntary Notification” means a voluntary notification submitted to CFIUS pursuant to 31 C.F.R. Section 800.501.

“CITA” means the Income Tax Act (Canada).

“COFECE” means the Comisión Federal de Competencia Económica (the Mexican Antitrust Commission).

“Company Benefit Plans” means all employee or director compensation and/or pension or other benefit plans, programs, policies, agreements or other arrangements, including any “employee welfare plan” within the meaning of Section 3(1) of ERISA, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (other than any Multiemployer Plan), in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees or directors of the Company or its Subsidiaries and are not otherwise required to be sponsored, maintained or contributed to by applicable Law.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Credit Agreement” means that certain Credit Agreement, dated as of March 8, 2019, among the Company, as borrower, the guarantors from time to time party thereto, the lenders and issuing banks from time to time party thereto and Bank of America, N.A., as administrative agent.

“Company Equity Awards” means Company Options, Company Restricted Share Awards, Company Performance Share Awards and Director Deferred Shares.

“Company ESPP” means the Company’s 2009 Employee Stock Purchase Plan.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company IT Assets” means all IT Assets owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Labor Agreement” means any collective bargaining agreement or other agreement with a labor or trade union, works council or like organization that the Company or any of its Subsidiaries is a party to or otherwise bound by.

“Company Material Adverse Effect” means an event, change, occurrence, effect or development that has (x) a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (y) would prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement (including the Mergers), but, solely in the case of clause (x), shall not include events, changes, occurrences, effects or developments relating to or resulting from (a) changes in general economic or political conditions or the securities, equity, credit or financial markets in general, or changes in or affecting domestic or foreign interest or exchange rates, (b) any decline in the market price or trading volume of the Company Common Stock or the Company Preferred Stock or any change in the credit rating of the Company or any of its securities (provided, that the facts and circumstances underlying any such decline or change may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof), (c) changes or developments in the industries in which the Company or its Subsidiaries operate, (d) changes in Law or the interpretation or enforcement thereof after the date of this Agreement, (e) the execution, delivery or performance of this Agreement or the public announcement or pendency or consummation of the Mergers or other transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, partnerships, customers or suppliers or Governmental Entities, (f) the identity of

Parent or any of its Affiliates as the acquiror of the Company, (g) compliance with the terms of, or the taking or omission of any action required by, this Agreement or consented to (after disclosure to Parent of all material and relevant facts and information) or requested by Parent in writing, (h) any act of civil unrest, civil disobedience, war, terrorism, cyberterrorism, military activity, sabotage or cybercrime, including an outbreak or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States or any other Governmental Entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on the date of this Agreement, (i) any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events, (j) any pandemic, epidemic or disease outbreak (including COVID-19) or other comparable events, (k) changes in generally accepted accounting principles or the interpretation or enforcement thereof after the date of this Agreement, (l) any litigation relating to or resulting from this Agreement or the transactions contemplated hereby or (m) any failure to meet internal or published projections, forecasts, guidance or revenue or earning predictions (provided, that the facts and circumstances underlying any such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof); except, with respect to clauses (a), (c), (h), (i), (j) and (k), if the impact thereof is materially and disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to the impact thereof on the operations in the railroad industry of other participants in such industry, the incremental material disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect.

“Company Voting Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Completion of the CFIUS Process” means that any of the following shall have occurred: (a) CFIUS shall have determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement, and the Company and Parent shall have received written notice from CFIUS that action under Section 721 has been concluded; (b) the Company and Parent shall have received written notice from CFIUS that the transactions contemplated by this Agreement are not “covered transactions” pursuant to Section 721; or (c) CFIUS shall have sent a report to the President of the United States requesting the decision of the President of the United States on the Joint Notice and (i) the period under Section 721 during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated by this Agreement shall have expired without any such action being threatened, announced or taken or (ii) the President of the United States shall have announced a decision not to, or otherwise declined to, take any action to suspend or prohibit the transactions contemplated by this Agreement.

“Contract” means any legally binding, written or oral contract, note, bond, mortgage, indenture, deed of trust, lease, commitment, agreement, concession, arrangement or other obligation; provided, that “Contracts” shall not include any Company Benefit Plan or Parent Benefit Plan.

“Control Date” means the date on which Parent is lawfully permitted to assume control over the Company’s railroad operations pursuant to STB Final Approval and following Completion of the CFIUS Process.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or variants thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other Order, directive, guidelines or recommendations by any Governmental Entity or industry group in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES Act).

“Environmental Law” means any Law relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, discharge or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

“CRA” means the Canada Revenue Agency, or any successor Canadian taxing authority thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or Parent or any of their respective Subsidiaries, as applicable, as a “single employer” within the meaning of Section 414 of the Code.

“Excepted Stockholder” means any stockholder of the Company that would be a “five percent transferee shareholder” of Parent within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii) following the Mergers that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means 0.489.

“Financing Information” shall mean: (a) audited consolidated balance sheets of the Company and its Subsidiaries and the related audited consolidated statements of income, cash flows and changes in equity of the Company and its Subsidiaries for the three most recent fiscal years ended at least 60 days prior to the Closing Date (which Parent hereby acknowledges receiving for the fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020) and the unqualified audit report of the Company’s independent auditors related thereto (which Parent hereby acknowledges receiving for the three fiscal years ended December 31, 2020), (b) an unaudited consolidated balance sheet and related consolidated statements of income, cash flows and changes in equity of the Company and its Subsidiaries for any subsequent fiscal quarter (other than, in each case, the fourth quarter of any fiscal year) ended at least 40 days prior to the Closing Date and for the comparable period of the prior fiscal year, reviewed by the Company’s independent auditor, in the case of each of clauses (a) and (b), prepared in accordance with GAAP and in compliance with Regulation S-X (subject to the limitations set forth in the definition of Excluded Information), (c) other information as otherwise reasonably necessary in order to assist in receiving customary “comfort” (including as to “negative assurance” and change period comfort) from the Company’s independent accountants, and (d) all other historical financial information regarding the Company required by Parent to permit Parent to prepare pro forma financial statements required by clause (c) of paragraph 2 of Annex B of the Debt Commitment Letters; provided, that notwithstanding anything to the contrary in this definition or otherwise, nothing herein shall require the Company or its Affiliates to provide (or be deemed to require the Company or its Affiliates to prepare) any (i) description of all or any portion of the Debt Financing, including any “description of notes”, “plan of distribution” and information customarily provided by investment banks or their counsel or advisors in the preparation of a prospectus for registered offerings or an offering memorandum for private placements of non-convertible bonds pursuant to Rule 144A, as the case may be, (ii) risk factors relating to, or any description of, all or any component of the financing contemplated thereby, (iii) any compensation discussion and analysis or other information required by Item 10, Item 402 and Item 601 of Regulation S-K; or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (iv) consolidating financial statements, separate Subsidiary financial statements, related party disclosures, or any segment information, in each case which are prepared on a basis not consistent with the Company’s reporting practices for the periods presented pursuant to clauses (a) and (b) above, (v) financial statements or other financial data (including selected financial data) for any period earlier than the year ended December 31, 2018, (vi) financial information that the Company or its Affiliates does not maintain in the ordinary course of business or (vii) information not reasonably available to the Company or its Affiliates under their respective current reporting systems, in the case of clauses (vi) and (vii), unless any such information would be required in order for the Financing Information provided to Parent by the Company in accordance with this definition to not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in such Financing Information, in the light of the circumstances under which they were made, not misleading. In addition, for the avoidance of doubt, “Financing Information” shall not include (x) pro forma financial information or (y) projections. For purposes of this Agreement, the information described in clauses (i)-(vii) of this definition, and in clauses (x) and (y) of the penultimate sentence of this paragraph, is collectively be referred to as the “Excluded Information”.

If the Company shall in good faith reasonably believe that the Financing Information has been delivered to Parent, the Company may deliver to Parent a written notice to that effect (stating when it believes the delivery of the Financing Information to Parent was completed), in which case the Company shall be deemed to have complied with such obligation to furnish the Financing Information and Parent shall be deemed to have received the Financing Information, unless Parent in good faith reasonably believes that the Company has not completed delivery of the Financing Information and not later than 5:00 p.m. (New York City time) two Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which such Financing Information the Company has not delivered); provided, that notwithstanding the foregoing, the delivery of the Financing Information shall be satisfied at any time which (and so long as) Parent shall have actually received the Financing Information, regardless of whether or when any such notice is delivered by the Company.

The Company’s or its Affiliates’ filing with the SEC pursuant to the Securities Act of 1933, the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder of any required audited financial statements with respect to it that is publicly available on Form 10-K or required unaudited financial statements with respect to it that is publicly available on Form 10-Q, in each case, will satisfy the requirements under clauses (a) or (b), as applicable, of this definition.

“Financing Parties” means each debt provider (including each agent and arranger) that commits to provide Debt Financing to Parent or any of its Subsidiaries pursuant to the Debt Commitment Letters, as may be amended, supplemented or replaced, and their respective Representatives and other Affiliates; provided, that neither Parent nor any Affiliate thereof shall be a Financing Party.

“GAAP” means United States generally accepted accounting principles.

“Good Reason” means, for an individual who is a party to an agreement with the Company that defines Good Reason, Good Reason as defined in such agreement, or, for any other individual, the occurrence of any of the following events without the individual’s prior written consent: (a) a material reduction in base salary (other than a general reduction that affects all similarly situated executives in substantially the same proportion due to a material deterioration in the financial condition of the Company) or (b) a relocation of the individual’s principal place of employment by more than 50 miles, if such change increases the individual’s commute from the individual’s principal residence by more than 50 miles. An individual may not terminate employment for Good Reason unless the individual has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 90 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances. If the individual does not terminate employment for Good Reason within 60 days of providing the Company written notice of the circumstances providing grounds for termination for Good Reasons, then the individual will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity.

“Hazardous Substance” means any substance presently listed, defined, regulated, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law, including any substance to which exposure is regulated by any Governmental Entity or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFT”, means the Instituto Federal de Telecomunicaciones, the Mexican Federal Telecommunications Institute.

“Intellectual Property” means all intellectual property rights or other proprietary rights arising under the Laws of any jurisdiction or existing anywhere in the world associated with: (a) patents and patent applications and industrial design registrations and applications, and all continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon; (b) trademarks, service marks, trade dress, logos, corporate names, trade names, symbols, Internet domain names, and other similar identifiers of origin, in each case, whether or not registered and any and all applications and registrations therefor and the good will associated therewith and symbolized thereby; (c) copyrights, copyright registrations and applications, published and unpublished works of authorship, whether or not copyrightable, copyrights in and to the foregoing, together with all common law rights and moral rights therein, and any applications and registrations therefor; (d) domain names, uniform resource locators, Internet Protocol addresses, social media accounts or user names (including handles), and other names, identifiers and locators associated with any of the foregoing or other Internet addresses, sites and services; and (e) trade secrets, know-how, industrial secrets, inventions (whether or not patentable), data and confidential or proprietary business or technical information (“Trade Secrets”).

“IT Assets” means all of the technology devices, computers, computer systems, software and software platforms, databases, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment used by the Company and its Subsidiaries in connection with the operation of the business of the Company and its Subsidiaries and all data stored therein or processed thereby and all associated documentation.

“Joint Notice” means a CFIUS Declaration or a CFIUS Joint Voluntary Notification.

“Knowledge” means (a) with respect to Parent, the actual knowledge of the individuals listed on Section 8.16(a) of the Parent Disclosure Schedule and (b) with respect to the Company, the actual knowledge of the individuals listed on Section 8.16(b) of the Company Disclosure Schedules, in each of case (a) and (b); provided, however, that each such individual charged with responsibility for the aspect of the business relevant or related to the matter at issue shall be deemed to have knowledge of a particular matter if, in the prudent exercise of his or her duties and responsibilities in the ordinary course of business, such individual should have known of such matter.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“Lien” means a lien, mortgage, pledge, security interest, charge, title defect, adverse claims and interests, option to purchase or other encumbrance of any kind or nature whatsoever, but excluding any license of Intellectual Property or any transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various States of the United States or similar Law of other applicable jurisdictions.

“made available to Parent” means provided by the Company or its Representatives to Parent or its Representatives (A) in the virtual data room maintained by Donnelley Financial Solutions Venue prior to the date of this Agreement (including in any “clean room” or as otherwise provided on an “outside counsel” only basis), (B) via electronic mail or in person prior to the date of this Agreement (including materials provided to outside counsel), or (C) filed or furnished with the SEC prior to the date of this Agreement, except where reference is made to an item being made available to Parent prior to Closing in which case, the term means provided by the Company or its Representatives to Parent or its Representatives prior to Closing.

“Merger Consideration Value” means (a) the Cash Consideration plus (b) (i) the Parent Share Price multiplied by (ii) the Exchange Ratio.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“NYSE” means the New York Stock Exchange.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement, notice or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity.

“Ordinary Course of Business” means, with respect to an action taken by any Person, that such action is consistent with the ordinary course of business of such Person, acting in its own interest as an independent enterprise, taking into account any changes to such practices as may have occurred prior to the date of this Agreement as a result of the outbreak of COVID-19, including compliance with any COVID-19 Measures, and any actions reasonably taken or not taken in response to exigent circumstances.

“Organizational Documents” means (i) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents, (ii) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (iii) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (iv) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents and (v) with respect to any other Person that is not an individual, its comparable organizational documents.

“Parent Benefit Plans” means all employee or director compensation and/or pension or other benefit plans, programs, policies, agreements or other arrangements, including any “employee welfare plan” within the meaning of Section 3(1) of ERISA, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (other than any Multiemployer Plan), in each case that are sponsored, maintained or contributed to by Parent or any of its Subsidiaries for the benefit of current or former employees or directors of Parent or its Subsidiaries and are not otherwise required to be sponsored, maintained or contributed to by applicable Law.

“Parent Common Shares” means the common shares of Parent.

“Parent DSU Award” means a deferred share unit award in respect of Parent Common Shares.

“Parent Equity Awards” means Parent Options, Parent DSU Awards and Parent PSU Awards.

“Parent Labor Agreement” means any collective bargaining agreement or other agreement with a labor or trade union, works council or like organization that Parent or any of its Subsidiaries is a party to or otherwise bound by.

“Parent Material Adverse Effect” means an event, change, occurrence, effect or development that (x) has a material adverse effect on the business, operations or financial condition of Parent and its Subsidiaries, taken as a whole, or (y) would prevent, materially delay or materially impair the ability of Parent or either Merger Sub to consummate the transactions contemplated by this Agreement (including the Mergers and the Parent Share Issuance) or to obtain the Debt Financing, but, solely in the case of clause (x), shall not include events, changes, occurrences, effects or developments relating to or resulting from (a) changes in general economic or political conditions or the securities, equity, credit or financial markets in general, or changes in or affecting domestic or foreign interest or exchange rates, (b) any decline in the market price or trading volume of the Parent Common Shares or any change in the credit rating of Parent or any of its securities (provided, that the facts and circumstances underlying any such decline or change may be taken into account in determining whether a Parent Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof), (c) changes or developments in the industries in which Parent or its Subsidiaries operate, (d) changes in Law or the interpretation or enforcement thereof after the date of this Agreement, (e) the execution, delivery or performance of this Agreement or the public announcement or pendency or consummation of the Mergers or other transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with employees, partnerships, customers or suppliers or Governmental Entities, (f) compliance with the terms of, or the taking or omission of any action required by, this Agreement or consented to (after disclosure to the Company of all material and relevant facts and information) or requested by the Company in writing, (h) any act of civil unrest, civil disobedience, war, terrorism, cyberterrorism, military activity, sabotage or cybercrime, including an outbreak or escalation of hostilities involving Canada or any other Governmental Entity or the declaration by Canada or any other Governmental Entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on the date of this Agreement, (i) any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events, (j) any pandemic, epidemic or disease outbreak (including COVID-19) or other comparable events, (k) changes in generally accepted accounting principles or the interpretation or enforcement thereof after the date of this Agreement, (l) any litigation relating to or resulting from this Agreement or the transactions contemplated hereby or (m) any failure to meet internal or published projections, forecasts, guidance or revenue or earning predictions (provided, that the facts and circumstances underlying any such failure may be taken into account in determining whether a Parent Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof); except, with respect to clauses (a), (c), (h), (i), (j) and (k), if the impact thereof is materially and disproportionately adverse to Parent and its Subsidiaries, taken as a whole, relative to the impact thereof on the operations in the railroad industry of other participants in such industry, the incremental material disproportionate impact may be taken into account in determining whether there has been a Parent Material Adverse Effect.

“Parent Option” means a compensatory option to purchase Parent Common Shares.

“Parent PSU Award” means a performance-based restricted share unit award in respect of Parent Common Shares.

“Parent RSU Award” means a restricted share unit award in respect of Parent Common Shares.

“Parent Share Plan” means any Parent Benefit Plan providing for equity or equity-based compensation.

“Parent Share Price” means the average of the volume weighted averages of the trading prices of Parent Common Shares on NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company in good faith) on each of the 20 consecutive trading days ending on (and including) the trading day that is two trading days prior to the Closing Date.

“Permitted Lien” means (a) any Lien for Taxes or governmental assessments, charges or claims of payment not yet due or payable, being contested in good faith or for which adequate accruals or reserves have been established, (b) any Lien that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the Ordinary Course of Business that do not materially detract from the value of or materially interfere with the use of any of the assets, (c) any Lien that is a zoning, entitlement or other land use or environmental regulation by any Governmental Entity, (d) any Lien that is disclosed on the most recent consolidated balance sheet of the Company or Parent, as applicable, or the notes thereto (or securing liabilities reflected on such balance sheet), (e) any Lien that secures indebtedness (i) in existence on the date of this Agreement or (ii) in the case of the Company, not prohibited by Section 5.1(b)(viii), (f) any Lien that is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements, including any purchase money Lien or other Lien securing rental payments under capital lease arrangements, (g) any Lien that is imposed on the underlying fee interest in real property subject to a real property lease, (h) any Lien that was incurred in the Ordinary Course of Business since the date of the most recent consolidated balance sheet of the Company or Parent, as applicable, (i) any Lien that will be released in connection with the Closing, (j) any Lien that is an easement, declaration, covenant, condition, reservation, restriction, other charge, instrument or encumbrance or any other rights-of-way affecting title to real estate (other than those constituting Liens for the payment of indebtedness), (k) any Lien arising in the Ordinary Course of Business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation,

(l) any condition that is a matter of public record or that would be disclosed by a current, accurate survey, a railroad valuation map or physical inspection of the assets to which such condition relates, (m) any Lien created under federal, state or foreign securities Laws, (n) any Lien that is deemed to be created by this Agreement or any other document executed in connection herewith or (o) any other Lien that does not materially impair the existing use of the assets or property of the Company or Parent, as applicable, or any of its Subsidiaries affected by such Lien.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

“Privacy Laws” means all Laws concerning the privacy, security or processing of personal information or data, and all rules and regulations promulgated thereunder, including, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, data breach notification Laws, the California Consumer Privacy Act, and the European General Data Protection Regulation.

“Proposed Share Split” means the proposed five-for-one split of all issued and outstanding Parent Common Shares as publicly announced by Parent on January 27, 2021, which remains subject, as of the date hereof, to approval by Parent’s shareholders at Parent’s 2021 Annual and Special Meeting of Shareholders and which thereafter may or may not be implemented at Parent’s discretion.

“Qualifying Termination” means (a) a termination by Parent, the Company or any of their respective Subsidiaries, without Cause, other than as a result of death or disability, or (b) a termination of employment for Good Reason, in each case during the period commencing on the date of the First Effective Time and ending on the second anniversary of the Control Date.

“Railroad Law” means the Interstate Commerce Commission Termination Act of 1995, the Surface Transportation Board Reauthorization Act of 2015 or any other Law relating to the regulation of the railroad industry.

“Registered” means, with respect to Intellectual Property, issued by, registered with or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

“Sanctioned Country” means any country or region that is the target of a comprehensive embargo under Export and Sanctions Regulations (as of the date hereof, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is the target of sanctions or restrictions under Export and Sanctions Regulations, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List or (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by, or acting for the benefit or on behalf of, a Person or Persons described in clause (i).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SCT” means the Secretaría de Comunicaciones y Transportes (the Secretary of Communications and Transportation of Mexico).

“SEC” means the Securities and Exchange Commission.

“Section 721” means Section 721 of the United States Defense Production Act of 1950 (codified at 50 U.S.C. § 4565), and the regulations promulgated thereunder (31 C.F.R. Parts 800-802).

“Securities Act” means the Securities Act of 1933.

“Sensitive Data” means cardholder data and sensitive authentication data that must be protected in accordance with the requirements of the Payment Card Industry Data Security Standard.

“Significant Subsidiary” means, with respect to any Person, a Subsidiary of such Person that would constitute a “significant subsidiary” of such Person within the meaning of Rule 1-02(w) of Regulation S-X as promulgated by the SEC.

“STB Denial” means (i) STB Final Approval shall not have been obtained by December 31, 2023, or (ii) the STB shall have, by an Order which shall have become final and non-appealable, refused to provide STB Final Approval.

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Tax Return” means any return, report or similar filing made or required to be made with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Taxes” means any and all federal, state, provincial or local (in each case, whether U.S. or non-U.S.) taxes of any kind (together with any and all interest, penalties, additions to tax, inflationary adjustment, and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, branch, capital gains, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, net worth, excise, withholding, ad valorem, value added and goods and services taxes, whether imposed directly or through a collection or withholding mechanism.

“TSX” means the Toronto Stock Exchange.

“U.S.-Canada Income Tax Treaty” means the Convention Between the United States of America and Canada with Respect to Taxes on Income and Capital, dated as of September 26, 1980, as amended.

“willful and material breach” means a material breach that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement, with knowledge that the taking of or failure to take such act would, or would reasonably be expected to, result in, constitute or cause a breach of this Agreement.

Section 8.17 Certain Defined Terms. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
Agreement	Preamble
Alternative Financing	5.13(b)
Anti-Corruption Laws	3.8(a)
Cancelled Shares	2.1(a)(ii)
Cash Consideration	2.1(a)(i)
Chosen Courts	8.4
Clean Team Agreement	5.3(d)
Clearance Date	5.6(a)
Closing	1.2
Closing Date	1.2
Code	2.2(b)(iii)
Common Book-Entry Shares	2.1(a)(i)
Common Certificate	2.1(a)(i)
Company	Preamble
Company Additional Amounts	7.3(b)(iii)
Company Alternative Proposal	5.4(g)
Company Approvals	3.3(c)
Company Balance Sheet Date	3.6
Company Board	Recitals
Company Capital Allocation Policy	5.1(b)(i)
Company Change of Recommendation	5.4(c)
Company Disclosure Schedules	Article 3
Company Employees	5.7(a)
Company Intervening Event	5.4(i)
Company Intervening Event Notice	5.4(d)
Company Intervening Event Notice Period	5.4(d)
Company Leased Real Property	3.18(a)
Company Material Contract	3.21(a)

Term	Section
Company New Series Preferred Stock	3.2(a)
Company Option	2.3(a)
Company Performance Share Award	2.3(c)
Company Permits	3.7(b)
Company Preferred Stock	3.2(a)
Company Qualifying Transaction	7.3(a)(i)
Company Real Property Lease	3.18(a)
Company Recommendation	3.3(b)
Company Restricted Share Award	2.3(b)
Company SEC Documents	3.4(a)
Company Severance Plans	5.7(a)
Company Stockholder Approval	3.20
Company Stockholder Meeting	5.6(c)
Company Superior Proposal	5.4(h)
Company Superior Proposal Notice	5.4(c)
Company Superior Proposal Notice Period	5.4(c)
Company Tax Certificate	5.17(b)
Company Tax Counsel	6.2(e)
Company Termination Fee	7.3(a)(i)
Company Top Customer	3.22(a)
Company Top Supplier	3.22(a)
Confidentiality Agreement	5.3(d)
Consents	5.8(a)
Debt Commitment Letters	4.17(a)
Debt Financing	4.17(a)
Definitive Agreements	5.13(a)
DGCL	Recitals
Director Deferred Share	2.3(d)
Dissenting Shares	2.1(c)
End Date	7.1(b)(i)
Enforceability Exceptions	3.3(a)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Excluded Shares	2.1(a)(ii)
Export and Sanctions Regulations	3.9(a)
Fair Value	4.23(d)
FCC	3.3(c)
FCPA	3.8(a)
Financing Amounts	4.17(d)
First Certificate of Merger	1.3(a)
First Effective Time	1.3
First Merger	Recitals
First Merger Sub	Preamble
First Surviving Corporation	1.1(a)
Form F-4	3.14
Fractional Share Cash Amount	2.1(e)(i)

Term	Section
Governmental Entity	3.3(c)
Indemnified Party	5.11(b)
Law	3.7(a)
Laws	3.7(a)
Management Information Circular	3.14
Merger Consideration	2.1(a)(i)
Merger Subs	Preamble
Mergers	Recitals
New Plans	5.7(a)
Old Plans	5.7(a)
Owned Real Property	3.18(b)
Parent	Preamble
Parent Additional Amounts	7.3(a)(ii)
Parent Alternative Proposal	5.5(g)
Parent Approvals	4.3(c)(x)
Parent Balance Sheet Date	4.6
Parent Board	Recitals
Parent Change of Recommendation	5.5(c)
Parent Disclosure Schedules	Article 4
Parent First Preferred Shares	4.2(a)
Parent Intervening Event	5.5(i)
Parent Intervening Event Notice	5.5(d)
Parent Intervening Event Notice Period	5.5(d)
Parent Permits	4.7(b)
Parent Public Documents	4.4(a)
Parent Qualifying Transaction	7.3(b)(ii)
Parent Recommendation	4.3(b)(i)(C)
Parent SEC Documents	4.4(a)
Parent Second Preferred Shares	4.2(a)
Parent Share Issuance	Recitals
Parent Shareholder Approval	4.19
Parent Shareholder Meeting	5.6(e)
Parent Superior Proposal	5.5(h)
Parent Superior Proposal Notice	5.5(c)
Parent Superior Proposal Notice Period	5.5(c)
Parent Tax Certificate	5.17(b)
Parent Termination Fee	7.3(b)(ii)
Permits	3.7(b)
Post-Closing Contributions	1.8
Post-Closing Disposition	5.20
Preferred Book-Entry Shares	2.1(a)(iv)
Preferred Certificate	2.1(a)(iv)
Preferred Merger Consideration	2.1(a)(iv)
Proceeding	5.11(b)
Proxy Statement/Prospectus	3.14
Regulatory Termination Fee	7.3(b)(i)

Term	Section
Representatives	5.3(a)
Second Certificate of Merger	1.3(b)
Second Effective Time	1.3
Second Merger	Recitals
Second Surviving Company	1.1(b)
Share Consideration	2.1(a)(i)
STB	3.3(c)
STB Approval Application	5.8(c)(ii)
STB Final Approval	5.8(c)(iii)
STB Voting Trust Approval	5.8(c)(i)
STB Voting Trust Opinion	5.8(c)(i)
Surviving Merger Sub	Preamble
Termination Date	5.1(a)
Voting Trust	5.8(c)(i)
Voting Trust Agreement	5.8(c)(i)
Voting Trust Transaction	5.8(c)(i)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CANADIAN PACIFIC RAILWAY LIMITED

By:	/s/ Keith Creel
	Name:	Keith Creel
	Title:	President and Chief Executive Officer

By:	/s/ Nadeem Velani
	Name:	Nadeem Velani
	Title:	Executive Vice President and Chief Financial Officer

CYGNUS MERGER SUB 1 CORPORATION

By:	/s/ Keith Creel
	Name:	Keith Creel
	Title:	President

CYGNUS MERGER SUB 2 CORPORATION

By:	/s/ Keith Creel
	Name:	Keith Creel
	Title:	President

[Signature pages to Agreement and Plan of Merger]

KANSAS CITY SOUTHERN

By:	/s/ Patrick Ottensmeyer
Name:	Patrick Ottensmeyer
Title:	President and Chief Executive Officer

[Signature pages to Agreement and Plan of Merger]

EXHIBIT A

This VOTING TRUST AGREEMENT (“ Trust Agreement”), dated as of [•], 2021, by and among Canadian Pacific Railway Limited, a Canadian corporation (“Parent”), Cygnus Holding Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Holdco”) and David L. Starling (“Trustee” and, together with the Parent and Holdco, the “Parties” and each, a “Party”).

WITNESSETH:

WHEREAS, it is intended that pursuant to, and upon the terms and conditions set forth in, the Agreement and Plan of Merger, dated as of [•], 2021 (the “Merger Agreement”) (a copy of which is attached hereto as Exhibit A), by and among Parent, Cygnus Merger Sub 1 Corporation, a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub 1”), Cygnus Merger Sub 2 Corporation, a Delaware corporation and direct wholly owned subsidiary of Merger Sub 1 (“Merger Sub 2”), and Kansas City Southern, a Delaware corporation (“KCS”), (i) Merger Sub 2 will merge with and into KCS (the “First Merger”), and (ii) immediately following the First Merger, KCS will merge with and into Merger Sub 1 (the “Second Merger”), with the entity surviving the Second Merger being referred to herein as the “Company”, and (iii) immediately following the consummation of the Second Merger, Parent will cause the contribution of all of the outstanding common shares of the Company to Holdco in accordance with the steps set forth in Section 1.8 of the Merger Agreement (such contribution, the “Contribution”, and together with the First Merger and the Second Merger, the “Merger”), as a result of which the Company will be a direct wholly owned subsidiary of Holdco;

WHEREAS, it is intended that the consummation of the Merger will occur prior to any issuance by the Surface Transportation Board (the “STB”) of any required approval for, or exemption of, Parent’s control of the Company;

WHEREAS, Parent intends, contemporaneously with the consummation of the Merger, to cause the deposit of all of the outstanding common shares of the Company in an independent, irrevocable voting trust (the “Trust”) pursuant to 49 C.F.R. Part 1013 and STB precedent, in order to avoid any allegation or assertion that Parent or any affiliate of Parent is controlling or has the power to control the Company prior to the receipt of any required STB approval or exemption;

WHEREAS, the deposit of all of the outstanding common shares of the Company with the Trust is for the purpose of providing assurance that each of Holdco and the Parent will satisfy its absolute or contingent obligation under ICCTA and STB rules and precedents to avoid premature control of the Company pending STB review and approval of such control;

WHEREAS, neither the Trustee nor any of its affiliates has any officers or board members in common or any direct or indirect business arrangements or dealings (as described in Paragraph 10 hereof) with Parent, Holdco, the Company or any of their affiliates;

WHEREAS, the Trustee is willing to act as voting trustee pursuant to the terms of this Trust Agreement and the rules of the STB; and

WHEREAS, Parent, Holdco and the Trustee intend that the Trust formed herein be a trust described in subsection 248(25.2) of the Income Tax Act (Canada).

NOW, THEREFORE, the Parties hereto agree as follows:

1. Appointment of Trustee. Parent and Holdco hereby appoint David L. Starling as Trustee hereunder, and David L. Starling hereby accepts said appointment and agrees to act as Trustee under this Trust Agreement as provided herein.

2. Deposit of Company Trust Stock.

(a) Immediately upon the completion of the Merger, Parent and Holdco agree that Holdco will deposit with the Trustee the certificate or certificates for all outstanding common shares of the Company (“Shares”). All such certificates shall be duly endorsed or accompanied by proper instruments duly executed for transfer thereof to the Trustee, and shall be exchanged for one or more Voting Trust Certificates substantially in the form attached hereto as Attachment B (the “Trust Certificates”), with the blanks therein appropriately filled and showing Holdco as the registered holder of the Trust Certificates. All Shares at any time delivered to the Trustee hereunder are hereinafter called the “Trust Stock.” The Trustee shall present to the Company all certificates representing Trust Stock for surrender and cancellation of such certificates and for the issuance and delivery to the Trustee of new certificates registered in the name of the Trustee or its nominee. Parent, Holdco and the Trustee agree that the deposit of the Trust Stock with the Trustee pursuant to this Section 2 shall not result in a change in the beneficial ownership of the Shares and shall not result in a sale, disposition, lease or exchange with the Trustee of the Trust Stock.

(b) The Parties agree (i) to treat, for U.S. federal income tax purposes, each beneficial owner of Trust Certificates as the beneficial owner of the underlying Trust Stock, (ii) not to take any position inconsistent with the treatment described in (i) on any tax return, in any tax proceeding or otherwise except to the extent required by a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended; and (iii) to treat, for Canadian federal income tax purposes, the trust created by this Trust Agreement as a trust described in subsection 248(25.2) of the Income Tax Act (Canada) and to not take any position inconsistent with such treatment on any tax return, in any tax proceeding or otherwise.

3. Acquisition of Additional Shares or Securities. Parent agrees that immediately upon receipt, acquisition or purchase by it or any of its affiliates of any additional Shares, or any other voting securities of the Company, it will deposit or cause to be deposited to the Trustee the certificate or certificates representing such additional Shares or securities.

4. The Trustee’s Powers.

(a) The Trustee shall be present, in person or represented by proxy, at all annual and special meetings of shareholders of the Company so that all Trust Stock may be counted for the purposes of determining the presence of a quorum at such meetings. The Trustee shall be entitled and it shall be its duty to exercise any and all voting rights in respect of the Trust Stock either in person or by proxy or consent, as hereinafter provided, unless otherwise directed by an order of the STB or a court of competent jurisdiction. Parent and Holdco agree, and the Trustee acknowledges, that the Trustee shall not participate in or interfere with the management of the Company and shall take no other actions with respect to the Company except in accordance with the terms hereof, the terms of the Merger Agreement, the certificate of incorporation and bylaws of the Company or any orders of the STB. The Trustee shall exercise all voting rights in respect of the Trust Stock in favor of any proposal or action necessary or desirable to effect, or consistent with the effectuation of, the acquisition of the Company by Parent pursuant to the Merger Agreement. In exercising the Trustee’s voting rights with respect to the Trust Stock, the Trustee shall vote in accordance with, and to maintain in effect, the terms and intent of the Merger Agreement and the certificate of incorporation and bylaws of the Company, including, but not limited to, the following: the Trustee shall not sell, lease, assign, transfer, alienate, pledge, encumber or hypothecate the Trust Stock or any major assets of the Company or any right or interest therein, whether voluntarily or by operation of law or by gift or otherwise, nor shall the Trustee cause the Company to merge or consolidate with or into any other entity, without the prior written authorization of Parent (other than in connection with a disposition pursuant to Paragraph 9). In addition, until the STB has issued a final order approving the merger and common control of the Company by Parent, the Trustee shall vote all shares of Trust Stock to cause any other proposed merger, business combination or similar transaction (including, without limitation, any consolidation, sale of all or substantially all the assets, reorganization, recapitalization, liquidation or winding up of or by the Company) involving the Company, but not involving Parent or one of its affiliates (other than in connection with a disposition pursuant to Paragraph 9), not to be effected. The Trustee shall vote all shares of Trust Stock in favor of any proposal or action necessary or desirable to dispose of Trust Stock in accordance with Paragraph 9 hereof.

(b) Except as otherwise expressly provided herein, the Trustee shall vote all shares of Trust Stock with respect to all matters, including, without limitation, the election or removal of directors, voted on by the stockholders of the Company (whether at a regular or special meeting or pursuant to a unanimous written consent) in the Trustee’s sole discretion, having due regard for the interests of the holders of the Trust Certificates as investors in the Company, determined without reference to such holders’ interests in railroads other than the Company or its subsidiaries; provided that the Trustee shall not vote the Trust Stock in favor of taking or doing any act which would violate any provision of the Merger Agreement (or impede the Company’s performance thereunder) or violate any provision of the certificate of incorporation and by-laws of the Company, or which if taken or done prior to the consummation of the Merger would have been a violation of the Merger Agreement or the certificate of incorporation and by-laws of KCS. Notwithstanding the foregoing provisions of this Paragraph 4 or any other provision of this Agreement, the registered holder of a Trust Certificate may at any time — but only with the prior written approval of the STB — instruct the Trustee in writing to vote the Trust Stock represented by such Trust Certificate in any manner, in which case the Trustee shall vote such shares in accordance with such instructions. In exercising its voting rights in accordance with this Paragraph 4, the Trustee shall take such actions at all annual, special or other meetings of stockholders of the Company or in connection with any action by consent in lieu of a meeting.

5. Irrevocable Trust. This Agreement and the nomination of the Trustee during the term of the trust shall be irrevocable by Parent and its affiliates and shall terminate only in accordance with the provisions of Paragraphs 9 and 15 hereof.

6. Subject to Paragraphs 4(a) and 4(b), the Trustee shall not exercise the voting powers of the Trust Stock in any way so as to create any dependence or intercorporate relationship between (i) Parent and its affiliates, on the one hand, and (ii) the Company or its affiliates, on the other hand. The term “affiliate” or “affiliates” wherever used in this Trust Agreement shall have the meaning specified in Section 11323(c) of Title 49 of the United States Code, as amended. The Trustee shall not, without the prior approval of the STB, vote the Trust Stock to elect any officer, director, nominee or representative of Parent or any of its affiliates as an officer or director of the Company or of any affiliate of the Company. The Trustee shall be kept informed with respect to the business operations of the Company by means of the financial statements prepared by the Company and any reports and other information when and as the Company would be required to file with the SEC by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934, as amended, if the Company were subject thereto, any other information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended and other public disclosure documents periodically filed by the Company and affiliates of the Company with the STB, copies of which shall be promptly furnished to the Trustee by the Company, and such other periodic reports as the Trustee may request from time to time, and the Trustee shall be fully protected in relying upon such information. The Trustee shall not be liable for any mistakes of fact or law or any error of judgment, or for any act or omission, except as a result of the Trustee’s willful misconduct or gross negligence.

7. Transfer of Trust Certificates. All Trust Certificates shall be transferable on the books of the Trustee by the registered holder upon the surrender thereof properly assigned, in accordance with rules from time to time established for the purpose by the Trustee. Until so transferred, the Trustee may treat the registered holder as owner of the applicable Trust Certificates for all purposes. Each transferee of a Trust Certificate issued hereunder shall, by acceptance thereof, assent to and become a party to this Trust Agreement, and shall assume all attendant rights and obligations.

8. Dividends and Distributions. Pending the termination of this Trust as hereinafter provided, the Trustee shall, immediately following the receipt of each cash dividend or cash distribution as may be declared and paid upon the Trust Stock, pay the same over to or as directed the registered holder(s) of Trust Certificates hereunder as then known to the Trustee. The Trustee shall receive and hold dividends and distributions other than cash upon the same terms and conditions as the Trust Stock and shall issue Trust Certificates representing any new or additional securities that may be paid as dividends upon the Trust Stock or otherwise distributed upon the Trust Stock to the registered holder(s) of Trust Certificates in proportion to their respective interests.

9. Disposition of Trust Stock; Termination of Trust.

(a) This Trust is accepted by the Trustee subject to the right hereby reserved in Parent at any time to cause Holdco to sell or make any other disposition of the whole or any part of the Trust Stock, whether or not an event described in subparagraph (b) below has occurred. The Trustee shall take all actions reasonably requested by Holdco with respect to (including, without limitation, exercising all voting rights in respect of Trust Stock in favor of any proposal or action necessary or desirable to effect, or consistent with the effectuation of) any proposed direct or indirect sale or other disposition of the whole or any part of the Trust Stock by

Holdco. The Trustee shall at any time upon the receipt of a direction from Parent signed by its President and Chief Executive Officer or one of its authorized officers designating the person or entity to whom Parent has directly or indirectly sold or otherwise disposed of the whole or any part of the Trust Stock and certifying that such person or entity is not an affiliate of Parent and has all necessary regulatory authority, if any be required, to purchase the Trust Stock (upon which certification the Trustee shall be entitled to rely), immediately transfer to the person or entity therein named all the Trustee’s right, title and interest in such amount of the Trust Stock as may be set forth in said direction. If any regulatory authority or approval, including STB approval, is required for such transfer, Parent will not give any such direction unless and until such regulatory authority or approval is obtained. If the foregoing direction shall specify all of the Trust Stock, then following transfer of the Trustee’s right, title and interest therein, and in the event of a sale thereof, upon delivery to or upon the order of the registered holder(s) of the Trust Certificates of the proceeds of such sale, this Trust shall cease and come to an end. If the foregoing direction is as to only a part of the Trust Stock, then this Trust shall cease as to said part upon such transfer, and distribution of the net proceeds therefrom in the event of sale, but shall remain in full force and effect as to the remaining part of the Trust Stock. In the event of a direct or indirect sale of Trust Stock by Parent, the Trustee shall, to the extent the consideration therefor is payable to or controllable by the Trustee, promptly pay, or cause to be paid upon the order of Parent the net proceeds of such sale on a pro rata basis to the registered holder(s) of the Trust Certificates. It is the intention of this paragraph that no violations of 49 U.S.C. Section 11323 will result from a termination of this Trust.

(b) In the event the STB Approval (as defined below) shall have been granted, then immediately upon the direction of Parent and the delivery of a certified copy of such order of the STB or other governmental authority with respect thereof, or, in the event that Subtitle IV of Title 49 of the United States Code, or other controlling law, is amended to allow Parent or its affiliates to acquire control of the Company without obtaining STB or other governmental approval, upon delivery of an opinion of independent counsel selected by the Trustee that no order of the STB or other governmental authority is required, the Trustee shall transfer to or upon the order of the registered holder(s) of Trust Certificates hereunder as then known to the Trustee, its right, title and interest in and to all of the Trust Stock then held by it in accordance with the terms, conditions and agreements of this Trust Agreement and not theretofore transferred by it as provided in subparagraph (a) hereof, and upon such transfer this Trust shall cease and come to an end.

(c) In the event that there shall have been an STB Denial (as defined below), Parent shall use its reasonable best efforts to, directly or indirectly, (i) sell the Trust Stock to one or more eligible purchasers, or (ii) otherwise dispose of the Trust Stock, during a period of two years after such STB Denial or such extension of that period as the STB shall approve. Any such disposition shall be subject to any jurisdiction of the STB to oversee Parent’s direct or indirect divestiture of Trust Stock. At all times, the Trustee shall continue to perform its duties under this Trust Agreement and, should Parent be unsuccessful in its efforts to directly or indirectly sell or distribute the Trust Stock during the period referred to, the Trustee shall as soon as practicable sell the Trust Stock for cash to one or more eligible purchasers in such manner and for such price as the Trustee in its discretion shall deem reasonable after consultation with the Parent. (An “eligible purchaser” hereunder shall be a person or entity that is not affiliated with the Parent and which has all necessary regulatory authority, if any be required, to purchase the Trust Stock.)

Parent agrees to cooperate with the Trustee in effecting such disposition, and the Trustee agrees to act in accordance with any direction made by Parent as to any specific terms or method of disposition, to the extent not inconsistent with the requirements of the terms of any STB or court order. The proceeds of the sale shall be distributed on a pro rata basis to or upon the order of the registered holder(s) of the Trust Certificates hereunder as then known to the Trustee. The Trustee may, in its reasonable discretion, require the surrender to it of the Trust Certificates hereunder before paying to the holder its share of the proceeds. Upon disposition of the Trust Stock pursuant to this Paragraph 9(c), this Trust shall cease and come to an end.

(d) Unless sooner terminated pursuant to any other provision herein contained, this Trust Agreement shall terminate on December 31, 2025, and may be extended by the Parties hereto, so long as no violation of 49 U.S.C. Sections 11323 will result from such termination or extension. All Trust Stock and any other property held by the Trustee hereunder upon such termination shall be distributed on a pro rata basis to or upon the order of the registered holder(s) of Trust Certificates hereunder as then known to the Trustee. The Trustee may, in its reasonable discretion, require the surrender to it of the Trust Certificates hereunder before the release or transfer of the stock interests evidenced thereby.

(e) The Trustee shall promptly inform the STB of any transfer or disposition of Trust Stock pursuant to this Paragraph 9.

(f) Except as provided in this Paragraph 9, the Trustee shall not dispose of, or in any way encumber, the Trust Stock.

(g) Notwithstanding the foregoing, if the STB issues a declaratory order that the termination of the Trust will not cause Parent or its affiliates to have control of the Company, the Trustee shall transfer on a pro rata basis to or upon the order of the registered holder(s) of Trust Certificates hereunder as then known to the Trustee, its right, title and interest in and to all of the Trust Stock then held by it in accordance with the terms and conditions of this Trust Agreement and not theretofore transferred by it as provided in subparagraph (a) hereof, and this Trust shall cease and come to an end. The Trustee may, in its reasonable discretion, require the surrender to it of the Trust Certificates hereunder before the release or transfer of the Trust Stock evidenced thereby.

(h) As used in this Paragraph 9, the terms “STB Approval” and “STB Denial” shall have the following meanings:

(i) “STB Approval” means the issuance by the STB of a decision, which decision shall become effective and which decision shall not have been stayed or enjoined, that (A) constitutes a final agency action approving, exempting or otherwise authorizing the acquisition of control over the Company’s railroad operations by Parent and its affiliates, without the imposition of conditions that Parent, by written notice to the Trustee, has deemed to be unacceptable, and (B) does not require any change in the consideration paid or to be paid pursuant to the Merger Agreement or other material provisions thereof, or any change to the certificate of incorporation or by-laws of the Company, unless Parent, by written notice to the Trustee, has determined any such change to be acceptable to Parent.

(ii) “STB Denial” means (A) STB Approval shall not have been obtained by December 31, 2023, or (B) the STB shall have, by an order which shall have become final and no longer subject to review by the courts, refused to approve the control referred to in clause (A) of the definition of STB Approval.

10. Independence of Trustee. Neither the Trustee nor any affiliate of the Trustee may have (a) any officers, or members of their respective boards or directors, in common with Parent or any of its affiliates, or (b) any direct or indirect business arrangements or dealings, financial or otherwise, with Parent or any of its affiliates, other than dealings pertaining to establishment and carrying out of this Trust. Mere investment in the stock or securities of Parent or any of its affiliates by the Trustee, short of obtaining a controlling interest, will not be considered a proscribed business arrangement or dealing, but in no event shall any such investment by the Trustee in voting securities of Parent or its affiliates exceed five percent (5%) of Parent’s outstanding voting securities; and in no event shall the Trustee hold a proportion of such voting securities so substantial as to permit the Trustee in any way to control or direct the affairs of Parent or its affiliates. Neither Parent nor its affiliates shall purchase the stock or securities of the Trustee or any affiliate of the Trustee.

11. Compensation for Trustee. The Trustee shall be entitled to receive reasonable and customary compensation for all services rendered by it as Trustee under the terms hereof, and said compensation to the Trustee, together with all counsel fees, taxes, or other expenses reasonably incurred hereunder, shall be promptly paid by Parent.

12. Trustee May Act Through Agents. The Trustee may at any time or from time to time appoint an agent or agents and may delegate to such agent or agents the performance of any administrative duty of the Trustee and be entitled to reimbursement for the fees and expenses of such agents.

13. Responsibilities and Indemnification of the Trustee. The Trustee shall not be answerable for the default or misconduct of any agent or attorney appointed by it in pursuance hereof if such agent or attorney shall have been selected with reasonable care. The duties and responsibilities of the Trustee shall be limited to those expressly set forth in this Trust Agreement. The Trustee shall be fully protected by acting in reliance upon any notice, advice, direction or other document or signature reasonably believed by the Trustee to be genuine. The Trustee shall not be responsible for the sufficiency or accuracy of the form, execution, validity or genuineness of the Trust Stock, or of any other documents, or of any endorsement thereon, or for any lack of endorsement thereon, or for any description therein, nor shall the Trustee be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such Trust Stock or other document or endorsement or this Trust Agreement, except for the execution and delivery of this Trust Agreement by this Trustee. Parent agrees that it will at all times protect, indemnify and save harmless the Trustee from any loss, damages, liability, cost or expense of any kind or character whatsoever in connection with this Trust, except those, if any, resulting from the gross negligence or willful misconduct of the Trustee, and will at all times undertake, assume full responsibility for, and pay on a current basis, but at least quarterly, all cost and expense of any suit or litigation of any character, whether or not involving a third party, including any proceedings before the STB, with respect to the Trust Stock or this Trust Agreement, and if the Trustee shall be made a party thereto, or be the subject of any investigation or proceeding (whether formal or informal), the Parent will pay all costs, damages and expenses, including reasonable counsel fees, to which the Trustee may be subject by reason thereof; provided, however, that Parent shall not be responsible for the cost and expense of any suit that the Trustee shall settle without first obtaining Parent’s written consent. The indemnification obligations of Parent shall survive any termination of this Trust Agreement or the removal, resignation or other replacement of the Trustee. The Trustee may consult with counsel selected by it and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or omitted or suffered by the Trustee hereunder in good faith and in accordance with such opinion.

14. Trustee to Give Account to Holders. To the extent requested to do so by Parent, Holdco or any other registered holder of a Trust Certificate, the Trustee shall furnish to the Party making such request full information with respect to (a) all property theretofore delivered to it as Trustee, (b) all property then held by it as Trustee, and (c) all action theretofore taken by it as Trustee.

15. Resignation, Succession, Disqualification of Trustee. The Trustee, or any trustee hereafter appointed, may at any time resign by giving sixty days’ written notice of resignation to Parent, Holdco and the STB. Parent shall at least fifteen days prior to the effective date of such notice appoint a successor trustee which shall satisfy the requirements of Paragraph 10 hereof. If no successor trustee shall have been appointed and shall have accepted appointment at least fifteen days prior to the effective date of such notice of resignation, the resigning Trustee may petition any authority or court of competent jurisdiction for the appointment of a successor trustee. Upon written assumption by the successor trustee of the Trustee’s powers and duties hereunder a copy of the assumption shall be delivered by the Trustee to Parent and to Holdco, and the STB and all registered holders of Trust Certificates shall be notified of such assumption, whereupon the Trustee shall be discharged of its powers and duties hereunder and the successor trustee shall become vested therewith. In the event of any material violation by the Trustee of the terms and conditions of this Trust Agreement, the Trustee shall become disqualified from acting as trustee hereunder as soon as a successor trustee shall have been selected in the manner provided by this paragraph.

16. Amendment. This Trust Agreement may from time to time be modified or amended by agreement executed by the Trustee, Parent, Holdco and any other registered holder(s) of the Trust Certificates (a) pursuant to an order of the STB, (b) with the prior approval of the STB, (c) in order to comply with any order of the STB, or (d) upon receipt of an opinion of counsel satisfactory to the Trustee and the registered holder(s) of Trust Certificates that an order of the STB approving such modification or amendment is not required and that the amendment is authorized under the Merger Agreement and is consistent with the regulations of the STB regarding voting trusts.

17. Governing Law; Powers of the STB.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION, except that, to the extent any provision hereof may be found inconsistent with the ICC Termination Act of 1995, as amended, (the “Act”) or regulation or decisions promulgated thereunder by the STB, such Act, decisions, and regulations shall control and such provision hereof shall be given effect only to the extent permitted by such Act and regulations. In the event that the STB shall, at any time hereafter by final order, find that compliance with law requires any other or different action by the Trustee than is provided herein, the Trustee shall act in accordance with such final order instead of the provisions of this Trust Agreement.

(b) Unless provided otherwise in the Act, each of the Parties agrees that: (i) it shall bring any action or proceeding in respect of any action or proceeding in respect of any claim arising out of or otherwise relating to this Agreement or the transactions contemplated hereby (the “Transactions”) exclusively in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if the subject matter over the matter is the subject of the proceeding is vested exclusively in the United States federal courts, such proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”) and (ii) solely in connection with such proceedings, such Party (A) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (C) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) consents to mailing of process or other papers in connection with any such action or proceeding in the manner provided in Paragraph 22 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof and (E) shall not assert as a defense, any matter or claim waived by the foregoing clauses (A) through (D) of this Section 17(b) or that any order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY

ACKNOWLEDGES AND CERTIFIES (i) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS PARAGRAPH 17(c).

18. Counterparts. This Trust Agreement is executed in three counterparts, each of which shall constitute an original, and one of which shall be retained by Parent, one by Holdco, and the other by the Trustee.

19. Filing with the STB. A copy of this Agreement and any amendments or modifications thereto shall be filed with the STB by Parent.

20. Successors and Assigns. This Trust Agreement shall be binding upon the successors and assigns to the Parties hereto, including without limitation successors to Parent by merger, consolidation or otherwise.

21. Successions of Functions. For purposes of this Trust Agreement, the term “Surface Transportation Board” or “STB”, includes any successor agency or governmental department that is authorized to carry out the responsibilities now carried out by the STB with respect to voting trusts and control of common carriers.

22. Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties shall be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day, as defined in the Merger Agreement (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email; provided that the email transmission is promptly confirmed by telephone or otherwise. Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address, facsimile number or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Paragraph 22:

If to Parent or Holdco:

Canadian Pacific Railway Limited

7550 Ogden Dale Road S.E., Calgary, Alberta, Canada, T2C 4X9

Attention:	Jeffrey J. Ellis
Telephone:	403-319-7000
E-mail:	Jeff_Ellis@cpr.ca

With a copy (which shall not constitute notice) to:

Law Office of David L. Meyer

1105 S Street NW

Washington D.C. 20009

Attention:	David Meyer
Telephone:	202-294-1399
E-mail:	David@MeyerLawDC.com

And a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:	Frank J. Aquila
C. Andrew Gerlach
Telephone:	212-558-4000
E-mail:	aquilaf@sullcrom.com
gerlacha@sullcrom.com

If to the Trustee:

[Trustee]

[Address]

Attention:	[•]
Telephone:	[•]
E-mail:	[•]

With a copy (which shall not constitute notice) to:

[Legal Counsel]

[Address Line 1]

[Address Line 2]

Attention:	[•]
Telephone:	[•]
Email:	[•]

23. Specific Performance. Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Merger and the other Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement in the Court of Chancery of the State of Delaware without necessity of posting a bond or other form of security. In the event that any action or proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

EXHIBIT A

IN WITNESS WHEREOF, Canadian Pacific Railway Limited and Cygnus Holding Corp. have caused this Trust Agreement to be executed by their respective authorized officers, and their corporate seals to be affixed, attested by their respective Corporate Secretaries or Assistant Corporate Secretaries, and David L. Starling has caused this Trust Agreement to be executed by one of its duly authorized corporate officers and its corporate seal to be affixed, attested to by its Corporate Secretary or one of its Assistant Corporate Secretaries, all as of the day and year first above written.

Attest:	Canadian Pacific Railway Limited

	By	/s/
[Name]
[Title]

Attest:	Cygnus Holding Corp.

	By	/s/
[Name]
[Title]

Attest:	David L. Starling

	By	/s/
[Name]
[Title]

[Signature Page of Voting Trust Agreement]

EXHIBIT A

TO VOTING TRUST AGREEMENT

Merger Agreement

ATTACHMENT B

TO VOTING TRUST AGREEMENT

No.	Shares

VOTING TRUST CERTIFICATE

for

COMMON STOCK

$[0.01] PER SHARE PAR VALUE

of

KANSAS CITY SOUTHERN

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

THIS IS TO CERTIFY that ___________ will be entitled to receive, on the surrender of this Certificate, on the termination of the Voting Trust Agreement hereinafter referred to, or otherwise as provided in Paragraph 9 of said Voting Trust Agreement, (i) a certificate or certificates, as the case may be, for [•] shares of the Common Stock, $[0.01] per share par value, of the Company (as defined in said Voting Trust Agreement). This Certificate is issued pursuant to, and the rights of the holder hereof are subject to and limited by, the terms of a Voting Trust Agreement, dated as of [•], 2021, executed by Canadian Pacific Railway Limited, a Canadian corporation, Cygnus Holding Corp., a Delaware corporation (“Holdco”) and [Trustee], as trustee (the “ Voting Trustee”), a copy of which Voting Trust Agreement is on file in the registered office of the Company at [•], and open to inspection of any stockholder of the Company and the holder hereof. The Voting Trust Agreement, unless earlier terminated (or extended) pursuant to the terms thereof, will terminate on December 31, 2025, so long as no violation of 49 U.S.C. Sections 11323 will result from such termination.

The holder of this Certificate shall be entitled to the benefits of said Voting Trust Agreement, including the right to receive payment equal to the cash dividends, if any, paid by the Company with respect to the [number of shares] represented by this Certificate.

This Certificate shall be transferable only on the books of the undersigned Voting Trustee or any successor, to be kept by it, on surrender hereof by the registered holder in person or by attorney duly authorized in accordance with the provisions of said Voting Trust Agreement, and until so transferred, the Voting Trustee may treat the registered holder as the owner of this Voting Trust Certificate for all purposes whatsoever, unaffected by any notice to the contrary.

By accepting this Certificate, the holder hereof assents to all the provisions of, and becomes a party to, said Voting Trust Agreement.

IN WITNESS WHEREOF, the Voting Trustee has caused this Certificate to be signed by its officer duly authorized.

Dated:

By
Authorized Officer

ATTACHMENT B

TO VOTING TRUST AGREEMENT

[FORM OF BACK OF VOTING TRUST CERTIFICATE]

FOR VALUE RECEIVED ____________________________________ hereby sells, assigns, and transfers unto _______________________ the within Voting Trust Certificate and all rights and interests represented thereby, and does hereby irrevocably constitute and appoint _________________________________ Attorney to transfer said Voting Trust Certificate on the books of the within mentioned Voting Trust Certificate on the books of the within mentioned Voting Trustee, with full power of substitution in the premises.

________________________

Dated:

In the Presence of:

_________________________